EXECUTION VERSION

Exhibit 10.1

PURCHASE AND SALE AGREEMENT
between
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
as Seller
and
GRANITE SHORE POWER LLC
as Buyer
Dated as of October 11, 2017

EXECUTION VERSION

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION1		1
Section 1.1	Definitions	1
Section 1.2	Rules of Interpretation	18

i

EXECUTION VERSION

ARTICLE VI CONDITIONS TO CLOSING		71
Section 6.1	Buyer’s Conditions to Closing	71
Section 6.2	Seller’s Conditions to Closing	73

EXECUTION VERSION

ARTICLE VIII TERMINATION		81
Section 8.1	Termination	81
Section 8.2	Effect of Termination; Termination Fee	82
Section 8.3	Specific Performance and Other Remedies	83

EXECUTION VERSION

SCHEDULES
Schedule 1:     Facilities
Schedule 1.1-K:    Seller’s Knowledge
Schedule 1.1-PL:    Permitted Liens
Schedule 2.1(a):     Real Property
Schedule 2.1(b):     Leased Real Property
Schedule 2.1(c):    Personal Property
Schedule 2.1(e):    Material Contracts
Schedule 2.1(g):     Assigned Intellectual Property
Schedule 2.1(i):     Environmental Attributes
Schedule 2.2(a):    T&D and Associated Telecommunication Assets
Schedule 2.2(b):    Retained Real Property
Schedule 2.2(j):    Assigned Intercompany Contracts
Schedule 2.6(a)(i):    Working Capital Adjustment Calculation
Schedule 2.6(a)(iv):    Delayed Closing Adjustment Calculation
Schedule 2.8(b):    Purchase Price Allocation
Schedule 3.1:    Jurisdictions
Schedule 3.3:    Seller Required Consents
Schedule 3.4:    Legal Proceedings
Schedule 3.5(a):    Compliance with Laws
Schedule 3.5(b):     Permits
Schedule 3.6:    Title Commitments
Schedule 3.7(a):    Certain Assets Used in Operations
Schedule 3.7(b-1):    Other Matters Related to Certain Assets Used in Operations
Schedule 3.7(b-2):    Interconnection Matters
Schedule 3.8(c):    Certain Matters Regarding Material Contracts
Schedule 3.9:    Insurance
Schedule 3.10:    Tax Claims
Schedule 3.11(a):    Environmental Permits
Schedule 3.11(b):    Certain Environmental Matters
Schedule 3.11(e):    Removal Contract

EXECUTION VERSION

Schedule 3.12(a):    Scheduled Employees
Schedule 3.12(b):    Certain Employment Matters
Schedule 3.12(c):    Independent Contractor Information
Schedule 3.13:    Employee Benefit Plans
Schedule 3.15:    Financial Information
Schedule 3.16:    Changes
Schedule 3.17(e):    Real Property Agreements Non-Compliance
Schedule 3.17(f):    Real Property Agreement Subleases, Etc.
Schedule 3.18:    Facilities Not Registered with NERC
Schedule 3.21(a):    ISO-Recognized Capacity
Schedule 3.21(b):    Pledged Capacity
Schedule 3.21(c):    Qualified Capacity Reductions
Schedule 3.21(d):    Winter Reliability Program Obligations and Reduction Notices
Schedule 4.3(c):    Buyer Required Consents
Schedule 5.5:    Interim Period Operations
Schedule 5.6(a):    Terminated Contracts
Schedule 5.6(b):    Transition Services

Schedule 5.8(b)(i):	Represented Scheduled Employee Numbers by Job Classification and Facility
Schedule 5.8(e)(i)(F):     Pension Plan Modifications
Schedule 5.8(e)(ii)(B):    Contributory Retirement Plan
Schedule 5.8(g):    Severance Benefits

v

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated and effective as of October 11, 2017 (the “Effective Date”), is entered into by and between Granite Shore Power LLC, a Delaware limited liability company (“Buyer”), and Public Service Company of New Hampshire, a New Hampshire corporation (“Seller”). Buyer and Seller are each referred to in this Agreement as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, Seller owns the electric generating facilities described in Schedule 1 hereto (collectively, the “Facilities”);
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller certain assets and liabilities respecting the Facilities, all as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1    Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:
“Accrued Pension Benefit” has the meaning set forth in Section 5.8(e)(i)(C).
“Acquired Assets” has the meaning set forth in Section 2.1.
“Actual Prorated Amount” has the meaning set forth in Section 2.7(c).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other ownership interests, by Contract or otherwise.
“Affected Employees” means employees of Seller or Eversource Service whose primary employment duties include support of the Facilities and whose employment is terminated or significantly negatively affected as a direct result of the transactions contemplated hereby.
“Agreement” has the meaning set forth in the preamble.
“Asset Demarcation Agreement” has the meaning set forth in Section 2.10(e).
“Assigned Contracts” has the meaning set forth in Section 2.1(e).
“Assigned Intellectual Property” has the meaning set forth in Section 2.1(g).
“Assigned Leases” has the meaning set forth in Section 2.1(b).
“Assignment and Assumption Agreement” has the meaning set forth in Section 2.10(d).
“Assignment and Assumption of Lease” has the meaning set forth in Section 2.10(b).
“Assumed Liabilities has the meaning set forth in Section 2.3.
“Base Purchase Price” has the meaning set forth in Section 2.5.
“Bill of Sale” has the meaning set forth in Section 2.10(c).
“Business” means the ownership, construction and operation of a portfolio of thermal electric generation assets and related facilities listed on Schedule 1 together with fuel inventories, and including the generation, sale, transmission and delivery of electric energy, capacity, ancillary services and Environmental Attributes from the generation assets to the relevant interconnection point with the high voltage transmission system operated by ISO-NE or, in the case of Lost Nation, with the distribution system operated by Seller.
“Business Day” means any day other than a Saturday, Sunday or day on which banks are legally closed for business in Manchester, New Hampshire or New York, New York.
“Buyer” has the meaning set forth in the preamble.
“Buyer Fundamental Warranties” means the representations and warranties of Buyer set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Enforceability) and Section 4.6 (Brokers).
“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.
“Buyer Pension Benefit” has the meaning set forth in Section 5.8(e)(i)(E).
“Buyer Required Consents” has the meaning set forth in Section 4.3(c).
“Buyer Subsidiary” has the meaning set forth in Section 9.6.
“Buyer’s Observers” has the meaning set forth in Section 5.4(b).
“Buyer’s Contributory Plan” has the meaning set forth in Section 5.8(e)(ii)(A).
“Buyer’s Retirement Benefit” has the meaning set forth in Section 5.8(e)(i)(E).
“Buyer’s Retirement Plan” has the meaning set forth in Section 5.8(e)(i)(A).
“CAMS” means ISO-NE’s Customer and Asset Management System.
“Capacity Supply Obligation” is an obligation to provide capacity from a resource, or a portion thereof, to satisfy a portion of the Installed Capacity Requirement that is acquired through a Forward Capacity Auction in accordance with Section III.13.2 of the ISO-NE Tariff, a reconfiguration auction in accordance with Section III.13.4 of the ISO-NE Tariff, or a Capacity Supply Obligation Bilateral in accordance with Section III.13.5.1 of Market Rule 1 of the ISO-NE Tariff. For avoidance of doubt, capitalized terms used in this definition but not defined in this Agreement have the meaning given them in the ISO-NE Tariff.
“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP.
“Casualty Loss” has the meaning set forth in Section 5.16.
“CBA MOA” means that certain Memorandum of Agreement Clarifying Certain Employee Protections Following a Divestiture by PSNH of its Generating Assets, dated September 7, 2017, between Seller and the Union.
“CBA Term” means June 1, 2017 through the later of May 31, 2020 or two years after the Closing Date.
“Claim” means any claim, demand, complaint, action, legal proceeding (whether at law or in equity), summons, citation, notice of violation, arbitration, investigation, audit or suit commenced, brought, received from, conducted or heard by or before any Governmental Authority, arbitrator, or Third Party.
“Closing” has the meaning set forth in Section 2.9.
“Closing Date” has the meaning set forth in Section 2.9.
“Closing Purchase Price” has the meaning set forth in Section 2.5.
“Closing Statement” has the meaning set forth in Section 2.6(c)(i).
“Code” means the Internal Revenue Code of 1986.
“Combined Minimum Pension Benefit” has the meaning set forth in Section 5.8(e)(i)(B).
“Confidentiality Agreements” means those certain Confidentiality Agreements between Seller and Atlas FRM LLC d/b/a Atlas Holdings LLC, dated as of March 20, 2017 and Seller and Castleton Commodities International LLC, dated as of March 31, 2017.
“Consent” means any consent, authorization, approval, release, waiver, estoppel certificate or any similar agreement or approval of or by, or registration, notice, declaration or filing to or with, the applicable Governmental Authority or other Person, including any certificate, license, permit, Order or other action issued or taken by a Governmental Authority.
“Contract” means any legally binding contract, lease, mortgage, license, instrument, note or other evidence of indebtedness, purchase order, commitment, undertaking, indenture or other agreement.
“Counterparty” has the meaning set forth in Section 5.3(a).
“Data Site” means the “Project PurpleFinch” electronic data site established and maintained by Seller with IntraLinks, Inc. as it exists at 4 p.m. ET on October 6, 2017 and for which Buyer has been given access to the contents.
“Deed” has the meaning set forth in Section 2.10(a).
“Dig Activities” means (i) any investigation (including any drilling, sampling, testing or monitoring of any air, soil, soil gas, surface water, groundwater, sediments, building materials or other environmental media), monitoring, correction, removal or Remediation or other similar activity conducted by or on behalf of Buyer or any of its Affiliates (or any of their respective successors or assigns) on or after the Closing Date that is not required by applicable Environmental Law, Environmental Permits or pursuant to an express Order or directive of any Governmental Authority with jurisdiction (other than any such Order or directive that is issued at the request of or otherwise solicited by or on behalf of Buyer or any of its Affiliates (or any of their respective successors or assigns)); or (ii) any change by or on behalf of Buyer or any of its Affiliates (or any of their respective successors or assigns) to the operation and use of any of the Acquired Assets on or after the Closing Date not required by applicable Environmental Law, Environmental Permits or pursuant to an express Order or directive of any Governmental Authority with jurisdiction (other than any such Order or directive that is issued at the request of or otherwise solicited by or on behalf of Buyer or any of its Affiliates (or any of their respective successors or assigns)) compared to the operation and use of such Acquired Assets as operated and used by Seller in the twelve (12) months prior to the Closing Date (including the decommissioning, dismantling or removal of any Facility by or on behalf of Buyer or any of its Affiliates (or any of their respective successors or assigns)). Any of the foregoing activities engaged in as a result of a force majeure event shall not be “Dig Activities.”
“Direct Claim” has the meaning set forth in Section 7.5(c).
“Easements” means easements to be granted by Seller to Buyer to implement the Easement Plans.
“Easement Plans” means the plans to be agreed to by the Parties for purposes of implementing the transactions contemplated by this Agreement and the Related Agreements, including the Demarcation Agreement.
“Effective Date” has the meaning set forth in the preamble.
“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other employee benefit plan, program, policy or Contract, including any employment, pension, retirement, profit-sharing, thrift, savings, bonus plan, incentive, stock bonus, stock purchase, stock option or other equity or equity-based compensation, or retention, change in control, severance, deferred compensation, welfare benefit or fringe benefit plan, policy, program, agreement or arrangement.
“Environment” means soil, land surface or subsurface strata, real property, surface waters, groundwater, wetlands, sediments, plant or animal life, drinking water supply, ambient air (including indoor air) and any other environmental medium or natural resource.
“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or items of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that are attributable to the operation of the Facilities.
“Environmental Claim” means any Claim by any Person alleging Liability of whatever kind or nature (including with respect to loss of life, injury to persons, property or business, damage to natural resources or trespass to property, whether or not such loss, injury, damage or trespass arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) arising out of, resulting from or in connection with: (a) the presence, Release of, or exposure to, any Hazardous Substances or (b) any actual or alleged violation or non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Laws” means all applicable Laws, Orders and any binding administrative or judicial interpretations thereof (including any binding agreement with any Governmental Authority) relating to: (a) pollution (or the cleanup thereof); (b) the regulation, protection and use of the Environment; (c) the protection, conservation, management, development, control and/or use of land, natural resources and wildlife (including endangered and threatened species); (d) the protection of human health or safety; (e) the management, manufacture, possession, presence, processing, use, generation, transportation, treatment, containment, storage, disposal, recycling, reclamation, Release, threatened Release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Substances; or (f) noise; and includes, without limitation, the following federal statutes (and their implementing regulations): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments Act of 1984 (42 U.S.C. § 6901 et seq.); the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977 (33 U.S.C. § 1251 et seq.); the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et seq.); the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. § 11001 et seq.); the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990 (42 U.S.C. § 7401 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Coastal Zone Management Act of 1972, as amended (16 U.S.C. § 1451 et seq.); the Oil Pollution Act of 1990, as amended (33 U.S.C. § 2701 et seq.); the Rivers and Harbors Act of 1899, as amended (33 U.S.C. § 401 et seq.); the Hazardous Materials Transportation Act, as amended (49 U.S.C. §§ 5101 et seq.); the Endangered Species Act of 1973, as amended (16 U.S.C. § 1531 et seq.); the Occupational Safety and Health Act of 1970, as amended (29 U.S.C. § 651 et seq.); and the Safe Drinking Water Act of 1974, as amended (42 U.S.C. § 300f et seq.); and all analogous or comparable statutes and regulations of any Governmental Authority.
“Environmental Liabilities” means any Liabilities of whatever kind or nature (including without limitation any natural resources damages, property damages, personal injury damages, losses, Claims, judgments, amounts paid in settlement, fines, penalties, fees, expenses and costs, including Remediation costs, engineering costs, environmental consultant fees, laboratory fees, permitting fees, investigation costs, defense costs, costs of enforcement proceedings, costs of indemnification and contribution, costs of medical monitoring, and attorneys’ fees and expenses) arising out of, resulting from or in connection with (a) any violation or alleged violation of Environmental Laws or Environmental Permits, with respect to the ownership, operation or use of the Acquired Assets; (b) any Environmental Claims caused or allegedly caused by the presence, Release of, or exposure to Hazardous Substances at, on, in, under, adjacent to or migrating from the Acquired Assets; (c) the investigation and/or Remediation (whether or not such investigation or Remediation commenced before the Closing Date or commences on or after the Closing Date) of Hazardous Substances that are present or have been Released at, on, in, under, adjacent to or migrating from the Acquired Assets; (d) compliance with Environmental Laws or Environmental Permits with respect to the ownership, operation or use of the Acquired Assets; (e) any Environmental Claim arising from or relating to the off-site disposal, treatment, storage, transportation, discharge, Release or recycling, or the arrangement for such activities, of Hazardous Substances in connection with the ownership or operation of the Acquired Assets; and (f) the investigation and/or Remediation of Hazardous Substances that are generated, disposed, treated, stored, transported, discharged, Released, recycled, or the arrangement of such activities in connection with the ownership or operation of the Acquired Assets, at any Offsite Disposal Facility.
“Environmental Permits” means those Permits required for the ownership or operation of any Acquired Asset or the Business under Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Agreement” has the meaning set forth in Section 2.6(a)(iii)(B).
“Estimated Closing Statement” has the meaning set forth in Section 2.6(b).
“Estimated Prorated Amount” has the meaning set forth in Section 2.7(b).
“Estimated Proration Adjustment Amount” has the meaning set forth in Section 2.7(b).
“Estimated Purchase Price Adjustment” has the meaning set forth in Section 2.6(b).
“Eversource” means Eversource Energy, a Massachusetts voluntary association and the parent company of Seller, formerly known as Northeast Utilities.
“Eversource Service” means Eversource Energy Service Company, a Connecticut corporation and an Affiliate of Seller, formerly known as Northeast Utilities Service Company.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Environmental Liabilities” has the meaning set forth in Section 2.4(i).
“Excluded Environmental Liability Termination Date” means, (i) with respect to those Excluded Environmental Liabilities described in Section 2.4(i)(A) and Section 2.4(i)(B)(I), the seventh (7th) anniversary of the Closing Date, and (ii) with respect to those Excluded Environmental Liabilities described in Section 2.4(i)(B)(II), the seventh (7th) anniversary of the Schiller Boiler Removal Completion Date.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Facilities” has the meaning set forth in the recitals. For avoidance of doubt, any individual Facility referred to herein by the name set forth in Schedule 1 shall mean such Facility, as described in Schedule 1.
“FERC” means the Federal Energy Regulatory Commission.
“Final Purchase Price Adjustment” has the meaning set forth in Section 2.6(c)(iii).
“GAAP” means United States generally accepted accounting principles in effect from time to time, as applied by Seller.
“GADS” means the Generating Availability Data System operated by NERC.
“GADS Event” means an outage or derating reportable to GADS affecting any unit at any Facility , the effect of which is that such Facility’s applicable Capacity Supply Obligation as listed in Schedule 3.21(a) exceeds the amount of capacity reported as available in GADS by the lesser of 5 megawatts or 10 percent of the Facility’s Capacity Supply Obligation as listed in Schedule 3.21(a).
“Generation CBA” means the Generation Group Contract, IBEW Local 1837, between Seller and the Union, made and entered into as of June 1, 2013, as amended by (i) that Addendum, dated June 1, 2017 and ratified on June 9, 2017, that modified wages and certain benefits including the Disability Plan, Vacation and Holiday Schedules, (ii) that Memorandum of Agreement Extending Current CBA Upon Divestiture by PSNH of any Generating Asset dated May 20, 2015 (including the Memorandum of Understanding attached as Exhibit A thereto and the Enhanced Bidding Rights Agreement attached as Exhibit B thereto), (iii) that Amendment to Memorandum of Agreement Extending Current CBA Upon Divestiture by PSNH of any Generating Asset dated November 14, 2016, (iv) the CBA MOA; and (v) as further amended by that Memorandum of Understanding regarding “Policies” between IBEW Locals 455, 457, 420 & 1837 and Northeast Utilities, that January 20, 1994 Agreement regarding Schiller 12 hour shifts signed April 18, 1995, that September 8, 2015 Memorandum of Understanding Regarding Day Worker Path to Operator Maintenance as amended by an Agreement dated January 21, 2016, that Memorandum of Understanding regarding Global Positioning System signed October 26, 2015, that August 5, 2016 Agreement regarding Holiday in lieu of practice, that April 26, 2016 Agreement regarding Generation positions retention, that July 29, 1998 Agreement regarding the 12 Hour Shift Policy at Newington; the August 25, 1999 Schiller Stations Operations Agreement, and that April 21, 1997 Settlement Agreement as amended by the June 15, 2009 Amendment to that Settlement Agreement regarding working foremen at Schiller Station.
“Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric power generation industry during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include acceptable practices, methods or acts generally accepted in the region, or required by the NHPUC, including but not limited to compliance with the standards established by the National Electrical Safety Code and ISO-NE.
“Governmental Authority” means any federal, state, local, municipal or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, including, without limitation, FERC, NERC, ISO-NE and Northeast Power Coordinating Council, Inc., but excluding Buyer and any subsequent owner of any of the Acquired Assets (if otherwise a Governmental Authority under this definition).
“Guaranties” means each Guaranty delivered to Seller on the Effective Date by Atlas Capital Resources II LP and Castleton Commodities International LLC.
“Handling” means any manner of manufacturing, using, generating, accumulating, storing, treating, disposing of, recycling, processing, distributing, handling, labeling, producing, releasing, or transporting, as any such terms may be defined in any Environmental Law, of Hazardous Substances.
“Hazardous Substance” means (a) any petrochemical or petroleum product, oil, waste oil, coal ash, radioactive materials, radon, asbestos in any form, urea formaldehyde foam insulation, lead-containing materials and polychlorinated biphenyls; (b) any products, mixtures, compounds, materials or wastes, air emissions, toxic substances, wastewater discharges and any chemical, material or substance that may give rise to Liability pursuant to, or is listed or regulated under, or the human exposure to which or the Release of which is controlled or limited by applicable Environmental Laws; and (c) any materials or substances defined in Environmental Laws as “hazardous”, “toxic”, “pollutant” or “contaminant”, or words of similar meaning or regulatory effect.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Hydro Business” means the ownership, construction and operation of the portfolio of hydroelectric generation assets and related facilities owned by Seller on the Effective Date, together with storage reservoirs, including generating, selling, transmitting and delivering electric energy, capacity, ancillary services and Environmental Attributes from the generation assets to the relevant interconnection point with the high voltage transmission system operated by ISO-NE.
“Improvements” means all buildings, structures (including all fuel handling and storage facilities), machinery and equipment, fixtures, construction in progress, including all piping, cables and similar equipment forming part of the mechanical, electrical, plumbing or HVAC infrastructure of any building, structure or equipment, and including all generating units, located on and affixed to the Sites other than the Seller Marks.
“Indemnified Party” has the meaning set forth in Section 7.4.
“Indemnifying Party” has the meaning set forth in Section 7.4.
“Independent Accountant” means a nationally recognized independent accounting firm mutually agreed upon by the Parties.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing, but not including the Seller Marks; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential knowhow; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.
“Intercompany Arrangements” has the meaning set forth in Section 2.2(j).
“Interconnection Agreements” has the meaning set forth in Section 2.10(f).
“Interim Period” means the period of time commencing on the Effective Date and ending on the Closing.
“Inventory” or “Inventories” means natural gas, coal, biomass and oil inventories, and raw materials, spare parts and consumable supplies located at or held or acquired for use in connection with the Business, whether on or off any Site, or in transit to any of the Sites or identified in any Schedule hereto.
“ISO-NE” means ISO New England, Inc. or its successor.
“ISO-NE Tariff” means the ISO New England Inc. Transmission, Markets and Services Tariff as in effect from time to time.
“ISO-Recognized Capacity” means, for a Facility, the most recent FCA Qualified Capacity as of the Effective Date as listed in Schedule 3.21(a) and as reported by ISO-NE in its most recent “CCP Forward Capacity Auction Obligations” report.
“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, tariff, approval, directive, writ, decree or other requirement, rule or other pronouncement having the effect of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 2.1(b).
“Liability” means any liability or obligation, or contingent liability or obligation of any type whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.
“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, conditional sale or other title retention device or arrangement, option, restriction on transfer, third party purchase right, right of first offer or refusal, or other encumbrance of any kind, or restriction on the creation of any of the foregoing.
“Losses” means any and all judgments, losses, Liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs, Taxes, obligations and expenses (including interest, court costs and reasonable fees of attorneys, accountants and other experts and the cost of enforcing any right to indemnification hereunder). For all purposes in this Agreement, the term “Losses” does not include any Non-Reimbursable Damages.
“Made Available” means, with respect to documents and materials, that such documents or materials have been posted to the Data Site or otherwise provided to Buyer by Seller or its Representatives.
“Material Adverse Effect” means any change or event, whether singly or in the aggregate, that is materially adverse to the assets, liabilities, operations or financial condition of any of the Business or the ownership, use, operation repair, maintenance or replacement of any of the Acquired Assets, taken as a whole; provided, however, that any changes or events resulting from or arising out of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (a) any change generally affecting the international, national or New England regional electric generating, transmission or distribution industry; (b) any change generally affecting the international, national or New England regional wholesale or retail markets for electric power; (c) any change generally affecting the international, national or New England regional wholesale or retail markets for the coal, natural gas or oil industries or the transportation or storage of coal, natural gas or oil; (d) any change in markets for commodities or supplies, including electric power, natural gas, oil, coal or other fuel and water, as applicable, used in connection with the Facilities; (e) any change in market (including the market for electrical power, coal, natural gas or oil) design, pricing or rules (including rules, systems, procedures, guidelines or requirements promulgated or modified by ISO-NE, any other regional transmission organization, NERC or any similar organization); (f) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities or changes imposed by a Governmental Authority associated with additional security; (g) any change in the international, national or New England regional electric transmission or distribution systems or operations thereof; (h) any change in any Laws (including Environmental Laws), GAAP, regulatory accounting principles or industry standards; (i) any change in the financial condition or results of operation of Buyer or its Affiliates, including its ability to access capital and equity markets and changes due to a change in the credit rating of Buyer or its Affiliates; (j) any change in the financial, banking, securities or currency markets (including the inability to finance the transactions contemplated hereby or any increased costs for financing or suspension of trading in, or limitation on prices for, securities on any domestic or international securities exchange); (k) any change in general national or New England regional economic or financial conditions or any failure or bankruptcy (or any similar event) of any financial services or banking institution or insurance company or counterparty to any Contract; (l) any actions to be taken pursuant to or in accordance with this Agreement, or taken by or at the written request of Buyer; (m) the announcement, pendency or consummation of the transactions contemplated hereby, or the fact that the prospective owner of the Acquired Assets is Buyer; (n) any labor strike, request for representation, organizing campaign, work stoppage, slowdown, or lockout or other labor dispute; (o) any new or announced power provider entrants, including their effect on pricing or transmission; (p) any Casualty Loss or event of condemnation; (q) seasonality of the operations of the Facilities; or (r) any failure of the Acquired Assets to meet projections or forecasts or revenue or earnings predictions for any period; provided, that any Loss, Claim, occurrence, change or effect that is cured prior to the Closing Date shall not be considered a Material Adverse Effect; provided, further, that, for the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Acquired Assets, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of the Acquired Assets.
“Material Contracts” has the meaning set forth in Section 2.1(e).
“Merrimack Landfill Trust” has the meaning set forth in Section 5.3(c).
“Mortgage Indenture” means that certain First Mortgage Indenture, dated as of August 15, 1978, as amended and restated effective as of June 1, 2011, and supplemented, between Seller and U.S. Bank National Association, successor to Wachovia Bank, National Association, successor to First Union National Bank, formerly known as First Fidelity Bank, National Association, New Jersey, as trustee.
“NEPOOL” means the New England Power Pool, or its successor.
“NERC” means the North American Electric Reliability Corporation or its successors and assigns.
“NHDES” means the New Hampshire Department of Environmental Services.
“NHPUC” means the New Hampshire Public Utilities Commission.
“NHPUC Approval” means the Consent of the NHPUC to the transactions contemplated by this Agreement and the Related Agreements as required under New Hampshire Law.
“Non-Assigned Contracts” has the meaning set forth in Section 5.3(a)(v).
“Non-Reimbursable Damages” has the meaning set forth in Section 7.8(e).
“Non-Represented Scheduled Employees” has the meaning set forth in Section 3.12(a).
“Non-Represented Transferred Employees” has the meaning set forth in Section 5.8(c)(i).
“Objection Notice” has the meaning set forth in Section 2.6(c)(i).
“Offsite Disposal Facility” means a location, other than a Facility or a Site, that receives or received Hazardous Substances for disposal by Seller prior to the Closing Date or by Seller as a result of Remediation at a Facility or a Site (including, but not limited to, the removal of Hazardous Substances pursuant to the Removal Contract) on or after the Closing Date, or by Buyer on or after the Closing Date; provided, however, Offsite Disposal Facility does not include any location to which Hazardous Substances disposed of or Released at any of the Sites have migrated.
“Order” means any award, decision, injunction, judgment, order, writ, decree, stipulation, rule, ruling, subpoena, arbitration award or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator that possesses competent jurisdiction.
“Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation, organization or formation and by-laws, the limited partnership agreement, the partnership agreement or the operating or limited liability company agreement, equity holder agreements and/or other organizational and governance documents of such Person.
“Other Assigned Contracts” has the meaning set forth in Section 2.1(e).
“Outside Date” has the meaning set forth in Section 8.1(a).
“Party” and “Parties” each has the meaning set forth in the preamble.
“Permits” means all certificates, licenses, permits, approvals, authorizations, registrations, Consents, Orders, decisions and other authorizing actions of a Governmental Authority pertaining to a particular Acquired Asset, or the ownership, operation or use thereof.
“Permitted Lien” means (a) any Lien for Taxes not yet due or payable; (b) any Lien arising in the ordinary course of business by operation of Law (including mechanics’, materialmen’s, warehousemen’s, carriers’, workmen’s, repairmen’s, landlords’, suppliers’ and other similar Liens) with respect to a Liability that is not yet due or payable; (c) any purchase money Lien (including Liens under purchase price conditional sales contracts and equipment leases) arising in the ordinary course of business and listed on Schedule 1.1-PL; (d) any deposit or pledge made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security regulations; (e) any exception or other matter set forth in Schedule BII of each of the Title Commitments; (f) any zoning or planning restriction, building and land use Law or similar restriction or condition imposed by any Governmental Authority that does not materially and adversely affect the Business or the ownership, use, operation, maintenance, repair or replacement of any of the Acquired Assets; (g) the terms and conditions of the Assigned Contracts, Assigned Leases and Transferable Permits; (h) any Lien that will no longer be binding on the Acquired Assets after Closing; (i) any Lien created by or resulting from any act or omission of Buyer; (j) any Lien granted or created by the execution and delivery of this Agreement or any of the Related Agreements or pursuant to the terms and conditions hereof or thereof (including without limitation the Reserved Easements); and (k) the matters and Liens set forth on Schedule 1.1-PL.
“Person” means an individual, corporation, partnership (general or limited), limited liability company, joint venture, trust, association, unincorporated organization, other business organization or Governmental Authority.
“Potential Qualified Capacity Increase” has the meaning set forth in Section 2.6(a)(iii).
“Potential Qualified Capacity Reduction” has the meaning set forth in Section 2.6(a)(iii)(B).
“Prepayments” means all advance payments, prepaid expenses (including rent), prepaid Taxes, progress payments and deposits of Seller, and rights to receive prepaid expenses, deposits or progress payments relating to the ownership and operation of the Acquired Assets, but not including any prepaid expenses or deposits attributable to Excluded Assets.
“Property Tax Stabilization Payments” mean those property tax stabilization payments with respect to the Facilities payable by Seller under the Settlement Agreement.
“Prorated Amount” means (a) with respect to any Prorated Item that is a Prepayment, the amount allocable to the period on or after the Closing Date that was paid by Seller prior to the Closing Date, and (b) with respect to any other Prorated Item, the amount (expressed as a negative number) allocable to the period prior to the Closing Date, whether or not then due and payable, which was not paid by Seller prior to the Closing Date and which represents an Assumed Liability (excluding, for the avoidance of doubt, any amount paid by Seller after the Closing Date directly to the applicable Third Party), in each case, prorated in accordance with the methodology specified in Section 2.7.
“Prorated Items” has the meaning set forth in Section 2.7(a).
“Purchase Price” has the meaning set forth in Section 2.5.
“Purchase Price Adjustment” has the meaning set forth in Section 2.6(c)(i).
“Qualified Capacity” means the amount of capacity a resource may provide in the summer or winter in a Capacity Commitment Period (as defined in the ISO-NE Tariff), as determined in the Forward Capacity Market (as defined in the ISO-NE Tariff) qualification processes.
“Qualified Capacity Increase” has the meaning given to it in Section 2.6(a)(iii)(C).
“Qualified Capacity Reduction” has the meaning given to it in Section 2.6(a)(iii).
“Real Property” has the meaning set forth in Section 2.1(a).
“Real Property Agreements” has the meaning set forth in Section 3.17(d).
“Related Agreements” means the Deeds, each Assignment and Assumption of Lease, the Bill of Sale, the Assignment and Assumption Agreement, the Asset Demarcation Agreement, the Easements, the Interconnection Agreements, the Transition Services Agreement, the Release of Mortgage Indenture, the Guaranties, the Escrow Agreement and the other agreements, certificates and documents to be delivered pursuant to this Agreement.
“Release” means any release, spill, emission, escape, migration, leaking, leaching, pumping, injection, dispersal, migration, dumping, deposit, disposal or discharge at, into, onto, or through the Environment, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.
“Release of Mortgage Indenture” has the meaning set forth in Section 2.10(h).
“Remediation” means any or all of the following activities to the extent required to address the presence or Release of, or exposure to, Hazardous Substances: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any Permits or Consents of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice (or an oral notice which is appropriately documented or memorialized) from a Governmental Authority with competent jurisdiction under Environmental Laws or a written opinion of a Licensed Professional Geologist (as defined in New Hampshire RSA 310-A:118, IV), as contemplated by the relevant Environmental Laws and in lieu of a written notice from a Governmental Authority, that no material additional work is required; and (e) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws.
“Removal Contract” means that certain Cover Agreement for Abatement, Demolition and Disposal of the Mercury Vapor Power Units at Schiller Station between Eversource Service, as agent for Seller, and Manafort Brothers, Inc., as contractor, dated as of April 12, 2016, as amended by the First Amendment to the Cover Agreement for Abatement, Demolition and Disposal of the Mercury Vapor Power Units at Schiller Station, dated October 24, 2016.
“Removal Contractor” means Manafort Brothers, Inc., the contractor under the Removal Contract.
“Representative” means, with respect to any Person, such Person’s Affiliates, and such Person and its Affiliates’ respective officers, directors, managers, employees, agents, consultants and advisors (including financial advisors, accountants and counsel).
“Represented Scheduled Employees” has the meaning set forth in Section 3.12(a).
“Represented Transferred Employees” has the meaning set forth in Section 5.8(b)(ii).
“Reserved Easements” means easements to be reserved by Seller with respect to certain T&D Assets and associated telecommunications facilities located on the site of the Acquired Assets, to be reserved in the Deeds pursuant to Section 5.2(f).
“Restoration Cost” has the meaning set forth in Section 5.16.
“Scheduled Employees” has the meaning set forth in Section 3.12(a).
“Schedule Update” has the meaning set forth in Section 5.15(b).
“Schiller Boiler Removal Completion Date” means the date that Seller notifies Buyer that it has satisfied in full its obligations under Section 5.20.
“Selected Represented Employees” has the meaning set forth in Section 5.8(b)(i).
“Selected Non-Represented Employees” has the meaning set forth in Section 5.8(c)(i).
“Seller” has the meaning set forth in the preamble.
“Seller Fundamental Warranties” means the representations and warranties of Seller set forth in Section 3.1 (Organization and Existence), Section 3.2 (Authority and Enforceability), Section 3.6 (Title to Acquired Assets) and Section 3.19 (Brokers).
“Seller Indemnified Parties” has the meaning set forth in Section 7.3.
“Seller Marks” means any and all names, marks, trade names, trademarks and corporate symbols and logos incorporating “PSNH,” “Public Service Company of New Hampshire,” “Public Service of New Hampshire,” “Eversource,” “Eversource Energy” or “Northeast Utilities,” or any word or expression similar thereto or constituting an abbreviation or extension thereof, together with all other names, marks, trade names, trademarks and corporate symbols and logos of Seller or any of its Affiliates.
“Seller Required Consents” has the meaning set forth in Section 3.3.
“Seller’s Knowledge” means the actual knowledge (and not imputed or constructive knowledge) of the individuals listed on Schedule 1.1-K, after due inquiry.
“Seller’s Pension Plan” has the meaning set forth in Section 5.8(e)(i)(B).
“Settlement Agreement” means that certain 2015 Public Service Company of New Hampshire Restructuring and Rate Stabilization Agreement, dated as of June 10, 2015, by and among Seller, Eversource, the Office of Energy and Planning, Designated Advocate Staff of the NHPUC, the Office of Consumer Advocate, New Hampshire District 3 Senator Jeb Bradley, New Hampshire District 15 Senator Dan Feltes, the City of Berlin, New Hampshire, the Union, the Conservation Law Foundation, Inc., TransCanada Power Marketing Ltd., TransCanada Hydro Northeast Inc., and the New Hampshire Sustainable Energy Association d/b/a NH CleanTech Council, as amended by that certain Amendment to the 2015 Public Service Company of New Hampshire Restructuring and Rate Stabilization Agreement, dated January 26, 2016, and the Partial Litigation Settlement Between Settling Parties and Non-Advocate Staff, dated January 26, 2016, all as approved by NHPUC Order No. 25,920, dated July 1, 2016.
“Site” means the Real Property or Leased Real Property (as applicable) and Improvements forming a part of, or used or usable in connection with, a Facility. Any reference to a Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at such Site, and any reference to items “at the Site” shall include all items “at, on, in, upon, over, across, under and within” the Site.
“T&D Assets” means the transmission, distribution, communication, substation and other assets necessary to current or future T&D Operations of Seller.
“T&D Operations” means the process of conducting and supporting the transmission, distribution and sale of electricity.
“Taking” has the meaning set forth in Section 5.17.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, border adjustment, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental charge or assessment of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax and HR Warranties” means the representations and warranties set forth in Section 3.10 (Taxes), Section 3.12 (Employment and Labor Matters) and Section 3.13 (Employee Benefit Plans).
“Taxing Authority” means, with respect to any Tax, the Governmental Authority (including the Internal Revenue Service) that imposes such Tax, and the agency (if any) charged with the collection or administration of such Tax for such Governmental Authority.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.
“Terminated Contracts” has the meaning set forth in Section 5.6(a).
“Third Party” means a Person that is not a Party.
“Third Party Claim” has the meaning set forth in Section 7.5(a).
“Threshold Amount” has the meaning set forth in Section 7.4(a).
“Title Commitments” has the meaning set forth in Section 3.6.
“Title Policies” means the title insurance policies which may be purchased by Buyer pursuant to Section 6.1(b).
“Transfer Taxes” means all transfer, sales, ad valorem, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges, together with any interest, penalties or additions in respect thereof, including, but not limited to, the New Hampshire real estate transfer tax due pursuant to NH RSA 78-B:1, et seq.
“Transferable Permits” has the meaning set forth in Section 2.1(d).
“Transferred Books and Records” means all books, operating records, engineering designs, blueprints, as-built plans, specifications, procedures, studies, reports (including PI software historical data), manuals, equipment repair records, safety records, maintenance records, service records, supplier, contractor and subcontractor lists, pending purchase orders, property and sales Tax Returns and related Tax records, and all Transferred Employee Records (in each case, in the format (including electronic format) in which such items are reasonably and practically available), in each case, in the possession or control of Seller or any of its Affiliates to the extent relating specifically to the ownership or operation of the Facilities, the Sites and the Acquired Assets; provided, that “Transferred Books and Records” shall not include: (a) any files or records relating to any employees who are not Transferred Employees, (b) files or records relating to any Transferred Employee afforded confidential treatment under any applicable Laws, except to the extent the affected employee consents in writing to such disclosure to Buyer, (c) all records prepared in connection with the sale of the Acquired Assets (and Seller’s other generation assets), including bids received from Third Parties and analyses relating to the Acquired Assets, (d) financial records, books of account or projections relating to the Acquired Assets, (e) books, records or other documents of Seller or its Affiliates related to corporate compliance matters not primarily developed for the Acquired Assets, (f) organizational documents (including minute books) of Seller, (g) materials, the disclosure of which would constitute a waiver of attorney-client or attorney work product privilege, or (h) any other books and records which Seller is prohibited from transferring to Buyer under applicable Law and is required by applicable Law to retain.
“Transferred Employees” means the Non-Represented Transferred Employees and the Represented Transferred Employees, collectively.
“Transferred Employee Records” means all personnel records maintained by Seller relating to the Transferred Employees, to the extent such files contain (a) names, addresses, dates of birth, job titles and descriptions; (b) dates of employment; (c) compensation and benefits information; (d) resumes and job applications; and (e) any other documents that Seller is not prohibited by Law from delivering to Buyer. To the extent the consent of a Transferred Employee is required under applicable Law in order for Seller to deliver a document that is part of the Transferred Employee Records to Buyer, Seller agrees to use commercially reasonable efforts to secure such consent.
“Transition Service Cost Percentage” means 100% during the period of the first thirty (30) days after the Closing Date, 110% for the next sixty (60) days, 125% for the next ninety (90) days, and 150% thereafter.
“Transition Services Agreement” has the meaning set forth in Section 5.6(b).
“Union” means International Brotherhood of Electrical Workers, Local 1837.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.
Section 1.2    Rules of Interpretation. The following rules of interpretation apply to this Agreement:
(a)    Unless otherwise specified, all Article, Section, Schedule and Exhibit references in this Agreement are to the Articles and Sections of, and the Schedules and Exhibits attached to, this Agreement. The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.
(b)    Article, Section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(c)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, (i) words importing the masculine gender shall include the feminine and neutral genders and vice versa and (ii) words in the singular shall include the plural and vice versa. The words “include,” “includes,” and “including” are not limiting and shall mean “including without limitation.” The word “or” shall not be exclusive. The words “herein,” “hereunder,” “hereof,” “hereto” and similar terms used in this Agreement are references to this Agreement as a whole and not to any particular Article or Section or other portion of this Agreement in which such words appear. For purposes of computation of periods of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may validly be taken on or by the next day that is a Business Day.
(e)    Unless the context of this Agreement clearly requires otherwise, any reference to any Contract means such Contract as amended and in effect from time to time in accordance with its terms and, if applicable, the terms of this Agreement.
(f)    Unless the context of this Agreement clearly requires otherwise, reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including any successor legislation thereto and all rules and regulations promulgated thereunder.
(g)    Currency amounts referenced in this Agreement are in U.S. Dollars.
(h)    All accounting terms used but not expressly defined herein have the meanings given to them under GAAP.
(i)    Each Party acknowledges that it and its attorneys have been given equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
ARTICLE II
PURCHASE AND SALE; CLOSING
Section 2.1    Purchase and Sale of Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, convey and transfer to Buyer, and Buyer shall purchase, assume and acquire from Seller, free and clear of Liens other than Permitted Liens, all of Seller’s right, title and interest in and to the following properties, rights and assets owned by Seller constituting, or used in and necessary for the operation of, the Business (collectively, the “Acquired Assets”):
(a)    The real property, Improvements thereon, easements, licenses and other rights in real property described in Schedule 2.1(a), but subject to the Permitted Liens (the “Real Property”);
(b)    The leasehold interests and rights thereunder relating to real property with respect to which Seller is lessee set forth in Schedule 2.1(b), but subject to the Permitted Liens (the “Leased Real Property”), and all leases set forth in Schedule 2.1(b) with respect to the Leased Real Property (the “Assigned Leases”);
(c)    The machinery, equipment, tools, furniture, vehicles, Inventories and other tangible and intangible personal property owned by Seller and located at or in transit to the Facilities (if related primarily to any of the Acquired Assets) (including without limitation the items of personal property described on Schedule 2.1(c)), or, in the case of intangible personal property (other than Intellectual Property), otherwise used primarily in the operation of any of the Facilities or the other Acquired Assets, including any Prepayments and all applicable warranties of manufacturers or vendors to the extent that such warranties are transferable, in each case as in existence on the Effective Date, but excluding such items disposed of by Seller in the ordinary course of business during the Interim Period and including such additional items as may be acquired by Seller for use in connection with the Acquired Assets in the ordinary course of business during the Interim Period, in each case in accordance with Section 5.5;
(d)    All Permits (including all pending applications for Permits or renewals thereof) relating to the ownership and operation of the Facilities or the Acquired Assets that, as of the Closing Date, are transferable by Seller to Buyer by assignment or otherwise under applicable Law and that are identified as “Transferable Permits” on Schedule 3.5(b) or Schedule 3.11(a) (the “Transferable Permits”);
(e)    Excluding the Assigned Leases addressed in Section 2.1(b), but including personal property leases (whether Seller is lessor or lessee thereunder), real property leases with respect to which Seller is lessor thereunder and railroad crossing licenses and side-track agreements for the benefit of Seller, (i) those Contracts that are material to the ownership or operation of the Acquired Assets and that are set forth in Schedule 2.1(e) (the “Material Contracts”) and (ii) all other Contracts that relate primarily to the ownership or operation of any of the Acquired Assets or otherwise in connection with the Business, a copy of each Seller will provide to Buyer during the Interim Period and each of which will be subject to Buyer’s agreement to assume in accordance with Section 5.6(a) (the “Other Assigned Contracts” and, together with the Material Contracts, the “Assigned Contracts”); provided that subject to and to the extent it does not interfere with Buyer’s rights under any Assigned Contract, including Buyer’s right to exculpation and indemnification, Seller shall retain the rights and interests under any Assigned Contract to the extent such rights and interests provide for indemnity and exculpation rights for pre-Closing occurrences for which Seller remains liable under this Agreement; and provided further, that Seller shall, during the Interim Period, amend such Schedule to set forth any amendments to any Material Contract, or any additional Contracts entered into during the Interim Period that are material to the ownership or operation of the Acquired Assets, subject to the applicable covenants in Section 5.5;
(f)    All Transferred Books and Records, subject to the right of Seller to retain copies for its use to the extent and subject to the conditions set forth herein;
(g)    All Intellectual Property that is owned by Seller and primarily used in connection with the operation of the Facilities, as set forth in Schedule 2.1(g) (the “Assigned Intellectual Property”);
(h)    Subject to Section 2.2(f), the rights of Seller to the use of the names of the Facilities set forth in Schedule 1;
(i)    Those Environmental Attributes set forth in Schedule 2.1(i), excluding such Environmental Attributes or portions thereof disposed of by Seller in the ordinary course of business during the Interim Period and including such additional Environmental Attributes as may be acquired by Seller for use in the operation of the Facilities in the ordinary course of business during the Interim Period, in each case in accordance with Section 5.5; and
(j)    All rights of Seller in and to any claims, causes of action, rights of recovery, rights of set-off, rights of refund and similar rights against a Third Party relating to any Assumed Liability, but excluding any such rights of Seller in, to or under any insurance policies of Seller or any insurance proceeds therefrom; provided however, if any such insurance proceeds relate to equipment or other tangible property to be transferred to Buyer and such equipment or tangible property is not repaired or otherwise restored to its condition as of the Effective Date on or prior to Closing, Seller will transfer such proceeds to Buyer at the Closing.
Section 2.2    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling, assigning or transferring, any properties, rights or assets of Seller other than the Acquired Assets, and all such other properties, rights and assets shall be excluded from the Acquired Assets (collectively, the “Excluded Assets”). The Excluded Assets to be retained by Seller include all of Seller’s right, title and interest in and to the following properties, rights and assets:
(a)    As identified on Schedule 2.2(a) or in the Asset Demarcation Agreement, the real and personal property comprising or constituting any or all of the T&D Assets (whether or not regarded as a “transmission,” “distribution” or “generation” asset for regulatory or accounting purposes), including all electric power, communications and telecommunications underground and aboveground lines, switchyard facilities, substation facilities, support equipment and other Improvements, the Reserved Easements, and all Permits and Contracts, to the extent they relate to the T&D Assets, and those certain assets and facilities identified for use or used by Seller or others pursuant to an agreement or agreements with Seller for telecommunications purposes;
(b)    The real property and Improvements thereon described in Schedule 2.2(b);
(c)    Except for Prepayments, (i) all Cash, accounts receivable, notes receivable, checkbooks and canceled checks, bank accounts and deposits, commercial paper, certificates of deposit, securities, and property or income Tax receivables, other than the Merrimack Landfill Trust assets, and (ii) any other Tax refunds, credits, prepayments or other rights to payment related to the Acquired Assets to the extent allocable to a period ending prior to the Closing Date;
(d)    All Contracts of Seller (other than the Assigned Contracts and Assigned Leases), provided that any excluded Contract of Seller used in connection with the Business that is not an Assigned Contract or an Assigned Lease is identified on Schedule 3.7(a);
(e)    All Permits of Seller (other than the Transferable Permits), provided that any excluded Permit of Seller used in connection with the Business that is not a Transferable Permit is identified on Schedule 3.7(a);
(f)    All Intellectual Property including all Seller Marks (other than the Assigned Intellectual Property), provided that any excluded Intellectual Property of Seller used in connection with the Business that is not included in the Assigned Intellectual Property is identified on Schedule 3.7(a);
(g)    Duplicate copies of all Transferred Books and Records (to the extent and subject to the conditions set forth herein), and all other records of Seller other than the Transferred Books and Records, including corporate seals, organizational documents, minute books, stock books, Tax Returns, financial records, books of account and other corporate records of Seller, and all employee-related or employee benefit-related files or records other than the Transferred Employee Records;
(h)    All insurance policies of Seller and insurance proceeds therefrom, subject to Section 2.1(j);
(i)    All rights of Seller in and to any claims, causes of action, rights of recovery, rights of set-off, rights of refund and similar rights against a Third Party relating to any period through the Closing or otherwise relating to any Excluded Liability, but excluding any such rights of Seller to the extent relating to an Assumed Liability;
(j)    All of Seller’s rights arising from or associated with any Contract or arrangement representing an intercompany transaction, agreement or arrangement between Seller and an Affiliate of Seller, whether or not such transaction, agreement or arrangement relates to the provisions of goods or services, payment arrangements, intercompany charges or balances or the like, including, but not limited to, the Terminated Contracts (“Intercompany Arrangements”), other than those Assigned Contracts set forth on Schedule 2.2(j), provided that any excluded Intercompany Arrangement used in connection with the Business is identified on Schedule 3.7(a);
(k)    All Employee Benefit Plans and trusts or other assets attributable thereto;
(l)    Seller’s Hydro Business; and
(m)    The rights that accrue or will accrue to Seller under this Agreement and the Related Agreements.
Section 2.3    Assumption of Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing, Buyer shall assume and shall satisfy, perform or discharge when due all of the Liabilities of Seller in respect of, or otherwise arising from the ownership, operation or use of the Acquired Assets, other than the Excluded Liabilities (the “Assumed Liabilities”), including the following Liabilities:
(a)    All Environmental Liabilities, other than the Excluded Environmental Liabilities until such Excluded Environmental Liabilities become Assumed Liabilities as provided in Section 2.4(i) and, for avoidance of doubt, it is the intention of the Parties that (i) Environmental Liabilities described in Section 2.4(i)(B)(II), Section 2.4(i)(C) and Section 2.4(i)(D) are not and would never become Assumed Liabilities and (ii) Environmental Liabilities resulting from Dig Activities are Assumed Liabilities;
(b)    Except as set forth in Section 2.4(c), all Liabilities related to the performance or non-performance of contractual obligations or commitments to be performed or addressed, in each case first arising from and after the Closing Date under (i) the Assigned Contracts, the Assigned Leases, the Transferable Permits and the Assigned Intellectual Property, in each case in accordance with the terms thereof, except with respect to Taxes, which shall be assumed in accordance with Section 2.7, and (ii) the Contracts, commitments and Transferable Permits entered into by Seller with respect to the Acquired Assets during the Interim Period in accordance with Section 5.5;
(c)    Except as set forth in Section 2.4(c), all Liabilities related to the performance or non-performance of contractual obligations or commitments to be performed or addressed, in each case first arising from and after the Closing Date under the Permitted Liens, other than under or with respect to the exercise of the Reserved Easements;
(d)    All Liabilities first arising from and after the Closing Date (i) for any compensation, benefits, employment Taxes, workers compensation benefits and other similar Liabilities in respect of the Transferred Employees (including under the Generation CBA, any Employee Benefit Plan of Buyer, or any other agreement, plan, practice, policy, instrument or document relating to any of the Transferred Employees) created or owing as a consequence of employment by Buyer on or after the Closing Date, but not including any Liabilities arising out of the CBA MOA, (ii) relating to the Transferred Employees which Buyer has assumed or for which Buyer is otherwise responsible under Section 5.8, and (iii) in respect of any discrimination, wrongful discharge, unfair labor practice or similar Claim under applicable employment Laws by any Transferred Employee arising out of or relating to acts or omissions occurring on or after the Closing Date;
(e)    All Liabilities for (i) Taxes (including, with respect to property Taxes, payments in addition to or in lieu of Taxes, but not including the Property Tax Stabilization Payments) relating to the ownership, operation, sale or use of the Facilities and the Acquired Assets, in each case first arising from and after the Closing Date, or the Assumed Liabilities and (ii) Taxes for which Buyer is liable pursuant to Section 2.7, Section 5.12 and Section 5.13; and
(f)    All other Liabilities expressly allocated to Buyer in this Agreement or in any of the Related Agreements.
Section 2.4    Excluded Liabilities. Buyer shall not assume or be responsible for the performance of any of the following Liabilities (collectively, the “Excluded Liabilities”):
(a)    Any Liability of Seller exclusively in respect of or otherwise arising from the operation or use of (x) the Excluded Assets or (y) except as expressly set forth in this Agreement, for the period prior to the Closing, the Acquired Assets;
(b)    Any Liability of Seller arising from the making or performance of this Agreement or a Related Agreement or the transactions contemplated hereby or thereby;
(c)    Any Liability of Seller under the Assigned Contracts or Assigned Leases (i) in respect of payment obligations for goods delivered or services rendered prior to the Closing Date, (ii) relating to a breach or default by Seller of any of its obligations thereunder occurring prior to the Closing Date whenever such breach is declared by the Counterparty thereto or (iii) relating to the CBA MOA;
(d)    Except for those Assumed Liabilities set forth in Section 2.3(d), any Liability of Seller (i) for any compensation, benefits, employment Taxes, workers compensation benefits and other similar Liabilities (including under the Generation CBA, any Employee Benefit Plan of Seller, or any other agreement, plan, practice, policy, instrument or document relating to any of the Transferred Employees) created, arising or accruing before the Closing Date, whether or not subject to any continued service agreement, including pro rata payments earned before the Closing Date, in respect of the Transferred Employees, any temporary employees, and the Scheduled Employees who are not offered, or who do not accept, employment with the Buyer, (ii) relating to the Transferred Employees or temporary employees for which Seller is responsible under Section 5.8, (iii) relating to former employees, temporary employees or Scheduled Employees who are not offered, or who do not accept, employment with Buyer, or (iv) in respect of any workers’ compensation, tort, Hazardous Substance exposure, discrimination, wrongful discharge, unfair labor practice or other employee Claim under applicable Laws or under Seller’s Employee Benefits Plans by any Transferred Employee arising out of or relating to acts or omissions occurring prior to the Closing Date, by any former employee, by any temporary employee or by any Scheduled Employee who is not offered, or who does not accept, employment with Buyer;
(e)    Any Liability of Seller arising from or associated with any Intercompany Arrangement, other than Liabilities under those Assigned Contracts set forth on Schedule 2.2(j);
(f)    Any Liability of Seller for any fines or penalties imposed by a Governmental Authority resulting from (i) any investigation or proceeding pending prior to the Closing Date or (ii) illegal acts or willful misconduct of Seller prior to the Closing Date;
(g)    Any Liability for Taxes (including, with respect to property Taxes, payments in addition to or in lieu of Taxes and the Property Tax Stabilization Payments) relating to the ownership, operation, sale or use of the Acquired Assets prior to the Closing, except those Taxes for which Buyer is liable pursuant to Section 2.7, Section 5.12 and Section 5.13.
(h)    Any Liability of Seller pursuant to Section 5.20; and
(i)    Subject to the provisions of Section 5.11, (A) any Environmental Liability caused, created or otherwise in existence due to the activities of or otherwise attributable to Seller prior to the Closing, except those Environmental Liabilities described in Section 2.4(i)(B)(II), Section 2.4(i)(C) and Section 2.4(i)(D) below, (B) any Environmental Liability arising out of or resulting from any Release of mercury at Schiller Station that occurred (I) prior to or on the Closing or (II) during the performance of the work pursuant to the Removal Contract, which Release occurred after Closing but prior to the Schiller Boiler Removal Completion Date, (C) any Environmental Liability relating to the treatment, disposal, storage, discharge, Release, recycling or the arrangement for such activities at, or the transportation to, any Offsite Disposal Facility by Seller, prior to or on the Closing Date, of Hazardous Substances that were generated at the Sites, and (D) any Environmental Liability of Seller for any fines or penalties imposed by a Governmental Authority resulting from (I) any investigation or proceeding pending prior to the Closing Date or (II) illegal acts or willful misconduct of Seller prior to the Closing Date; provided, however, that the Liability of Seller pursuant to Section 2.4(i)(A) and, from and after the occurrence of the Schiller Boiler Removal Completion Date, Section 2.4(i)(B)(I) (and, together with such clauses, any associated indemnification obligations of Seller hereunder) shall terminate (x) on the applicable Excluded Environmental Liability Termination Date, after which any Liabilities described in Section 2.4(i)(A) and Section 2.4(i)(B)(I) shall be Assumed Liabilities for which Buyer is liable pursuant to Section 2.3(a), and Seller shall have no further Liability with respect thereto, or (y) upon exceeding the indemnification cap set forth in Section 7.4(a)(ii), if earlier than the applicable Excluded Environmental Liability Termination Date, any Liabilities described in Section 2.4(i)(A) and Section 2.4(i)(B)(I) shall be Assumed Liabilities for which Buyer is liable pursuant to Section 2.3(a), and Seller shall have no further Liability with respect thereto.
The Excluded Liabilities described in Section 2.4(d) (solely as it relates to employee exposure to Hazardous Substances), Section 2.4(h) and Section 2.4(i), as limited by the terms thereof, are referred to herein as the “Excluded Environmental Liabilities.” For avoidance of doubt, it is the intention of the Parties that Section 2.4(d) (solely as it relates to employee exposure to Hazardous Substances), Section 2.4(h) and Section 2.4(i) shall exclusively define those Environmental Liabilities constituting Excluded Liabilities hereunder, and that no other provision of this Section 2.4 shall be construed to include any Environmental Liabilities.
Section 2.5    Purchase Price. In consideration for Seller’s sale, assignment and transfer of the Acquired Assets to Buyer, at the Closing, Buyer shall (i) pay to Seller an aggregate amount equal to One Hundred Seventy-Five Million Dollars ($175,000,000) (the “Base Purchase Price”) plus or minus amounts to account for (a) the Estimated Purchase Price Adjustment to be made as of the Closing under Section 2.6(a) and Section 2.6(b), and (b) the prorations to be made as of the Closing under Section 2.7 (the Base Purchase Price, as so adjusted, shall be referred to herein as the “Closing Purchase Price”), and (ii) assume the Assumed Liabilities. The Closing Purchase Price shall be payable in cash by wire transfer to Seller in accordance with written instructions of Seller given to Buyer at least three (3) Business Days prior to the Closing. Following the Closing, the Closing Purchase Price shall be subject to adjustment pursuant to Section 2.6(c) and Section 2.7(b), and the Closing Purchase Price, as so adjusted pursuant to such Sections, shall be herein referred to as the “Purchase Price.”
Section 2.6    Certain Adjustments to Base Purchase Price. At the Closing, the Base Purchase Price shall be adjusted as set forth in Section 2.6(a) and Section 2.6(b), and the Closing Purchase Price shall be subject to adjustment following the Closing as set forth in Section 2.6(c).
(a)    Determination of Adjustment. The Base Purchase Price shall be increased or decreased to account for the following items:
(i)    Increased or decreased, as the case may be, by an amount equal to the working capital adjustment, which adjustment will be calculated in accordance with Schedule 2.6(a)(i);
(ii)    Increased by any non-ordinary course operations and maintenance expenses incurred and paid for by Seller during the Interim Period that Seller is not otherwise obligated to perform and incur under this Agreement and that Seller would not have actually incurred and paid for but for Buyer’s written request;
(iii)    If prior to Closing, any event occurs which has or may have the effect of increasing or decreasing the Qualified Capacity of any Facility during the Interim Period or following Closing, then the following provisions shall apply:
(A)    (1) If Seller receives notice from ISO-NE that has or may have the effect of reducing the Qualified Capacity of any Facility individually or any number of Facilities such that in the aggregate the Qualified Capacity of all Facilities is less than the ISO-Recognized Capacity of all of the Facilities (a “Qualified Capacity Reduction”) and such Qualified Capacity Reduction (i) results in an aggregate decrease in Qualified Capacity that is equal to or greater than 20 megawatts but is less than 100 megawatts with respect to all Facilities, or (ii) is greater than zero with respect to Lost Nation, then in each case the Base Purchase Price shall be reduced by an amount equal to the product of the aggregate Qualified Capacity Reduction (in megawatts) and (x) Three Hundred Twenty-Five Thousand Dollars ($325,000) per megawatt for Qualified Capacity Reduction relating to Newington Station as identified on Schedule 1 or (y) Two Hundred Fifty Thousand Dollars ($250,000) per megawatt for Qualified Capacity Reduction relating to each other Facility. (2) To the extent Seller receives notice of a Qualified Capacity Reduction and such Qualified Capacity Reduction, together with any other Qualified Capacity Reduction with respect to any Facility, results in an aggregate decrease in Qualified Capacity that is equal to or greater than 100 megawatts, then Buyer in its sole discretion may elect to terminate this Agreement pursuant to Section 8.1(f) of this Agreement.
(B)    If Seller receives notice from ISO-NE prior to the Closing Date that has or may have the effect of a Qualified Capacity Reduction for any Facility and (i) Seller pursues a formal dispute or correction of the event that would result in such Qualified Capacity Reduction and resolution is not achieved prior to Closing or (ii) Seller does not pursue a resolution of the event which gave rise to such notice (in which case, as soon as practicable, the Buyer shall pursue in good faith and with commercially reasonable efforts and in cooperation with Seller a remediation plan or other similar efforts to avoid such Qualified Capacity Reduction) and resolution is not achieved prior to Closing (a “Potential Qualified Capacity Reduction”), then the amount by which the Base Purchase Price would be reduced using the formula in Section 2.6(a)(iii)(A)(1) shall be paid by Buyer into an escrow account subject to an escrow agreement mutually acceptable to the Parties (the “Escrow Agreement”) and the amount placed in the escrow account under the Escrow Agreement shall be released to (x) Seller, to the extent there is no Qualified Capacity Reduction and (y) Buyer, to the extent there is a Qualified Capacity Reduction.
(C)    To the extent Seller receives notice from ISO-NE that has or may have the effect of increasing the Qualified Capacity of any Facility such that it is greater than the ISO-Recognized Capacity (a “Qualified Capacity Increase”) and such Qualified Capacity Increase, together with any other Qualified Capacity Increases with respect to any Facility, results in an aggregate increase of Qualified Capacity equal to or greater than 20 megawatts but is less than 100 megawatts, then the Base Purchase Price shall be increased by an amount equal to the product of the aggregate Qualified Capacity Increase (in megawatts) and (i) Three Hundred Twenty-Five Thousand Dollars ($325,000) per megawatt for Qualified Capacity Increase relating to Newington Station as identified on Schedule 1 or (ii) Two Hundred Fifty Thousand Dollars ($250,000) per megawatt for Qualified Capacity Increase relating to each other Facility.
(iv)    Decreased by the delayed closing adjustment, calculated in accordance with Schedule 2.6(a)(iv), if any.
(b)    Estimated Purchase Price Adjustment. At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth in reasonable detail Seller’s good faith estimate of the net amount of all adjustments to the Base Purchase Price required by Section 2.6(a) (the “Estimated Purchase Price Adjustment”), together with reasonable supporting material regarding the computation thereof. In calculating the Closing Purchase Price pursuant to Section 2.5, the Base Purchase Price will be increased to reflect the Estimated Proration Adjustment Amount.
(c)    Post-Closing Adjustment.
(i)    Within sixty (60) days following the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) that shall set forth in reasonable detail Seller’s calculation of the net amount of all adjustments to the Base Purchase Price required by Section 2.6(a) taking into account actual data (the “Purchase Price Adjustment”), together with reasonable supporting material regarding the computation thereof. Buyer shall have thirty (30) days to review the Closing Statement following receipt thereof. On or before the end of such 30-day review period, Buyer may object to the Closing Statement by written notice to Seller (the “Objection Notice”), setting forth Buyer’s specific objections to the calculation of the Purchase Price Adjustment. Such Objection Notice shall specify those items or amounts with which Buyer disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount (and reasonable supporting material therefor), and shall set forth Buyer’s calculation of the Purchase Price Adjustment based on such objections. To the extent not set forth in a timely-delivered Objection Notice, Buyer shall be deemed to have agreed with Seller’s calculation of all other items and amounts contained in the Closing Statement and neither party may thereafter dispute any item or amount not set forth in such Objection Notice. If Buyer does not timely deliver any Objection Notice, Buyer shall be deemed to have agreed with and accepted Seller’s calculation of the Purchase Price Adjustment, and the Closing Statement shall be final and binding on the Parties as of the end of Buyer’s 30-day review period.
(ii)    If Buyer timely delivers an Objection Notice to Seller, Buyer and Seller shall, during the thirty (30) day period following such delivery (or any mutually agreed extension thereof), use their commercially reasonable efforts to negotiate and reach agreement on the disputed items and amounts in order to determine the amount of the Purchase Price Adjustment. If, at the end of such period (or any mutually agreed extension thereof), the Parties are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the Independent Accountant. The Parties shall instruct the Independent Accountant to promptly review this Section 2.6 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Purchase Price Adjustment set forth in the Closing Statement requires adjustment. The Independent Accountant shall base its determination solely on written submissions by the Parties. As promptly as practicable, but in no event later than thirty (30) days after its retention, the Independent Accountant shall deliver to Buyer and Seller a report which sets forth its resolution of the disputed items and amounts and its calculation of the Purchase Price Adjustment; provided that the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The decision of the Independent Accountant shall be final and binding on the Parties. The costs and expenses of the Independent Accountant shall be allocated between the Parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accountant. The Parties agree to execute, if requested by the Independent Accountant, a reasonable engagement letter, including customary indemnities in favor of the Independent Accountant. The Parties shall cooperate and shall furnish each other and, if applicable, the Independent Accountant, with such documents and other records that may be reasonably requested in connection with the preparation, review and final determination of the Closing Statement and Purchase Price Adjustment and the other matters addressed in this Section 2.6.
(iii)    For purposes of this Section 2.6(c), “Final Purchase Price Adjustment” means the Purchase Price Adjustment:
(A)    As shown in the Closing Statement delivered by Seller to Buyer pursuant to Section 2.6(c)(i), if no Objection Notice with respect thereto is timely delivered by Buyer to Seller pursuant to Section 2.6(c)(i); or
(B)    If an Objection Notice is so delivered, (x) as agreed by the Parties pursuant to Section 2.6(c)(ii) or (y) in the absence of such agreement, as shown in the Independent Accountant’s report delivered pursuant to Section 2.6(c)(ii).
(iv)    Within three (3) Business Days after the Final Purchase Price Adjustment has been finally determined pursuant to this Section 2.6(c):
(A)    If the Final Purchase Price Adjustment is less than the Estimated Purchase Price Adjustment, Seller shall pay to Buyer an amount equal to (x) the Estimated Purchase Price Adjustment minus (y) the Final Purchase Price Adjustment; and
(B)    If the Final Purchase Price Adjustment is greater than the Estimated Purchase Price Adjustment, Buyer shall pay to Seller an amount equal to (x) the Final Purchase Price Adjustment minus (y) the Estimated Purchase Price Adjustment.
Any payment required to be made by a Party pursuant to this Section 2.6(c)(iv) shall be made to the other Party by wire transfer of immediately available funds to the account designated in writing by such other Party.
Section 2.7    Proration.
(a)    Buyer and Seller agree that all of the items (including any Prepayments with respect to such items) normally prorated in a sale of assets of the type contemplated by this Agreement, including those listed below, relating to the ownership and operation of the Acquired Assets (collectively, the “Prorated Items”), shall be prorated on a daily basis as of the Closing Date in accordance with this Section 2.7, with Seller liable to the extent such items relate to any period prior to the Closing Date, and Buyer liable to the extent such items relate to periods on and after the Closing Date:
(i)    Personal property, real property, occupancy and water Taxes, assessments and other charges, if any, on or associated with the Acquired Assets;
(ii)    Rent, Taxes and other items payable by or to Seller under any of the Assigned Contracts or Assigned Leases;
(iii)    Any Permit, license, registration or other fees with respect to any Transferable Permit associated with the Acquired Assets;
(iv)    Sewer rents and charges for water, telephone, electricity and other utilities; and
(v)    Revenues associated with the Environmental Attributes set forth in Schedule 2.1(i).
(b)    At least five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a worksheet setting forth in reasonable detail (i) Seller’s good faith reasonable estimate of the Prorated Amount for each Prorated Item (with respect to each Prorated Item, the “Estimated Prorated Amount”), together with reasonable supporting material regarding such estimate, and (ii) the calculation of the net amount of the Estimated Prorated Amounts (the “Estimated Proration Adjustment Amount”). In the event that, with respect to any Prorated Item, actual figures are not available as of the time of the calculation of the Estimated Prorated Amount, the Estimated Prorated Amount for such Prorated Item shall be a good faith reasonable estimate based upon the actual fee, cost or amount of the Prorated Item for the most recent preceding year (or appropriate period) for which an actual fee, cost or amount paid is available. In calculating the Closing Purchase Price pursuant to Section 2.5, the Base Purchase Price will be adjusted appropriately to reflect the Estimated Proration Adjustment Amount.
(c)    When the actual Prorated Amount with respect to any Prorated Item (the “Actual Prorated Amount”) becomes available to either Party, it shall promptly (and in any event within ninety (90) days following Closing) notify the other Party of such Prorated Item and Actual Prorated Amount, together with reasonable detail and supporting material regarding the computation thereof. For any Prorated Item with respect to which the Estimated Prorated Amount is not equal to the Actual Prorated Amount, upon the request of either Seller or Buyer, made within thirty (30) days of the date when such Actual Prorated Amount became available to such Party (or such Party received notice of such Actual Prorated Amount from the other Party, as applicable), the Parties shall agree on an adjustment to account for the difference between the Estimated Prorated Amount and the Actual Prorated Amount for such Prorated Item. All disputes between Seller and Buyer respecting any such requested adjustments that are not resolved by mutual agreement within sixty (60) days following the end of the foregoing ninety (90) day notice period shall be referred by the Parties to the Independent Accountant, who shall resolve such disputes and determine such final adjustment substantially in accordance with the procedures set forth in Section 2.6(c)(ii), applied mutatis mutandis. Any adjustment payment to be made by Buyer or Seller, as applicable, to the other Party pursuant to this Section 2.7(c) shall be paid within ten (10) days following the Parties’ agreement (or the Independent Accountant’s determination) with respect thereto by wire transfer of immediately available funds to the account designated in writing by such other Party. The Parties agree to cooperate and furnish each other with such documents and other records that may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 2.7.
Section 2.8    Allocation of Purchase Price.
(a)    Buyer and Seller shall use their good faith commercially reasonable efforts to agree upon an allocation among the Acquired Assets of the sum of the Purchase Price and the Assumed Liabilities consistent with Section 1060 of the Code and the Treasury Regulations thereunder prior to or within a reasonable time after the Closing Date (or any mutually agreed extension thereof). Each of Buyer and Seller agrees to file Internal Revenue Service Form 8594 and all federal, state, local and foreign Tax Returns, and to report the transactions contemplated by this Agreement and the Related Agreements for federal income Tax and all other Tax purposes, in a manner consistent with the allocation determined pursuant to this Section 2.8 (as revised to take into account subsequent adjustments to the Purchase Price, including adjustments to the Purchase Price pursuant to Section 2.6 and Section 2.7 and any indemnification payment treated as an adjustment to the Purchase Price pursuant to Section 7.6, as mutually agreed upon by the Parties and in accordance with the provisions of the Code and the Treasury Regulations thereunder). Notwithstanding the foregoing, in the event Buyer and Seller cannot agree as to the allocation, each party shall be entitled to take its own position in any Tax Return, Tax proceeding or audit, provided that such position is reasonable and consistent with the general principles of Section 1060 of the Code and the Treasury Regulations thereunder. Each of Buyer and Seller agrees to provide the other promptly with any other information required to complete Form 8594. Each of Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.
(b)    In compliance with the Settlement Agreement’s requirement to fairly allocate among individual assets the sale price of any assets that are sold as a group, the Parties acknowledge and agree that the portion of the Purchase Price allocable to each Facility is as set forth on Schedule 2.8(b).
Section 2.9    Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, 780 N. Commercial Street, Manchester, New Hampshire 03105-0330, beginning at 10:00 a.m. local time, on the third (3rd) Business Day following the date on which all of the conditions set forth in Article VI have either been satisfied or expressly waived by the Party for whose benefit such condition exists (other than conditions which, by their nature, are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date or place as the Parties may mutually agree. The date of Closing is hereinafter called the “Closing Date.” The Closing shall be effective for all purposes herein as of 12:01 a.m. Eastern time on the Closing Date.
Section 2.10    Deliveries by Seller at Closing. At Closing, Seller shall deliver the following to Buyer, duly executed and properly acknowledged, if appropriate:
(a)    With respect to each parcel of Real Property, a deed conveying such parcel to Buyer, substantially in the form agreed to by Seller and Buyer in accordance with Section 5.2(f) and otherwise in a form suitable for recording (each, a “Deed”);
(b)    With respect to each Assigned Lease, an assignment and assumption of lease, substantially in the form agreed to by Seller and Buyer in accordance with Section 5.2(f) and otherwise in a form suitable for recording, if necessary (each, an “Assignment and Assumption of Lease”);
(c)    A bill of sale transferring the tangible personal property included in the Acquired Assets to Buyer, substantially in the form agreed to by Seller and Buyer in accordance with Section 5.2(f) (the “Bill of Sale”);
(d)    An assignment and assumption agreement pursuant to which Seller shall assign certain rights, liabilities and obligations to Buyer and Buyer shall assume the Assumed Liabilities, substantially in the form agreed to by Seller and Buyer in accordance with Section 5.2(f) (the “Assignment and Assumption Agreement”);
(e)    An agreement between the Parties evidencing their agreement as to the demarcation of ownership with respect to certain assets not situated wholly on real property owned, or to be owned, by either Seller or Buyer, as applicable, substantially in the form agreed to by Seller and Buyer in accordance with Section 5.2(f) (the “Asset Demarcation Agreement”);
(f)    With respect to each Facility, an agreement between the Parties respecting the interconnection of such Facility with Seller’s transmission system, substantially in the applicable forms agreed to by Seller and Buyer in accordance with Section 5.2(f) (together, the “Interconnection Agreements”);
(g)    The Escrow Agreement, if applicable;
(h)    All documents necessary to release or discharge all Liens affecting the Acquired Assets, except for Permitted Liens, in form and substance reasonably satisfactory to Buyer, including the document or documents necessary to discharge the Lien imposed by the Mortgage Indenture, which discharge will be substantially in the form agreed to by Seller and Buyer in accordance with Section 5.2(f) (the “Release of Mortgage Indenture”);
(i)    The Easements;
(j)    If requested by Buyer, the Transition Services Agreement;
(k)    Certificates of title for the vehicles and boats which are part of the Acquired Assets;
(l)    Copies of all Seller Required Consents;
(m)    Seller’s Transfer Tax Declarations of Consideration required under New Hampshire RSA 78-B:10 and New Hampshire Department of Revenue Administration rules (Forms CD-57-S), together with Seller’s share of applicable real estate transfer taxes;
(n)    Affidavits and indemnities typically delivered in commercial real estate transactions sufficient for purposes of issuing the Title Policies without the standard title insurance policy exceptions regarding mechanic’s liens, if available, parties in possession, real estate taxes not yet due and payable and broker liens for brokers engaged by or on behalf of Seller;
(o)    A certification of non-foreign status, pursuant to Treasury Regulations Section 1.1445-2(b)(2), with respect to Seller;
(p)    The officer’s certificate of Seller required by Section 6.1(d);
(q)    A certificate of existence and good standing with respect to Seller, as of a recent date, issued by the secretary of state or other appropriate Governmental Authority of the jurisdiction of Seller’s organization, and certificates of good standing and qualification or authorization to do business (or the equivalent certificates) with respect to Seller, each as of a recent date, issued by the secretary of state or similar Governmental Authority in each other jurisdiction where the actions to be performed hereunder make such qualification or authorization necessary;
(r)    A copy, certified by the Secretary or an Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby;
(s)    A certificate of the Secretary or an Assistant Secretary of Seller which shall identify by name and title and bear the signature of the officers of Seller authorized to execute and deliver this Agreement and the Related Agreements; and
(t)    All such other instruments or documents as Buyer and its counsel may reasonably request in order to give effect to the transfer of the Acquired Assets as contemplated hereby or to otherwise facilitate the transactions contemplated by this Agreement and the Related Agreements; provided, however, that this Section 2.10(t) shall not require Seller to prepare or obtain any surveys relating to the Real Property or Leased Real Property other than those previously provided to Buyer.
Section 2.11    Deliveries by Buyer at Closing. At Closing, Buyer shall deliver to Seller, duly executed and properly acknowledged, if appropriate:
(a)    The Closing Purchase Price in accordance with Section 2.5;
(b)    The Assignment and Assumption of Lease respecting each Assigned Lease;
(c)    The Bill of Sale;
(d)    The Assignment and Assumption Agreement;
(e)    The Asset Demarcation Agreement;
(f)    The Interconnection Agreements;
(g)    The Escrow Agreement, if applicable;
(h)    The Easements;
(i)    If requested by Buyer, the Transition Services Agreement;
(j)    Copies of all Buyer Required Consents;
(k)    Evidence of Buyer’s membership in NEPOOL or other evidence that Buyer has sufficient authority to sell the Facilities’ electrical output into the wholesale market;
(l)    Buyer’s Transfer Tax Declarations of Consideration required under New Hampshire RSA 78-B:10 and New Hampshire Department of Revenue Administration rules (Forms CD-57-P) and Inventory of Property Transfer Forms (Forms PA-34), together with Buyer’s share of any taxes and other fees due thereunder;
(m)    All applicable exemption certificates with respect to Taxes that would otherwise be imposed with respect to the transactions contemplated by this Agreement;
(n)    The officer’s certificate of Buyer required by Section 6.2(c);
(o)    A certificate of existence and good standing with respect to Buyer, as of a recent date, issued by the secretary of state or other appropriate Governmental Authority of the jurisdiction of Buyer’s organization, and certificates of good standing and qualification or authorization to do business (or the equivalent certificates) with respect to Buyer, each as of a recent date, issued by the secretary of state or similar Governmental Authority in each other jurisdiction where the actions to be performed hereunder make such qualification or authorization necessary;
(p)    A copy, certified by the Secretary or an Assistant Secretary of Buyer, of limited liability company resolutions authorizing the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby;
(q)    A certificate of the Secretary or an Assistant Secretary of Buyer which shall identify by name and title and bear the signature of the officers of Seller authorized to execute and deliver this Agreement and the Related Agreements; and
(r)    All such other instruments or documents as Seller and its counsel may reasonably request in order to give effect to the transfer of the Acquired Assets or the assumption of the Assumed Liabilities as contemplated hereby or to otherwise facilitate the transactions contemplated by this Agreement and the Related Agreements.
Section 2.12    Guaranties. The executed Guaranties will be delivered to Seller simultaneously with the execution of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the Effective Date, except as set forth in the Schedules.
Section 3.1    Organization and Existence. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Hampshire. Seller is duly qualified or authorized to do business in each other jurisdiction in which the ownership or operation of the Acquired Assets make such qualification or authorization necessary, except in those jurisdictions where the failure to be so duly qualified or authorized would not have a Material Adverse Effect. Schedule 3.1 lists each jurisdiction in which Seller is qualified to do business in connection with the Business.
Section 3.2    Authority and Enforceability. Seller has the corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and, subject to receipt of the Seller Required Consents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate actions or proceedings to be taken by or on the part of Seller to authorize and permit the due execution and valid delivery by Seller of this Agreement and the Related Agreements to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer and receipt of the Seller Required Consents, constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. When each Related Agreement to which Seller is a party has been duly executed and delivered by Seller, assuming the due authorization, execution and delivery by each other party thereto and receipt of the Seller Required Consents, such Related Agreement will constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
Section 3.3    No Conflicts; Consents and Approvals. Assuming all of the Consents of the Governmental Authorities and other Persons set forth on Schedule 3.3 (the “Seller Required Consents”) have been obtained, and assuming the truth and accuracy of Buyer’s representations and warranties set forth herein, the execution and delivery by Seller of this Agreement and the Related Agreements to which it is or will be a party do not and will not, the performance by Seller of its obligations hereunder and thereunder will not, and the consummation of the transactions contemplated hereby and thereby will not:
(a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller;
(b)    (i) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify, revoke, suspend or cancel (with or without giving of notice, the lapse of time or both), any Material Contract to which Seller is bound or to which any of the Acquired Assets is subject, (ii) conflict with or result in a violation or breach of any Law or material Permit to which Seller or any of the Acquired Assets is subject, or (iii) require the Consent of any Governmental Authority under any applicable Law; or
(c)    result in the imposition or creation of any Lien on any Acquired Asset, other than any Permitted Lien.
Section 3.4    Legal Proceedings. Except as set forth on Schedule 3.4, there is no Claim pending or, to Seller’s Knowledge, threatened against Seller (a) that, if adversely determined against Seller would, individually or in the aggregate, reasonably be expected to materially and adversely affect Seller, the Business or the Acquired Assets, or (b) that, as of the Closing Date, seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated hereby. Except as set forth on Schedule 3.4, neither Seller nor any of the Acquired Assets are bound by any Order (other than any Order of general applicability) that would, individually or in the aggregate, reasonably be expected to materially and adversely affect Seller, the Business or the Acquired Assets. As of the Closing Date, Seller is not subject to any Order that prohibits the consummation of the transactions contemplated by this Agreement. Seller has not received from any Person a Claim in writing that Seller or any of its Affiliates’ use of the Assigned Intellectual Property infringes on the Intellectual Property of such Person nor, to Seller’s Knowledge, has any such Claim been threatened. None of the representations and warranties set forth in this Section 3.4 shall be deemed to relate to (i) Tax matters, which are addressed in Section 3.10, (ii) environmental matters, which are addressed in Section 3.11, (iii) employment and labor matters, which are addressed in Section 3.12, or (iv) employee benefits matters, which are addressed in Section 3.13.
Section 3.5    Compliance with Laws; Permits.
(a)    Except as set forth on Schedule 3.5(a), Seller is (and has been for the last two years with respect to FERC and NERC Laws only), and the Business and the Acquired Assets are owned, operated and maintained, in compliance in all material respects with all Laws applicable to it, the Business and the Acquired Assets and in the last two years, Seller has not received written notice or, to Seller’s Knowledge, any threat from ISO-NE, NERC or any Governmental Authority alleging any material non-compliance with Laws or orders applicable to it.
(b)    Schedule 3.5(b) lists all Permits (other than Environmental Permits) that are material to the ownership and operation of the Acquired Assets, and identifies those material Permits that are Transferable Permits. The Permits listed in Schedule 3.5(b) are in full force and effect, except to the extent that the failure of such Permits to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the operation or ownership of each Facility individually or in the aggregate. Seller is in compliance in all material respects with the terms and conditions of all Permits listed in Schedule 3.5(b).
(c)    None of the representations and warranties set forth in this Section 3.5 shall be deemed to relate to (i) Tax matters, which are addressed in Section 3.10, (ii) environmental matters, which are addressed in Section 3.11, (iii) employment and labor matters, which are addressed in Section 3.12, or (iv) employee benefits matters, which are addressed in Section 3.13.
Section 3.6    Title to Acquired Assets. Except for the Mortgage Indenture (which will which will be discharged at or prior to Closing), the Assigned Leases and the Permitted Liens, Seller has (x) title to each Site, to the extent, and only to the extent, specified in the title policy commitments referred to on Schedule 3.6 (the “Title Commitments”); (y) good and marketable title to, and valid leases, licenses or other rights to use, as applicable, all tangible personal property free and clear of any Liens and (z) the necessary ownership rights, valid leases and licenses or other rights, as applicable, to all other Acquired Assets (excluding tangible personal property) free and clear of any Liens, in each case that are material to the conduct of the Business and the ownership, use, operation, maintenance, repair and replacement of any of the Acquired Assets.
Section 3.7    Assets Used in Operation of the Facilities.
(a)    Except as set forth in Schedule 3.7(a), (i) the Acquired Assets constitute all of the material assets necessary for use in connection with the operation of the Business as (x) currently operated by Seller, (y) otherwise required for Seller to comply with all Transferrable Permits and Material Contracts, and (z) required by applicable Law; and (ii) all Acquired Assets that constitute tangible personal property are currently located at (or are in transit to) the Facilities and no such Acquired Assets intended for the Facilities are being held by Third Parties.
(b)    Except as set forth on Schedule 3.7(b-1), (i) the Interconnection Agreements and the Acquired Assets constitute all of the assets necessary for Buyer to connect each Facility to the grid operated by ISO-NE through the T&D Assets; (ii) the portion of the Acquired Assets that is necessary or desirable for use in connection with each Interconnection Agreement meets and satisfies Seller’s specifications and requirements for T&D Operations and no transmission upgrades are required; and (iii) upon execution, the Interconnection Agreements will be sufficient to ensure each Facility has access to a Pool Transmission Facility (as defined in the ISO-NE Tariff) administered by ISO-NE without the need for any modifications to the transmission system and without incurring any local network service charges for transmission.  Notwithstanding anything to the contrary in the existing interconnection agreements for Merrimack and Schiller or the proposed interconnection agreements for Newington, White Lake and Lost Nation, to Seller’s Knowledge, no further studies or analyses are required under or pursuant to such interconnection agreements.  Schedule 3.7(b-2) sets forth Seller’s expectations with respect to certain equipment and services used in the operation of the Facilities.
(c)    To Seller’s Knowledge, the only Acquired Assets requiring or containing any material credit support obligations by Seller or its Affiliates in connection with the Business for the benefit of any Third Party, including ISO-NE, are the Merrimack Landfill Trust, NHDES Groundwater Management Permits GWP-100112013-004, GWP-198400065-B-006, GWP-198404088-P-002, GWP-199112013-N-003, Standard Large Generator Interconnection Agreement, dated May 31, 2010, by and between ISO-NE and Seller, Master Delivered Petroleum Products Sales Agreement, dated August 4, 2015, between Sprague Operating Resources LLC and Seller, Base Contract for Sale and Purchase of Natural Gas, dated November 1, 2011, between Emera Energy Services, Inc. and Seller, Distillate Fuel Oil Agreement, dated February 7, 2017, between C.N. Brown Company and Seller, REC Purchase Agreement, dated as of January 30 2014, between Seller and United Illuminating Co., and REC Purchase Agreement, dated as of January 20, 2014, between Seller and Connecticut Light and Power Co.
Section 3.8    Material Contracts.
(a)    The Material Contracts set forth on Schedule 2.1(e) include the Contracts meeting the following criteria to which Seller is a party and used in connection with the operation of the Business or by which any of the Acquired Assets may be bound:
(i)    Contracts for the future purchase, exchange or sale of fuel oil or other fuel for a Facility;
(ii)    Contracts for the future purchase, exchange or sale of electric power or ancillary services;
(iii)    Contracts for the future transportation of fuel oil or other fuel for a Facility;
(iv)    Contracts for the future transmission of electric power;
(v)    interconnection Contracts, including the Interconnection Agreements;
(vi)    Contracts for the future purchase, exchange, transmission or sale of electric power in any form, including energy, capacity, Environmental Attributes or any ancillary services;
(vii)    other than Contracts of the nature addressed by Section 3.8(a)(i) to Section 3.8(a)(ii), Contracts (A) for the purchase or sale of any Acquired Asset (by merger or otherwise) or that grant a right or option to purchase or sell any Acquired Asset (including by merger or otherwise), other than in each case Contracts relating to the Acquired Assets or services with a nominal value of less than Two Hundred Fifty Thousand Dollars ($250,000) individually or One Million Dollars ($1,000,000) in the aggregate and (B) for the provision or receipt of any services or that grant a right or option to provide or receive any services, other than in each case Contracts relating to services with a nominal value of less than Two Hundred Fifty Thousand Dollars ($250,000) individually or One Million Dollars ($1,000,000) in the aggregate;
(viii)    Contracts under which (A) Seller has imposed a security interest on any of the Acquired Assets, tangible or intangible (excluding the Mortgage Indenture) and (B) any credit support has been issued in favor Seller relating to any of the Acquired Assets or the operation of the Business, including, without limitation, letters of credit or any guaranties;
(ix)    Contracts of guaranty, indemnity, surety or similar obligation, direct or indirect, by Seller that affect, are related to, or otherwise encumber or may be reasonably expected to encumber any of the Acquired Assets, other than Contracts entered into in the ordinary course of business that include standard indemnity provisions;
(x)    collective bargaining Contracts and employment Contracts;
(xi)    outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power, in any form, including energy, capacity or any ancillary services, natural gas, oil or securities;
(xii)    partnership, joint venture, licensing arrangement (other than in respect of Intellectual Property) or limited liability company agreements or Contracts for sharing profits;
(xiii)    real property leases and any ground leases relating to, or affecting, any of the Acquired Assets and property tax agreements;
(xiv)    Contracts that purport to limit Seller’s freedom to compete in any line of business or in any geographic area;
(xv)    any Contract between Seller, on the one hand, and any Affiliate of Seller, or any current officer, director or manager of Seller or any Affiliate, on the other hand, in each case related to the Business or any of the Acquired Assets, all of which shall be terminated or modified to exclude the Acquired Assets as of the Closing Date (but excluding the Assigned Intercompany Agreements); and
(xvi)    any Contract entered into with a Governmental Authority.
(b)    Except as described on Schedule 3.8(b), Seller has provided Buyer with accurate and complete copies of all Material Contracts, including all amendments, modifications and waivers related thereto.
(c)    Except as described in Schedule 3.8(c), and assuming all Seller Required Consents required in connection with each Material Contract are obtained prior to Closing, (i) each Material Contract (except to the extent such Material Contract terminates or expires after the Effective Date in accordance with its terms) is in full force and effect and is a valid and binding obligation of Seller and, to Seller’s Knowledge, of the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and general principles of equity, whether considered in a proceeding in equity or at law, (ii) neither Seller nor, to Seller’s Knowledge, any other party thereto, is in violation of or default under any Material Contract, (iii) each Material Contract may be assigned to Buyer pursuant to this Agreement without breaching the terms thereof or resulting in the forfeiture or impairment of any material rights thereunder, and (iv) Seller has not received written notice from nor, to Seller’s Knowledge, any threat that, any other party to a Material Contract intends to terminate a Material Contract.
Section 3.9    Insurance. The Acquired Assets are insured to the extent specified under the material insurance policies listed on Schedule 3.9. No written notice of cancellation or termination has been received by Seller with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation or termination. Schedule 3.9 sets forth a list of all pending claims that have been made under any such policy with respect to the Acquired Assets. Except as described in Schedule 3.9, Seller has not been refused any material insurance with respect to the Acquired Assets, nor has coverage with respect to the Acquired Assets been limited in any material respect by any insurance carrier to which Seller has applied for any such insurance or with which it has carried insurance, in each case, during the preceding twelve (12) month period.
Section 3.10    Taxes. Seller has filed all material Tax Returns that it was required to file with respect to the Acquired Assets or its operation thereof and has paid all Taxes that have become due as indicated thereon and all Taxes due in the absence of a Return (except where Seller is contesting such Taxes in good faith by appropriate proceedings). There is no unpaid Tax due and payable that would reasonably be expected to result in a lien on all or any part of the Acquired Assets or for which Buyer could become liable. Except as set forth on Schedule 3.10, there is no audit or other Claim now pending with respect to any material Tax respecting the Acquired Assets, including without limitation any claim regarding or based on the valuation of all or any part of the Acquired Assets. Except as set forth in the Settlement Agreement or on Schedule 3.10, there is no agreement, treaty or settlement regarding the valuation of all or any part of the Acquired Assets or any Taxes payable in respect thereof. No part of the Acquired Assets is located within any so-called “tax increment financing” district or special assessment district or is otherwise subject to assessment other than in accordance with generally applicable provisions of New Hampshire Law. Notwithstanding any other provision of this Agreement to the contrary, this Section 3.10 contains the sole and exclusive representations and warranties of Seller relating to Tax matters.
Section 3.11    Environmental Matters.
(a)    Schedule 3.11(a) lists all Environmental Permits that are material to the ownership and operation of the Acquired Assets, and identifies those material Environmental Permits that are Transferable Permits; all Environmental Permits necessary for the operation of the Acquired Assets are transferrable. Except as set forth on Schedule 3.11(a), the Environmental Permits listed in Schedule 3.11(a) are in full force and effect.
(b)    Except as disclosed on Schedule 3.11(b), during the previous six (6)-year period, with respect to the Acquired Assets: (i) Seller has not received any written notice from any Governmental Authority that it is not in material compliance with Environmental Laws, that it failed to obtain or timely apply for the renewal of any material Environmental Permits, or that it is not in material compliance with any Environmental Permit; (ii) there is no proceeding pending or, to Seller’s Knowledge, threatened, to revoke, prevent the renewal of, rescind, modify, refuse to renew or limit any material Environmental Permit, nor has Seller received any written notice from any Governmental Authority with respect to same; (iii) Seller has not received any written notice from any Governmental Authority that any Acquired Asset is listed under the Comprehensive Environmental Response, Compensation Liability Information Systems or any similar state list; (iv) Seller has not received written notice from any Person alleging Liability for any Environmental Claims and no Environmental Claims are pending or, to Seller’s Knowledge, threatened, against Seller by any Governmental Authority under any Environmental Laws; (v) Seller was not required by any applicable Environmental Laws to place any use or activities restrictions or any institutional controls on any Acquired Assets; and (vi) except as authorized by applicable Environmental Permits, to Seller’s Knowledge there has been no Release or threatened Release of any Hazardous Substances from any Real Property. Except as described in Schedule 3.11(b), Seller has no Knowledge of any matters which could give rise to material Environmental Liabilities.
(c)    Seller has provided to Buyer copies of all material reports and investigations within its possession or control regarding the environmental condition of the Acquired Assets that are required to be maintained by the operator of the Facilities pursuant to applicable Law or relate to the un-permitted Release of Hazardous Substances.
(d)    During the previous six (6)-year period, to Seller’s Knowledge Seller has not sent or disposed of Hazardous Substances to or at a site which, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act or any similar state law, has been listed or proposed for listing on the National Priorities List or its state equivalent.
(e)    Seller has provided Buyer with a true and complete copy of the Removal Contract. Except as set forth in Schedule 3.11(e), the Removal Contract is in full force and effect, the work thereunder is being timely performed in accordance with its terms, and neither Eversource Services, Seller, or to Seller’s Knowledge, the Removal Contractor are in default of their respective obligations thereunder.
(f)    Notwithstanding any other provision of this Agreement to the contrary, this Section 3.11 contains the sole and exclusive representations and warranties of Seller relating to Environmental Laws, Environmental Permits, Hazardous Substances or other environmental matters.
Section 3.12    Employment and Labor Matters.
(a)    Schedule 3.12(a) sets forth (i) a list, organized by job classification at each Facility, of all employees of Seller who are represented by the Union and employed under the terms of the Generation CBA, and who are primarily employed in the operation or support of the Facilities, including all such employees who are on inactive status due to any short-term disability, long-term disability or other approved leave or on layoff status as of the Effective Date (the “Represented Scheduled Employees”), and (ii) a list of all other employees of Seller or Eversource Service who are primarily employed in the operation or support of the Facilities as of the Effective Date, but are not represented by the Union (the “Non-Represented Scheduled Employees” and, together with the Represented Scheduled Employees, the “Scheduled Employees”), which list shall be amended during the Interim Period to reflect any changes thereto, to the extent such changes are not in violation of any applicable covenants in this Agreement. For each Scheduled Employee, Seller has provided Buyer the following information: employer; name; job title; job classification; facility or operating unit; date of commencement of employment; details of leave of absence or layoff; exempt or non-exempt status; full-time or part-time status; status as temporary if applicable; rate of compensation; bonus, commission or incentive compensation arrangement; a description of the medical/dental/vision/life insurance, pension, retirement and other benefits provided to the employee; accrued vacation, personal and sick time; years of service; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan. Each Scheduled Employee classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws is properly classified.
(b)    The Generation CBA is the only collective bargaining agreement to which Seller is a party and which governs terms and conditions of employment of any Scheduled Employees listed in part (i) of Schedule 3.12(a), and Seller is not a party to or bound by any other collective bargaining agreement that is applicable to any Scheduled Employee. Seller has provided Buyer with a true and complete copy of the Generation CBA in effect as of the Effective Date. Except as described in Schedule 3.12(b): (i) there has not been in the preceding two (2) year period, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened any strike, work slowdown, informational picketing activity, lockout, work stoppage, employee grievance process or labor dispute at any of the Facilities; (ii) Seller is, and for the preceding three (3) year period has been, in material compliance with all applicable Laws respecting employment and employment practices, equal employment opportunity, nondiscrimination, harassment, retaliation, family and medical leave obligations, workers compensation, unemployment compensation, immigration, benefits, COBRA and similar state laws, labor relations, worker classification, collective bargaining, the WARN Act and similar state and local laws, workforce reductions, plant closings, uniformed services employment and reemployment rights, occupational health and safety, affirmative action, terms and conditions of employment and wages and hours with respect to the Scheduled Employees; (iii) Seller is not currently subject to any pending, or to Seller’s Knowledge, threatened, unfair labor practice charge or complaint against Seller before the National Labor Relations Board with respect to the Scheduled Employees; (iv) Seller is not the subject of any pending or to Seller’s Knowledge threatened Claim or grievance pertaining to labor relations or employment matters including any charge or complaint filed with any Governmental Body with respect to the Scheduled Employees; (v) there are no pending, or to Seller’s Knowledge, threatened, claims against Seller under any workers compensation plan or policy or for long term disability with respect to the Scheduled Employees; (vi) there are no grievance or arbitration proceeding arising out of or under the Generation CBA pending, or to Seller’s Knowledge threatened, against Seller with respect to the Scheduled Employees; and (vii) Seller is in compliance in all material respects with the Generation CBA and all other contracts with respect to the Scheduled Employees. Seller is not liable for any arrears of wages or unpaid wages or the payment of any Taxes, fines, penalties, damages or other amounts, however designated, for failure to comply with any of the foregoing Laws or legal requirements with respect to the Scheduled Employees.
(c)    Schedule 3.12(c) sets forth: (i) a list with the name, responsibilities, and inclusive dates of engagement of every independent contractor of Seller or Eversource Service who, as of the Effective Date, provides individual services related to the operation or support of the Facilities (and Seller has provided Buyer with copies of each agreement with such independent contractors to which Seller or Eversource Service is a party); and (ii) a list with the name of each staffing or employee leasing agency/company with whom Seller or Eversource Service has an agreement or arrangement, as of the Effective Date, for temporary or leased employees to provide services related to the operation or support of the Facilities (and Seller Parties have provided Buyer with copies of each such agreement), the number of temporary employees at each Facility performing services for Seller through each such agency/company, and the type of services provided or position(s) filled. Seller is not liable for any arrears of payments to such independent contractors or temporary employees or the payment of any Taxes, fines, penalties, damages or other amounts for failure to comply with any Laws pertaining to independent contractors or temporary employees.
(d)    Notwithstanding any other provision of this Agreement to the contrary, this Section 3.12 contains the sole and exclusive representations and warranties of Seller relating to employment and labor matters.
Section 3.13    Employee Benefit Plans. Schedule 3.13 lists, as of the Effective Date, all Employee Benefit Plans established, sponsored, maintained or contributed to (or required to be contributed to) by Seller in respect of the Scheduled Employees. True and complete copies of all such Employee Benefit Plans have been Made Available to Buyer. Seller does not contribute to, and has no obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by Seller with respect to the Scheduled Employees that has not been satisfied in full, and to Seller’s Knowledge no condition exists that presents a material risk to Seller of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation, which premiums have been paid. Notwithstanding any other provision of this Agreement to the contrary, this Section 3.13 contains the sole and exclusive representations and warranties of Seller relating to employee benefits matters.
Section 3.14    Condemnation. Seller has received no written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any part of the Acquired Assets having a Condemnation Value exceeding the Condemnation Threshold.
Section 3.15    Financial Information. Set forth on Schedule 3.15 are true and complete copies of segregated historical financial information relating to the Acquired Assets dated as of June 30, 2017, prepared by or on behalf of senior management of Seller. The Parties acknowledge that the limited balance sheet financial information provided on Schedule 3.15 is a good faith estimate not maintained in the ordinary course and is not prepared in accordance with GAAP, provided that the fuel, limestone and allowances inventory quantities set forth on Schedule 3.15 are, as of June 30, 2017, true, accurate, and complete in all material respects, and represent all Inventory of a quality and quantity that is usable in the operation of the Business as currently conducted by Seller. The Parties acknowledge that the limited operating expenses and capital expenditure information provided on Schedule 3.15 is a good faith estimate not maintained in the ordinary course of the Business and is not prepared in accordance with GAAP, provided that such information for the four-year period from January 1, 2013 through December 31, 2016 is, in all material respects, true, accurate and complete representations of amounts related to the Acquired Assets as captured in the Seller’s accounting system, and this information is a portion of the books and records from which Seller’s complete and consolidated audited financial statements are prepared.

Section 3.16    Absence of Certain Changes. Except as set forth on Schedule 3.16, from December 31, 2016, Seller has operated the Business, including the Acquired Assets, in all material respects in the ordinary course of business consistent with past practices. Since December 31, 2016, there has not occurred any set of circumstances individually or in the aggregate that has or could be reasonably expected to result in a Material Adverse Effect.
Section 3.17    Real Property.
(a)    Schedule 2.1(a) lists all of the Sites used by Seller in connection with Seller’s operation of the Business.
(b)    Seller has exclusive possession of all Sites and Facilities necessary or desirable for the operation of each Facility and the Business except for (A) the rights of others in accordance with Permitted Liens; (B) such possession which would not materially deny, diminish, restrict or interfere with the Seller’s or, after Closing, Buyer’s right to use, operate, and maintain the Sites and Facilities as currently operated; and (C) as otherwise noted on Schedule 2.1(a).
(c)    Except for Permitted Liens or as set forth on Schedule 2.1(a) or Schedule 2.1(e), (i) with respect to each Site and Facility, Seller has not leased or otherwise granted any Person the right to use or occupy such Property or any material portion thereof that is still in effect and (ii) Seller has not granted any outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase any of the Property. To Seller’s Knowledge, except for Permitted Liens, there are no unrecorded Liens, easements, restrictions, covenants, licenses or other matters affecting the Property.
(d)    Schedule 2.1(a), Schedule 2.1(b), Schedule 2.1(e) and the Easement Plans set forth a complete list of all leases, easements and access agreements used by Seller in the conduct of the Business (the “Real Property Agreements”). Except as set forth in such schedules and Easement Plans, each Real Property Agreement is in full force and effect in all material respects and constitutes a valid and binding obligation of Seller and, to Seller’s Knowledge, of the other parties thereto.
(e)    Except as set forth on Schedule 3.17(e), Seller is not in breach or default in any material respect under any Real Property Agreement, and to Seller’s Knowledge, no other party to any of the Real Property Agreement is in breach or default in any material respect thereunder.
(f)    Except for Permitted Liens or as otherwise set forth on Schedule 3.17(f), Seller has not subleased or otherwise granted to any Person the right to use or occupy any property leased under any Real Property Agreements.
(g)    Seller has good and valid rights in the Real Property Agreements to which it is a party, free and clear of Liens, except Permitted Liens.
(h)    All Sites and Facilities have access to and use of such public utilities as are necessary for the operation of the Business as currently conducted by Seller and no public utility has, to Seller’s Knowledge, threatened to discontinue or curtail such services.
Section 3.18    Regulatory Status. Seller is a “public utility” under New Hampshire RSA 362:2 and is subject to regulation as such by the NHPUC. Seller is an “electric utility company” that is a “subsidiary company” of a “holding company” which is registered under (and as those terms are defined in) the Public Utility Holding Company Act of 2005, is a “public utility” under (and as that term is defined in) the Federal Power Act, and is subject to regulation as such by FERC. Except as set forth on Schedule 3.18, each Facility is registered with NERC.
Section 3.19    Brokers. Except for the fees and expenses of J.P. Morgan Securities LLC, for which Seller is solely responsible, Seller does not have any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Related Agreements for which Buyer could become liable or obligated.
Section 3.20    Complete Copies. True and complete copies of the Material Contracts, the Assigned Leases, the Transferable Permits and the Generation CBA have been Made Available to Buyer.
Section 3.21    Capacity Markets; Winter Reliability Program.
(a)    Schedule 3.21(a) sets forth for each Facility its (i) Capacity Supply Obligations and Qualified Capacity with respect to the Facility as established by ISO-NE for each Capacity Commitment Period associated with any of Forward Capacity Auctions #8, #9, #10, and #11, in each case after accounting for any reconfiguration auctions, bilateral transactions, or other adjustments; (ii) all information with respect to any de-list bids submitted to ISO-NE with respect to the Facility in connection with any Forward Capacity Auctions for which Capacity Supply Obligations have not yet been awarded; and (iii) for each Capacity Commitment Period associated with any of Forward Capacity Auctions #7, #8, #9, #10, and #11 the summer and winter Seasonal Claimed Capabilities and Capacity Network Resource Capabilities of the Facility as formally recognized or determined by ISO-NE and the instrument used to identify Capacity Network Resource Capability. For purposes of this Section 3.21(a), capitalized terms used in this subsection but not defined in this Agreement have the meaning given them in the ISO-NE Tariff.
(b)    Except as set forth on Schedule 3.21(b), the capacity allocated to any Capacity Supply Obligations and any revenues expected from ISO-NE therefrom have not been pledged, encumbered or committed by Seller, except for any pledge, encumbrance or commitment that will be released at or prior to Closing.
(c)    Except as set forth on Schedule 3.21(c), Seller has not received written notice or, to Seller’s Knowledge, other notice, from ISO-NE of a Qualified Capacity Reduction.
(d)    Schedule 3.21(d) sets forth for each Facility the obligations undertaken with respect to ISO-NE’s 2017-18 Winter Reliability Program and the anticipated revenue from such undertaking, as reflected by any notifications, awards or orders from ISO-NE or FERC regarding the nature of such obligations or any anticipated revenue therefrom. Seller has received no written notice or, to Seller’s Knowledge, other notice, from ISO-NE determining that any revenue set forth on Schedule 3.21(d) will be reduced, except as according to the rules of Appendix K of Section III of the ISO New England Transmission, Markets and Services Tariff, including its Performance Adjustment.
Section 3.22    Exclusive Representations and Warranties. It is the explicit intent of each Party hereto that Seller is not making any representation or warranty whatsoever, express or implied, respecting the Business, the Acquired Assets, the Assumed Liabilities or the transactions contemplated by this Agreement and the Related Agreements, except those representations and warranties expressly set forth in this Article III, the Related Agreements or under any certificates delivered by Seller in connection with the Closing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the Effective Date.
Section 4.1    Organization and Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is duly qualified or authorized to do business in each other jurisdiction where the actions to be performed hereunder make such qualification or authorization necessary.
Section 4.2    Authority and Enforceability. Buyer has the limited liability company power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All limited liability company actions or proceedings to be taken by or on the part of Buyer to authorize and permit the due execution and valid delivery by Buyer of this Agreement and the Related Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. When each Related Agreement to which Buyer is a party has been duly executed and delivered by Buyer, assuming the due authorization, execution and delivery by each other party thereto, such Related Agreement will constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
Section 4.3    Noncontravention. The execution and delivery by Buyer of this Agreement and the Related Agreements to which it is or will be a party do not and will not, the performance by Buyer of its obligations hereunder and thereunder will not, and the consummation of the transactions contemplated hereby and thereby will not:
(a)    Conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Buyer;
(b)    Conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify, revoke, suspend or cancel (with or without giving of notice, the lapse of time or both), any Contract to which Buyer is bound or to which any of its assets is subject, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations hereunder; or
(c)    Assuming all of the Consents of the Governmental Authorities set forth on Schedule 4.3(c) (the “Buyer Required Consents”) have been obtained in form and substance reasonably satisfactory to Buyer, (i) conflict with or result in a violation or breach of any Law, Order or Permit to which Buyer or any of its assets is subject, or (ii) require the Consent of any Governmental Authority under any applicable Law; except, in the case of each of clauses (i) and (ii), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations hereunder.
Section 4.4    Legal Proceedings. Buyer has not been served with notice of any Claim and no Claim is pending or, to Buyer’s knowledge, threatened, against Buyer (a) that seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated hereby or (b) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder. Buyer is not bound by any Order that prohibits the consummation of the transactions contemplated by this Agreement or that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder.
Section 4.5    Compliance with Laws. Buyer is not in violation of any Law applicable to Buyer or its assets the effect of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder.
Section 4.6    Brokers. Except for the fees and expenses of Guggenheim Securities, LLC, for which Buyer is solely responsible, neither Buyer nor any of its Affiliates has any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or its Affiliates could become liable or obligated.
Section 4.7    Availability of Funds. Buyer has, and at the Closing will have, (a) cash on hand or other sources of immediately available funds in amounts sufficient to pay the full amount of the Purchase Price as well as any related fees, costs and expenses incurred by Buyer in connection with the transactions contemplated hereby, and (b) the resources and capabilities (financial or otherwise) to perform its obligations (including the Assumed Liabilities) under this Agreement and any Related Agreements. Buyer acknowledges and agrees that, notwithstanding anything to the contrary contained herein, its obligation to consummate the transactions contemplated hereby is not subject to Buyer or any of its Affiliates obtaining any financing, or to any other contingency or condition respecting financing or availability of funds.
Section 4.8    Qualified Buyer. Buyer is qualified to obtain any Permits necessary for Buyer to own and operate the Acquired Assets as of the Closing, to the extent such operation is either required by any Related Agreement or this Agreement, or is contemplated by Buyer.
Section 4.9    Governmental Approvals. As of the Effective Date, neither Buyer nor any of its Affiliates is a party to any Contract respecting the construction, development, acquisition, ownership or operation of any power facility or related asset that would reasonably be expected to cause a delay in any Governmental Authority’s granting of a Buyer Required Consent or Seller Required Consent, and neither Buyer nor any of its Affiliates has any plans or has engaged in any discussions to enter into any such Contract prior to the Closing Date.
Section 4.10    WARN Act. Buyer does not intend, with respect to the Acquired Assets or Transferred Employees, to engage in a “plant closing” or “mass layoff,” as such terms are defined in the WARN Act, within sixty (60) days after the Closing Date.
Section 4.11    Independent Investigation. Buyer is a sophisticated Person, knowledgeable about the industry in which Seller operates, experienced in investments in such businesses, and able to bear the economic risks associated with the transactions contemplated by this Agreement and the Related Agreements. Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the acquisition of the Acquired Assets, the assumption of the Assumed Liabilities, and the rights and obligations of the type contemplated in this Agreement. Buyer has conducted to its satisfaction, independently and without reliance on Seller or its Representatives (except to the extent that Buyer has relied on the representations and warranties of Seller set forth in Article III hereof), its own investigation, review and analysis of the Facilities, the Acquired Assets and the Assumed Liabilities, and based on such investigation, review and analysis, has formed an independent judgment concerning the assets, Liabilities, condition, operations and prospects of the Acquired Assets and the ownership and operation thereof. In making its decision to execute this Agreement and the Related Agreements and to enter into the transactions contemplated hereby and thereby, Buyer has relied and will rely solely upon the results of such independent investigation, review and analysis and the terms and conditions of this Agreement and the Related Agreements. Buyer acknowledges that it has had reasonable and sufficient access to the Facilities, the Acquired Assets and documents and other information and materials in connection therewith, that all documents and other information and materials requested by Buyer have been provided to Buyer to its satisfaction, and that it and its Representatives have had the opportunity to meet with the personnel and Representatives of Seller to discuss and ask questions concerning the foregoing.
Section 4.12    Disclaimer Regarding Projections. Buyer may be in possession of certain plans, projections and other forecasts regarding the Acquired Assets and the Assumed Liabilities, including estimates, budgets of future revenues, expenses or expenditures, projections of future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof). Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such plans, projections and other forecasts, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own independent evaluation of the adequacy and accuracy of all plans, projections and other forecasts so furnished to it, and that Buyer shall have no claim against Seller, its Affiliates or their respective Representatives with respect thereto. Accordingly, Buyer acknowledges that without limiting the generality of this Section 4.12, neither Seller nor any of its Affiliates has made any representation or warranty with respect to such plans, projections or other forecasts.
ARTICLE V
COVENANTS
Section 5.1    Closing Conditions. From the Effective Date until the Closing (the “Interim Period”), subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take such actions as are necessary, proper or advisable in order to expeditiously consummate and make effective the transactions contemplated by this Agreement and the Related Agreements (including satisfaction, but not waiver, of those closing conditions set forth in Article VI).
Section 5.2    Notices, Consents; Approvals and Related Agreements. During the Interim Period:
(a)    Subject to Section 5.2(c), during the Interim Period, each Party will and will cause its respective applicable Affiliates to, in order to consummate the transactions contemplated by this Agreement and the Related Agreements, provide reasonable cooperation to the other Party, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to (i) obtain the Buyer Required Consents and the Seller Required Consents, (ii) make all required filings with, and give all required notices to, the applicable Governmental Authorities or other Persons required to consummate the transactions contemplated by this Agreement and the Related Agreements, and (iii) cooperate in good faith with the applicable Governmental Authorities or other Persons and promptly provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection with the foregoing. The Parties will provide prompt notification to each other when any such Consent referred to in this Section 5.2(a) is obtained, taken, made, given or denied, as applicable, and will, subject to Section 5.2(b), promptly advise each other of any material communications (in oral or written form) with any Governmental Authority or other Person regarding any of the transactions contemplated under this Agreement or the Related Agreements. Each Party will pay any fees and expenses associated with obtaining any Consent from a Governmental Authority as may be imposed by applicable Law, provided that if applicable Law does not impose the fees or expenses on a Party, the Parties shall equally share the cost of such fees or expenses.
(b)    In furtherance of the covenants set forth in Section 5.2(a):
(i)    As soon as practicable following the Effective Date, Buyer and Seller shall prepare all necessary filings in connection with the transactions contemplated by this Agreement and the Related Agreements that may be required to be filed by such Party with applicable Governmental Authorities or under any applicable Laws. Such filings shall be submitted as soon as practicable following the Effective Date, but in no event later than thirty (30) days thereafter (subject to extension by mutual written agreement). The Parties shall (A) request expedited treatment of any such filings (where applicable), (B) subject to applicable Law and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to such filings, including by promptly furnishing each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, (C) promptly make any appropriate or necessary subsequent or supplemental filings, submissions or responses to any Governmental Authority, and (D) cooperate in the preparation of such filings, submissions or responses as is reasonably necessary and appropriate, including by making available to the other Party such information as the other Party may reasonably request in order to complete such filings or respond to information requests by any Governmental Authority. Prior to making any material filing, submission, response or other communication to any Governmental Authority (or members of their respective staffs) in oral or written form, each Party will permit the other Party (or its counsel) a reasonable opportunity to review and provide comments on such proposed filing, submission, response or other communication, and will consult with and consider in good faith the views of the other Party in connection therewith. Each Party will consult with the other Party in advance of any material meeting or conference (in person or by telephone) with any such Governmental Authority, and to the extent not prohibited by Law or such Governmental Authority, give the other Party the opportunity to attend and to participate in such meetings and conferences. Notwithstanding the foregoing, neither Buyer nor Seller shall be obligated to share any information, filing, submission or response with the other Party if a Governmental Authority objects to the sharing of such information, filing, submission or response or if prohibited by applicable Law.
(ii)    The Parties shall not, and shall cause their respective Affiliates not to, take any action that would reasonably be expected to materially adversely affect or delay the Consent of any Governmental Authority with respect to any of the filings referred to in Section 5.2(a) or with respect to the divestiture of the Hydro Business.
(iii)    Except as set forth in Section 9.1 or as otherwise set forth in this Section 5.2, each Party shall bear its own fees, costs and all other expenses (including filing fees, transfer fees, legal fees and other filing preparation costs) associated with any Consents or other actions contemplated by this Section 5.2 in connection with or otherwise related to the transactions contemplated by this Agreement and the Related Agreements.
(c)    In addition to the covenants set forth in Section 5.2(a) and Section 5.2(b), Buyer shall undertake promptly any and all actions required to complete lawfully the transactions contemplated by this Agreement and the Related Agreements prior to the Outside Date, including by (i) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding such transactions from any relevant Governmental Authority (including responding to any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable), (ii) causing the prompt expiration or termination (including requesting early termination and/or approvals thereof) of any applicable waiting period and clearance or approval by any relevant Governmental Authority, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Authority or other Person preventing consummation of such transactions, and (iii) making any necessary post-Closing filing or proffering and consenting to an Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, including the Acquired Assets or any other assets or lines of business of Buyer or any of its Affiliates, in order to mitigate or otherwise remedy any requirements of, or concerns of, any Governmental Authority, or proffering and consenting to any other restriction, prohibition or limitation on any of the Acquired Assets, or on Buyer or any of Buyer’s Affiliates or any of their respective assets, in order to mitigate or remedy such requirements or concerns. The entry by any Governmental Authority in any legal proceeding of an Order permitting the consummation of the transactions contemplated by this Agreement and/or any of the Related Agreements but which is subject to certain conditions or requires Buyer or any of its Affiliates to take any action, including any restructuring of the Acquired Assets or lines of business of Buyer or any of its Affiliates or any changes to the existing business of Buyer or any of its Affiliates, shall not be deemed a failure to satisfy the conditions specified in Article VI. For the avoidance of doubt, Buyer shall not take any action with respect to its obligations under this Section 5.2(c) which would bind Seller or any of its Affiliates irrespective of whether the transactions contemplated hereby occur. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates will have any obligation to (x) accept any material condition or requirement of any Consent that is not already imposed on Seller, (y) divest itself of any assets, whether tangible or intangible, or any portion of any of its or its Affiliates businesses in order to obtain any Consent required in connection with the transactions contemplated by this Agreement or any Related Agreement, or (z) take or refrain from taking any action that could result in a Material Adverse Effect.
(d)    Buyer further agrees that neither it nor any of its Affiliates shall, prior to Closing, enter into any other Contract to acquire or market or control the output of, nor acquire or market or control the output of, electric generating facilities or uncommitted generation capacity in the ISO-NE market if the proposed acquisition or ability to market or control output of such additional electric generating facilities or uncommitted generation capacity in such market could reasonably be expected to increase the market power attributable to Buyer and its Affiliates in such market in a manner materially adverse to approval of the transactions contemplated by this Agreement and the Related Agreements or that would reasonably be expected to prevent or otherwise materially interfere with, or materially delay the consummation of the transactions contemplated hereby and thereby.
(e)    During the Interim Period, Buyer and Seller shall cooperate and use their commercially reasonable efforts to secure the transfer or reissuance of the Transferable Permits to Buyer (including obtaining any necessary Consents thereto), or the substitution of Buyer for Seller where appropriate on pending applications for such Transferable Permits or renewals thereof, effective as of the Closing Date. If the Parties are unable to secure the transfer, reissuance or substitution respecting one or more Transferable Permits effective as of the Closing Date, Seller shall continue to reasonably cooperate with Buyer’s efforts to secure such transfer, reissuance or substitution following the Closing Date. Each Party agrees that it will accept the terms of all Transferable Permits as existing on the Effective Date relating to the operation of the Acquired Assets, and that it will not seek to amend any of such terms in connection with filings with Governmental Authorities relating to the transactions contemplated by this Agreement and the Related Agreements, other than as necessary to effect the transfer or reissuance thereof to Buyer. In addition, with respect to any Transferable Permits for which the date for renewal will have passed by the Closing Date, Seller and Buyer shall cooperate to file by the Closing Date all applications with Governmental Authorities necessary to renew such Transferable Permits in a timely fashion without any material modifications to the terms thereof, except by agreement of the Parties, as may be required by applicable Law or to effect the renewal of such Permit in the name of Buyer. Nothing in this Section 5.2(e), however, shall prohibit Buyer or Seller from appealing the terms of any Permit that is issued or renewed following the Effective Date, with respect to which the Parties shall cooperate in good faith.
(f)    Promptly after the Effective Date and during the Interim Period, Buyer and Seller will in good faith negotiate the terms and conditions of the Related Agreements to implement the transactions contemplated by this Agreement with the intention that the forms are each in final form on or before the sixtieth (60th) day after the Effective Date; provided, however, that the final Easement and Easement Plan for the White Lake Site shall be finalized as soon as reasonably practicable in light of the subdivision of the White Lake Site currently in progress, but in all events prior to the Closing Date; and provided further, the Interconnection Agreements and related arrangements will satisfy all reasonable requirements of Buyer for purposes of supplying energy, capacity and ancillary services to the ISO-NE market without incurring any local network service charges for transmission, except as set forth in Schedule 3.7(b-1), and without the need for modifications to the transmission system unless, in each case, expressly approved in writing by Buyer.
Section 5.3    Assigned Contracts; Other Interim Covenants.
(a)    During the Interim Period, Buyer and Seller shall use commercially reasonable efforts to obtain all required Consents to the assignment to Buyer of the Assigned Contracts from the applicable counterparties thereto (each, a “Counterparty”), effective as of the Closing Date, in accordance with the following:
(i)    Seller shall have primary responsibility for obtaining all necessary Consents to the assignment of Material Contracts, provided that Buyer shall cooperate with Seller’s efforts in this regard and shall use commercially reasonable efforts to assist Seller when so requested by Seller. Seller shall have primary responsibility for obtaining all necessary Consents to the assignment of Other Assigned Contracts, and in furtherance thereof, to the maximum extent permitted by Law and each applicable Other Assigned Contract, Seller appoints Buyer as Seller’s agent to obtain all required Consents of any Counterparty to each of the Other Assigned Contracts for the assignment thereof to Buyer effective as of the Closing Date, which Seller shall pursue, using commercially reasonable efforts, in accordance with a mutually agreed protocol and form letters to be sent to such Counterparties.
(ii)    To the extent that any Assigned Contract relates to assets or services that are both used in the operations of one or more Facilities and used by Seller in its other operations, the Parties shall cooperate and use commercially reasonable efforts to obtain the required Consent for any partial assignment, apportionment or other arrangement as may be necessary or practicable to permit Buyer to obtain such portion of assets or services necessary for the continued operation of such Facilities on and after the Closing Date, and to permit Seller to retain such other rights or portion of the assets or services to continue its operations on and after the Closing Date, it being understood that the portion of each such Assigned Contract relating to Buyer’s continued operation of such Facilities on and after the Closing Date must be assigned to Buyer as of the Closing.
(iii)    Seller shall reasonably cooperate with Buyer in providing any notices to Counterparties as may be required by the terms of any Assigned Contract or as Buyer (acting reasonably) may deem necessary or advisable, including notices providing Counterparties with updated notice information and updated bank account information to which any applicable payments should be made by such Counterparties. Buyer shall, where necessary, enter into a master agreement or similar enabling agreement with any Counterparty, on substantially the same terms as those in place on the Effective Date in a master or enabling agreement between Seller and such Counterparty, in connection with the assignment to Buyer of one or more purchase orders or similar Contracts subject to such master agreement or enabling agreement with Seller.
(iv)    For the avoidance of doubt, it is specifically acknowledged and agreed by the Parties that neither Party shall be obligated to incur, pay, reimburse or provide or cause any of their respective Affiliates to incur, pay, reimburse or provide, any liability, compensation, consideration or charge to obtain the Consent of any Counterparty to the assignment of any Assigned Contract, unless any such liability, compensation, consideration or charge is expressly contemplated by any such Assigned Contract, in which case Seller shall incur the liability or make any such payment or charge.
(v)    To the extent that Seller’s rights under any Contract included as an Acquired Asset may not be assigned without the Consent of another Person, and such Consent has not been obtained by the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful or ineffective (or would otherwise impair Buyer’s rights and obligations thereunder), and such Contract shall not be so assigned at the Closing (such non-assigned Contracts, the “Non-Assigned Contracts”). Seller and Buyer shall continue to comply with their obligations under this Section 5.3(a) to the extent and for so long as the applicable Non-Assigned Contract shall not have been assigned to Buyer (and Seller, to the maximum extent permitted by Law and such Non-Assigned Contract, shall appoint Buyer to be Seller’s agent with respect to such Non-Assigned Contract for the purpose of obtaining an assignment thereof to Buyer); provided that neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such Consent to assignment; provided, further, that Buyer and Seller shall use their commercially reasonable efforts, to the maximum extent permitted by Law and such Non-Assigned Contract, to enter into one or more back-to-back Contracts, or such other reasonable arrangements, that would place Buyer in the same or a substantially similar position and provide Buyer the same or substantially similar rights, privileges, liabilities, benefits and obligations, in each case, as if such Non-Assigned Contract had been assigned to Buyer as of the Closing.
(b)    During the Interim Period, Buyer and Seller shall use commercially reasonable efforts to obtain all required Consents to the assignment to Buyer of any warranty described in Section 2.1(c), effective as of the Closing Date. To the extent that Seller’s rights under any such warranty may not be assigned without the Consent of another Person, and such Consent has not been obtained by the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful or ineffective (or would otherwise impair Buyer’s rights and obligations thereunder), and such warranty shall not be so assigned at the Closing. Seller and Buyer shall continue to comply with their obligations under this Section 5.3(b) to the extent and for so long as the applicable warranty shall not have been assigned to Buyer, and Seller, to the maximum extent permitted by Law and such warranty, shall from and after the Closing, appoint Buyer to be Seller’s agent for the purpose of enforcing such warranty so as to the maximum extent possible to provide Buyer with the rights and obligations of such warranty. Notwithstanding the foregoing, Seller shall not be obligated to bring or file suit against any Third Party; provided that if Seller shall determine not to bring or file suit after being requested by Buyer to do so, Seller shall, to the maximum extent permitted by Law or any applicable Contract, enter into such reasonable arrangements with Buyer so that Buyer may bring or file such suit with respect to the rights of Seller.
(c)    In connection with Seller’s assignment to Buyer of the Trust Agreement, dated as of April 7, 2017, between Seller and The Bank of New York Mellon, as trustee, respecting the coal ash landfill located at Merrimack Station (the “Merrimack Landfill Trust”), Buyer shall, in conjunction with Seller’s written notice of assignment to be provided to such trustee in accordance therewith, promptly satisfy the information and documentation requirements set forth in Section 15 of the letter agreement between Seller and such trustee, also dated April 7, 2017, executed in connection with such Trust Agreement.
(d)    The Parties will cooperate in good faith from and after the Closing if any Acquired Asset requires Buyer to provide credit support in any form for the benefit of a Third Party, and to further release Seller from any credit support provided in connection with any Acquired Asset.
(e)    To the extent that Seller’s rights under any Contract included as an Acquired Asset may not be assigned without the Consent of another Person, and such Consent has not been obtained by the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful or ineffective (or would otherwise impair Buyer’s rights and obligations thereunder), and such Contract shall not be so assigned at the Closing. To the extent Buyer elects to proceed to Closing without obtaining Consent regarding any Non-Assigned Contracts, Buyer will not be deemed to have waived any such requirement for Consent and Seller will take all commercially reasonable actions requested by Buyer to obtain such Consent after the Closing or to otherwise transfer to Buyer the benefit of such Non-Assigned Contract. If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Non-Assigned Contract in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Non-Assigned Contract, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Non-Assigned Contract, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. In addition to the foregoing, to the extent any Material Contract that is currently used in both the Hydro Business and the Business is not assigned to Buyer at the Closing and is assigned to any purchaser of all or any portion of the Hydro Business, Seller will obtain such benefits with the same counterparty for Buyer at the same costs as set forth in any such Contract.
Section 5.4    Access of Buyer and Seller.
(a)    During the Interim Period, Seller will provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Facilities, the Scheduled Employees and all information related to the Acquired Assets, the Scheduled Employees and the Assumed Liabilities in possession of Seller and its Affiliates (including, subject to the receipt of any required Consents and in accordance with applicable Law, such information and records respecting the Scheduled Employees as Buyer reasonably deems necessary to comply with its obligations under this Agreement), and to the Representatives of Seller who have significant responsibility with respect thereto, in each case, as reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement, but only to the extent that such access does not unreasonably interfere with the operation of the Facilities or the other business or operations of Seller or its Affiliates, and subject to compliance with applicable Laws and Permits; provided, that Seller shall have the right to have its Representatives present for any communication with the Scheduled Employees, or any other employees or officers of Seller or its Affiliates, and to impose reasonable restrictions and requirements for safety purposes. In connection with and subject to the limitations set forth in the foregoing, during the Interim Period, (i) Seller shall permit Buyer and its Representatives to make such reasonable inspections of the Sites as Buyer may reasonably request (and Buyer shall be entitled, at its expense, to have the Sites surveyed and to conduct non-invasive physical inspections thereof), and (ii) Buyer shall be entitled to perform Phase I environmental studies or environmental site assessments of the Acquired Assets at Buyer’s cost and upon notice to and in cooperation with Seller, utilizing an environmental firm reasonably acceptable to Buyer and Seller to update any or all of the existing Phase I environmental assessments posted to the Data Site, with Buyer and Seller as the identified users of the updated Phase I environmental assessments, and Buyer shall promptly furnish Seller with a copy of any such updates; provided, however, that during the Interim Period Buyer shall not be entitled to perform any Phase II environmental site assessments or invasive environmental studies. Seller shall furnish Buyer with a copy of each material report, schedule or other document filed or received by Seller or its Affiliates with or from a Governmental Authority with respect to the Acquired Assets during the Interim Period. During the Interim Period and following Closing, with respect to Environmental Liabilities that constitute Excluded Environmental Liabilities, Seller agrees to provide to Buyer draft copies of all plans, studies and reports prepared after the Effective Date in connection with any site investigation or Remediation related to the Acquired Assets (including with regard to its obligations under Section 2.4(i)(A) and Section 2.4(i)(B)) and, during the Interim Period, Seller further agrees to provide to Buyer draft copies of any Environmental Permit renewal or modification applications related to the Acquired Assets, in each case prior to their submission to the Governmental Authority with jurisdiction under Environmental Laws. Further, Buyer shall have the right, without the obligation, to attend all meetings between Seller, its Representatives, and such Governmental Authorities with respect to matters that constitute Excluded Environmental Liabilities or are related to Environmental Permit renewals or modifications. Notwithstanding the foregoing, and without limiting the generality of the confidentiality provisions set forth in this Agreement, the Confidentiality Agreements or any Related Agreement, Seller shall not be required to provide any information or access to any Facilities (A) which Seller reasonably believes it is prohibited from providing to Buyer by reason of any applicable Law or Permit, (B) which, if provided to Buyer, could constitute a waiver by Seller of the attorney-client privilege in respect of such information, (C) which Seller is required to keep confidential or prevent access to by reason of a Contract with a Third Party, or (D) relating to any potential sale of the Acquired Assets, or any other generating facilities of Seller, to any other Person; provided, however, that the Parties will, to the extent legally permissible, reasonably necessary and practicable, use commercially reasonable efforts to make appropriate substitute disclosure arrangements, or seek appropriate waivers or consents, under circumstances in which the foregoing restrictions of this sentence apply.
(b)    During the Interim Period, upon reasonable prior request of Buyer and at Buyer’s sole cost and expense, Seller will permit designated employees or Representatives of Buyer (“Buyer’s Observers”) to observe all operations of Seller related to the Facilities, with such observation permitted on a cooperative basis in the presence of personnel of Seller during normal daytime business hours of Seller; provided, however, that Buyer’s Observers shall not unreasonably interfere with the operation of the Facilities by Seller or the other business or operations of Seller or its Affiliates.
(c)    Buyer shall not be permitted during the Interim Period to contact any of Seller’s vendors, customers or suppliers, or any Governmental Authorities (except, in accordance with Section 5.2 or Section 5.3, in connection with Consents to be obtained in connection with this Agreement or any Related Agreement), regarding the operations or regulatory status of Seller or with respect to the transactions contemplated under this Agreement or the Related Agreements without receiving prior written authorization from Seller (not to be unreasonably withheld, conditioned or delayed); provided, that nothing in this Section 5.4(c) shall be construed to restrict Buyer or its Affiliates from contacting any Person to the extent the subject of such communications is not related to this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.
(d)    Buyer agrees to indemnify and hold harmless Seller, its Affiliates and their Representatives for any and all Losses incurred by Seller, its Affiliates or their Representatives arising out of any exercise of the access rights under this Section 5.4, including any Claims by any of Buyer’s Representatives for any injuries or property damage while present at the Facilities, except in cases of Seller’s or its Representatives’ willful misconduct.
(e)    On or as soon as reasonably practicable after the Closing Date (but in no event more than twenty (20) days thereafter), Seller shall deliver to Buyer all the Transferred Books and Records (to the extent not already located at the Facilities or otherwise Made Available to Buyer on or prior to the Closing), except as prohibited by applicable Law.
(f)    Following the Closing, Seller shall be entitled to retain copies (at Seller’s sole cost and expense) of all books and records relating to its ownership or operation of the Acquired Assets and the Assumed Liabilities.
(g)    After the Closing, Buyer will, and will cause its Representatives to, provide Seller and its Affiliates, including their respective Representatives, reasonable access to or copies of all books, records, files and documents to the extent they are related to the Acquired Assets or the Assumed Liabilities, and to periods ending prior to the Closing Date in order to permit Seller and its Affiliates and their respective Representatives to prepare and file their Tax Returns and to prepare for and participate in any investigation with respect thereto, to prepare for and participate in any other investigation and defend any Claims relating to or involving Seller or its Affiliates, to discharge its obligations under this Agreement, to comply with financial reporting requirements, and for other reasonable purposes, and will afford Seller and its Affiliates reasonable assistance in connection therewith at no cost to Seller. Buyer will cause such records to be maintained for not less than seven (7) years from the Closing Date and will not dispose of such records without first offering in writing to deliver them to Seller; provided, however, that in the event that Buyer transfers all or a portion of the Acquired Assets or the Assumed Liabilities to any Third Person during such period, Buyer may transfer to such Third Person all or a portion of the books, records, files and documents related thereto, provided such transferee expressly assumes in writing the obligations of Buyer under this Section 5.4(g).
(h)    On and after the Closing Date, (i) at the request of either Party, the other Party shall make available to such requesting Party, its Affiliates and their respective Representatives, those employees of the non-requesting Party or its Affiliates requested by such requesting Party in connection with any Claim, including to provide testimony, to be deposed, to act as witnesses and to assist counsel, and (ii) at the reasonable request of Seller, Seller shall have reasonable access to the Transferred Employees for a period of seven (7) years following the Closing Date, for purposes of consultation or otherwise, to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of Seller prior to the Closing; provided, however, that, in each case, (x) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of the non-requesting Party, (y) the requesting Party shall pay and reimburse the non-requesting Party for the out-of-pocket costs reasonably incurred by the non-requesting Party in making such employees available, and (z) such assistance shall be provided insofar as the same may be provided without violating any Law or Permit, or waiving any attorney-client privilege, as determined in the reasonable opinion of counsel to the non-requesting Party.
Section 5.5    Conduct of Business Pending the Closing. During the Interim Period, Seller will operate and maintain the Acquired Assets in the ordinary course of business consistent with Good Utility Practice, unless otherwise expressly contemplated by this Agreement or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed). Good Utility Practice during the Interim Period shall include, but not be limited to, the following: to the extent Seller experiences a GADS Event, Seller will cure in accordance with Good Utility Practice the cause of such GADS Event for each Facility such that it reports in GADS as available an amount of capacity equal to or greater than each Facility’s applicable Capacity Supply Obligation as of the Closing Date. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement or as set forth in Schedule 5.5, Seller shall not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), during the Interim Period, with respect to the Acquired Assets or Assumed Liabilities:
(a)    Except for Acquired Assets used at or consumed by the Facilities in the ordinary course of business consistent with Good Utility Practice, and except for sales or dispositions of obsolete or surplus assets in connection with the normal repair or replacement of assets or properties, (i) sell, lease (as lessor), license (as licensor), transfer or otherwise dispose of any of the Acquired Assets, or (ii) encumber, pledge, mortgage or suffer to be imposed on any of the Acquired Assets any Lien other than Permitted Liens;
(b)    Make any material change in the levels of Inventories customarily maintained by the Seller with respect to the Acquired Assets, except for such changes that are consistent with Good Utility Practice, nor transfer, sell or otherwise acquire or dispose of any assets described in Section 2.1(c) except in the ordinary course of business consistent with past practices; provided, however, that Seller shall consult with Buyer with respect to the purchase of any fuel Inventory during the Interim Period, the terms of which purchase shall be subject to Buyer’s prior written approval, not to be unreasonably withheld, conditioned or delayed; provided, further, that Seller shall consult with Buyer with respect to the purchase of any non-fuel Inventory during the Interim Period in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, the terms of which purchase shall be subject to Buyer’s prior written approval, not to be unreasonably withheld, conditioned or delayed;
(c)    (i) Terminate, make any waiver under, extend, materially amend, or renew or replace any Material Contract, Assigned Lease or Transferable Permit, except in connection with transferring Seller’s rights or obligations thereunder to the Buyer pursuant to this Agreement; or (ii) enter into or commit to enter into any Contract that would be a Material Contract, in each case without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed). Except with the prior written consent of Buyer (which consent may be granted or withheld by Buyer in its sole discretion), Seller shall not enter into any Contract relating to the ownership or operation of the Acquired Assets or the operation of the Business, except for any Contract (w) entered into in the ordinary course of business that will be terminated or fully performed prior to the Closing (without assignment to, or any continuing Liability of, Buyer on or after the Closing), (x) that can be freely assigned to Buyer at the Closing and terminated by Buyer at its option at any time on or after the Closing without penalty or cancellation charge, (y) that can be freely assigned to Buyer at the Closing and that does not increase an Assumed Liability or which increases an Assumed Liability by an amount of Two Hundred Fifty Thousand Dollars ($250,000) or less individually or One Million Dollars ($1,000,000) or less in the aggregate with other such Contracts, or (z) as may be required or permitted pursuant to Section 5.3 or to implement another provision of this Section 5.5, so long as such Contract can be freely assigned to Buyer at the Closing; provided that, during the Interim Period, Schedule 2.1(e), be amended to account for any Contract permitted under this Section 5.5(c);
(d)    Enter into, amend, or otherwise modify any real or personal property Tax agreement, treaty or settlement that would reasonably be expected to affect the Tax Liabilities of Buyer or any of its Affiliates in a material manner for any taxable year or period ending after the Closing Date;
(e)    Make, or enter into any commitment to make, any capital expenditures relating to the Acquired Assets, Facilities or Sites, except for those capital expenditures or commitments necessitated by Good Utility Practice and which will be paid in full prior to the Closing, provided that if not paid in full prior to the Closing, not more than Two Hundred Fifty Thousand Dollars ($250,000), in the aggregate, will be payable at any time from and after the Closing;
(f)    Increase the level of wages, compensation or other benefits of any Scheduled Employee, except as required pursuant to the Generation CBA or applicable Law or in accordance with Seller’s ordinary course of business consistent with past practices; provided, however, that such increase shall not in the aggregate, together with any increases resulting from Seller’s or its Affiliates’ actions set forth in Section 5.5(g) below, exceed the greater of a three percent (3%) of the Scheduled Employees’ wages or Two Hundred Fifty Thousand Dollars ($250,000) annually;
(g)    Terminate the employment of any Scheduled Employee except for cause, or hire any employee who would be a Scheduled Employee (other than to replace or fill vacancies), in each case, other than as consistent with past practices, without first consulting with Buyer; provided, however, that any such hiring shall not, in the aggregate and, together with any increases resulting from Seller’s or its Affiliates’ actions set forth in Section 5.5(f) above, exceed Two Hundred Fifty Thousand Dollars ($250,000) annually; provided further, that, during the Interim Period, Schedule 3.12(a) shall be amended to reflect any changes in the Scheduled Employees listed thereon that are permitted under this Section 5.5(g); or
(h)    Except as required by Law, agree to any amendment to or waiver of any term of the Generation CBA, or enter into any new collective bargaining agreement with respect to any Scheduled Employees.
Notwithstanding anything to the contrary herein, Seller may take commercially reasonable actions with respect to emergency situations or as required by Law as reasonably determined by Seller and without Buyer’s prior written consent, so long as Seller shall promptly inform Buyer upon taking any such action.
Section 5.6    Termination of Certain Services and Contracts; Transition Matters.
(a)    Notwithstanding anything in this Agreement to the contrary, at or prior to the Closing, Seller, subject to consultation with Buyer and Buyer’s right to request modifications to the Schedules as set forth in Section 5.15(a), shall (i) terminate, effective upon the Closing, any services provided to any of the Facilities or with respect to the Acquired Assets by Seller, or by any Affiliate thereof under an Intercompany Arrangement, including the termination or severance of insurance policies with respect to coverage for any of the Facilities, Tax services, legal services and banking services (to include the severance of any centralized clearance accounts), other than any such services provided pursuant to the Transition Services Agreement and other than with respect to those Assigned Contracts set forth on Schedule 2.2(j) and (ii) terminate each Contract designated by Buyer on Schedule 5.6(a), which Schedule will be finalized by the Parties acting in good faith within sixty (60) days and which does not result in a termination fee to Seller (such services or Contracts collectively, the “Terminated Contracts”). Within thirty (30) days of the Effective Date, Seller will provide Buyer a full and complete copy of each Contract used in connection with the operation of the Business that is not a Material Contract and is available for assumption at Closing by Buyer. Buyer will, acting reasonably and in good faith, determine which of such Contracts Buyer will assume at Closing. For avoidance of doubt, Buyer acknowledges and agrees that all insurance coverage with respect to the Acquired Assets, including those policies referred to in Section 3.9, shall be terminated as of the Closing, and that Buyer shall be solely responsible for providing insurance in respect of the Acquired Assets and for any claims made in connection with such insurance policies after the Closing but only for those claims relating to events or occurrences first occurring on and after the Closing Date.
(b)    At the request of Buyer, at the Closing, Seller shall, and shall cause Eversource Services to, enter into an agreement with Buyer to provide, following Closing, those transition services respecting the Acquired Assets as, and for such periods of time, set forth on Schedule 5.6(b) (which schedule may be amended by mutual agreement of Buyer and Seller prior to Closing) at a price equal to the applicable Transition Service Cost Percentage of cost (as allocated in accordance with the same methodologies used for such allocations by Seller and its Affiliates in accordance with past practice); provided, however, the escalation provisions in the Transition Service Cost Percentage will be subject to negotiation and potential expansion of time periods during the Interim Period with respect to information technology services in accordance with the other terms and conditions set forth therein (the “Transition Services Agreement”). The Parties will agree upon any remaining terms and conditions of the Transition Services Agreement in a commercially reasonable manner as soon as practicable after the date hereof and in any event within sixty (60) days of the date hereof.
(c)    Within thirty (30) days after the date hereof, Buyer shall deliver to Seller a list of its proposed representatives to a joint transition team. Seller will add its representatives to such team within ten (10) Business Days after receipt of Buyer’s list. Such team will be responsible for preparing as soon as reasonably practicable after the date hereof, and using commercially reasonable efforts to timely implement, a transition plan which will identify and describe substantially all of the various transition activities that the Parties will cause to occur before and after the Closing and any other transfer of control matters that any Party reasonably believes should be addressed in such transition plan. Buyer and Seller shall use commercially reasonable efforts to cause their representatives on such transition team to cooperate in good faith and take reasonable steps necessary to develop a mutually acceptable transition plan no later than sixty (60) days after the date of this Agreement.
Section 5.7    Seller Marks. Buyer acknowledges and agrees that as a result of the consummation of the transactions contemplated by this Agreement, it will not obtain any right, title, interest, license or other right hereunder to use any of the Seller Marks. Prior to the Closing, Seller may remove any of the Seller Marks as it determines in its sole discretion. As soon as reasonably practicable but in no event more than one hundred eighty (180) days after the Closing Date, Buyer shall remove, cover or conceal from the Facilities or the Acquired Assets all of the Seller Marks, including signage at the Facilities, and shall dispose of any unused products, signage, materials, stationery and literature bearing the Seller Marks remaining at the Facilities following the Closing; provided that Buyer shall, within ten (10) Business Days after the Closing Date, remove, cover or conceal the Seller Marks appearing on signage at the primary entrances of the Facilities. Thereafter, Buyer shall not use any Seller Mark or any name or term confusingly similar to any Seller Mark in connection with the sale of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations. In the event that Buyer breaches this Section 5.7, Seller shall be entitled to specific performance of this Section 5.7 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.
Section 5.8    Employee Matters.
(a)    Settlement Agreement. The Parties acknowledge and agree that under New Hampshire Law (New Hampshire RSA 369-B:3-b) and the Settlement Agreement, Affected Employees are entitled to certain employee protections that apply in connection with the transactions contemplated hereby, including provisions requiring that Buyer undertake certain employee-related obligations as a condition to the consummation of the transactions contemplated hereby. The Parties acknowledge and agree that the covenants and agreements set forth in this Section 5.8 are intended to implement the applicable employee protection provisions and requirements set forth under New Hampshire Law and in the Settlement Agreement and shall be interpreted consistently therewith.
(b)    Represented Transferred Employees.
(i)    Schedule 5.8(b)(i) sets forth the total number of Represented Scheduled Employees (including all such Represented Scheduled Employees who are on inactive status due to any short-term disability, long-term disability or other approved leave) employed in each job classification at each Facility as of the Effective Date. Within twenty (20) days following the Effective Date, Buyer shall provide notice to Seller of the number of Represented Scheduled Employees by classification and Facility whom Buyer desires to hire. The Parties shall cooperate in good faith with the Union to identify, within fifteen (15) days after receipt of Buyer’s notice pursuant to Section 5.8(k), in accordance with the applicable provisions of the Generation CBA and the Settlement Agreement, the particular Represented Scheduled Employees to whom Buyer shall offer employment pursuant to the terms of this Section 5.8 (the “Selected Represented Employees”). Within sixty (60) days following the date the Selected Represented Employees are identified, Buyer shall offer employment, commencing as of 12:01 a.m. Eastern time on the Closing Date, to all such Selected Represented Employees. Effective immediately before the commencement of employment by Buyer, Seller will terminate the employment of all such Selected Represented Employees who have accepted employment with the Buyer.
(ii)    All such offers of employment shall be (A) contingent upon the employee’s satisfactory completion of background and drug tests to the extent permitted under the Generation CBA and applicable Law, (B) made in accordance with applicable Laws, the Generation CBA and the Settlement Agreement, and (C) otherwise on terms consistent with the provisions of this Section 5.8. Those employees who accept such offer of employment are referred to herein as the “Represented Transferred Employees.” Buyer shall, as soon as reasonably practicable and in no event more than twenty (20) days following the Effective Date, provide notice to the Union (x) that Buyer intends to recognize the Union, as of the Closing, as the collective bargaining representative for all Represented Transferred Employees, (y) that, subject to Section 5.8(e), Buyer agrees to become party to and bound by the terms of the Generation CBA as of the Closing with respect to the Represented Transferred Employees, and (z) that describes Buyer’s plans regarding staffing by classification and operations of the Facilities.
(iii)    On and after the Closing, Buyer shall, subject to Section 5.8(e), comply with all applicable obligations under the Generation CBA with respect to the Represented Transferred Employees covered thereby.
(c)    Non-Represented Transferred Employees.
(i)    Buyer may interview some or all Non-Represented Scheduled Employees listed in Schedule 3.12(a) to determine whether to make offers of employment. As of the Effective Date, Seller will provide Buyer reasonable access to the Facilities and shall make Non-Represented Scheduled Employees available to Buyer for purposes of conducting employment interviews. Within sixty (60) days following the Effective Date, Buyer shall offer employment to those Non-Represented Scheduled Employees listed in Schedule 3.12(a) whom Buyer desires to employ commencing as of 12:01 a.m. Eastern time on the Closing Date (the “Selected Non-Represented Employees”). All such offers of employment shall be contingent upon the employee’s satisfactory completion of background and drug tests to the extent permitted under applicable Law, made in accordance with applicable Laws and otherwise on terms consistent with the provisions of this Section 5.8. Those Selected Non-Represented Employees who accept such offer of employment are referred to herein as the “Non-Represented Transferred Employees.” Buyer will provide Seller a list of the Non-Represented Transferred Employees prior to the Closing. Effective immediately before Closing, Seller will terminate the employment of all Non-Represented Transferred Employees.
(ii)    The Parties acknowledge and agree that, pursuant to the Settlement Agreement and New Hampshire RSA 369-B:3-b, the Non-Represented Transferred Employees are entitled to employee protections no less than those set forth in the Generation CBA with respect to the Represented Transferred Employees. As required by the Settlement Agreement, Buyer shall, from and after Closing, assume and comply with those employee protection obligations with respect to the Non-Represented Transferred Employees as required by New Hampshire RSA 369-B:3-b as set forth in Section 5.8(c)(iii), Section 5.8(d), Section 5.8(e) and Section 5.8(g) herein.
(iii)    Continuing from Closing through no sooner than the end of the CBA Term, Buyer shall maintain an overall benefit package for the Non-Represented Transferred Employees that has an aggregate value at least as favorable as the overall benefit package provided to each such Non-Represented Transferred Employee immediately prior to the Closing and shall provide to each Non-Represented Transferred Employee vacation, holiday and sick leave benefits that are as favorable as such benefits provided to them immediately prior to Closing. Seller shall cooperate and consult in good faith with Buyer in structuring its proposed benefits during the Interim Period.
(d)    Service Credit. With respect to benefits accruing during the CBA Term, Buyer shall recognize and apply each Transferred Employee’s prior service with Seller toward any eligibility and vesting under the Employee Benefits Plans and other compensation arrangements of Buyer and, in the case of Represented Transferred Employees, any other plans established to provide benefits described in the Generation CBA and in the case of Non-Represented Transferred Employees in Seller’s policies or plans, if any, that may become applicable to Non-Represented Transferred Employees. Buyer shall vest each Transferred Employee under the Employee Benefits Plans of Buyer to the extent such employee is vested under the Employee Benefits Plans of Seller (or its applicable Affiliates) immediately prior to the Closing, provided that all vacation, personal and sick days accrued by each Transferred Employee under the plans, policies, programs and arrangements of Seller (or its applicable Affiliates) immediately prior to the Closing shall not be a cost to Buyer, but shall be paid as provided in Section 5.8(f). Buyer shall waive all limitations with respect to preexisting conditions, exclusions based on health status and waiting periods with respect to participation and coverage requirements under Buyer’s health and welfare plans. Except as provided in this Section 5.8(d), Seller shall be solely responsible for all Liabilities including any applicable termination pay, severance pay, accrued wages or salary, accrued bonus and/or incentive pay (whether or not such bonus or incentive compensation is subject to any continued service requirement), accrued vacation and sick time, as well as any other benefits, created or owing as a consequence of the employment on or before the Closing Date of any Transferred Employee, or the cessation of any Scheduled Employee’s employment on or before the Closing Date, including (i) all Liabilities under any Employee Benefit Plan maintained by Seller and any Liabilities resulting from any deficiency in the administration or funding of any such plan, (ii) all claims for health care and other welfare benefits, including any workers’ compensation claims, (iii) COBRA continuation coverage requirements, (iv) any and all Liabilities with respect to any employees who are not Transferred Employees, and (v) any and all Liabilities accruing from the CBA MOA.
(e)    Pension and Retirement Benefits.
(i)    Employees Participating in Seller’s Defined Benefit Pension Plan.
(A)    As soon as practicable after the Effective Date, Buyer shall take all necessary and appropriate action to establish and maintain a tax qualified retirement plan (“Buyer’s Retirement Plan”) for Transferred Employees who currently participate in Seller’s defined benefit pension plan in accordance with this Section 5.8(e). Seller shall cooperate and consult in good faith with Buyer in structuring Buyer’s Retirement Plan during the Interim Period, and Seller shall further take commercially reasonable actions as are reasonably requested by Buyer to ensure compliance of the Buyer’s Retirement Plan with the Settlement Agreement and the Generation CBA.
(B)    For purposes of this Section 5.8(e)(i), the term “Combined Minimum Pension Benefit” means, for any such Transferred Employee, the Transferred Employee’s total pension benefit as calculated as of the earlier of (i) such Transferred Employee’s retirement date and (ii) the end of the CBA Term, using (A) the pension benefit formula under the Eversource Pension Plan (“Seller’s Pension Plan”) applicable to such Transferred Employee as of the Closing Date, as adjusted to incorporate the provisions of the CBA MOA, (B) such Transferred Employee’s final average earnings (as specified in Seller’s Pension Plan) as of the earlier of (i) such Transferred Employee’s retirement date and (ii) the end of the CBA Term,, taking into account compensation earned from both Seller and Buyer, (C) such Transferred Employee’s total years of service with both Seller (or its applicable Affiliates and predecessors) and Buyer as of the earlier of (i) such Transferred Employee’s retirement date and (ii) the end of the CBA Term, and (D) covered compensation as of the earlier of (i) such Transferred Employee’s retirement date and (ii) the end of the CBA Term.
(C)    For purposes of this Section 5.8(e)(i), the term “Accrued Pension Benefit” means, for any such Transferred Employee, the pension benefit payable to such Transferred Employee under Seller’s Pension Plan at such Transferred Employee’s retirement, which shall be calculated based upon (A) the pension benefit formula under the Seller’s Pension Plan applicable to such Transferred Employee as of the Closing Date, as adjusted to incorporate the provisions of the CBA MOA, (B) such Transferred Employee’s years of credited service with Seller (or its applicable Affiliates) as of the Closing Date, (C) such Transferred Employee’s final average earnings (as specified in the Seller’s Pension Plan) as of the Closing Date, and (D) such Transferred Employee’s covered compensation as of the Closing Date.
(D)    Upon such Transferred Employee’s retirement date, Seller (or its Affiliates) shall provide each such Transferred Employee with a vested and non-forfeitable right to a pension benefit equal to such Transferred Employee’s Accrued Pension Benefit.
(E)    On and after Closing, and continuing through no sooner than the end of the CBA Term, Buyer shall provide each such Transferred Employee with a retirement benefit (or contributions) under Buyer’s Retirement Plan with a value that is at least equal to the actuarial equivalent of the difference between such Transferred Employee’s Combined Minimum Pension Benefit and such Transferred Employee’s Accrued Pension Benefit (the “Buyer’s Retirement Benefit”). For the avoidance of any doubt, such retirement benefit may be provided through Buyer’s Contributory Plan or another defined contribution plan. Such Buyer’s Retirement Benefit must be guaranteed to each Transferred Employee and protected from forfeiture to no less extent than an ERISA plan benefit. If any such Transferred Employee’s Buyer’s Retirement Benefit should be subject to Social Security and Medicare Taxes that do not apply to ERISA pension benefits, Buyer shall “gross up” such Buyer’s Retirement Benefit to offset such additional Tax liability to the applicable Transferred Employee.
(F)    On and after Closing, and continuing through no sooner than the end of the CBA Term, in the event that any such Transferred Employee (A) is involuntarily separated from employment as a result of layoff from Buyer (or any of its Affiliates) and (B) at the time of Closing (x) is age 50-54 and (y) whose age plus credited service equal or exceed 65 years, then Buyer shall provide to such Transferred Employee those pension and other retirement benefits described in Schedule 5.8(e)(i)(F).
(ii)    Employees Participating in Seller’s Contributory Retirement Plan.
(A)    As soon as practicable after the Effective Date, Buyer shall take all necessary and appropriate action to establish and maintain a tax qualified contributory retirement plan (“Buyer’s Contributory Plan”) for the Transferred Employees who participate in Seller’s “K-Vantage” contributory retirement plan in accordance with the provisions of this Section 5.8(e)(ii).
(B)    On and after Closing and through the end of the CBA Term, Buyer (or its Affiliates) shall provide each Transferred Employee with contributions to Buyer’s Contributory Plan in an amount no less than the amount such Transferred Employee would have received under Seller’s “K-Vantage” contributory retirement plan, as set forth in Schedule 5.8(e)(ii)(B).
(f)    Transition Matters. Effective as of the Closing, the Transferred Employees shall cease active participation in all Employee Benefit Plans of Seller (or its applicable Affiliates). Seller (or its applicable Affiliates) shall pay, in accordance with Seller’s customary practice, to all Transferred Employees all accrued salary or wages, including overtime, vacation pay, all bonus or incentive pay due in connection with the 2017 and other applicable performance year(s), or other benefits to which they are entitled under the Employee Benefit Plans of Seller (or its applicable Affiliates) as of immediately prior to the Closing. For the avoidance of any doubt, Seller shall pay to Transferred Employees all bonus or incentive compensation, if any, calculated in accordance with Seller’s customary practice with respect to the period prior to the Closing Date, whether or not such incentive compensation is subject to any continued service requirement. Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee for purposes of any Employee Benefit Plan that provides for separation, termination or severance benefits, and that each such Transferred Employee will have continuous employment immediately before and immediately after the Closing. All Liability and Claims relating to the employment and compensation of any Transferred Employee on and after the Closing shall be the sole responsibility of Buyer, and Buyer agrees to indemnify and hold harmless Seller, its Affiliates and their Representatives for any and all Losses incurred by Seller, its Affiliates or their Representatives arising out of or related to Buyer’s (or its Affiliate’s) employment of any Transferred Employee following the Closing.
(g)    Severance Benefits. Any Transferred Employee who is terminated as a result of a reduction in force or change in operational practices prior to the end of the CBA Term will be entitled to the benefits set forth in Schedule 5.8(g).
(h)    WARN Act; Restructuring Activities. Seller will notify Buyer of any separations or layoffs in the 90 day period prior to the Closing Date, and agrees to timely perform and discharge all requirements under the WARN Act and under applicable similar state and local Laws for the notification of its and its Affiliates’ employees arising from any “plant closing,” “mass layoff,” relocation, employment losses, group termination or similar event, including those arising from Buyer’s election not to offer employment to Scheduled Employees or the sale of the Acquired Assets to Buyer up to and including the Closing. Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable similar state and local Laws for the notification of its employees, whether Transferred Employees or otherwise, arising from any “plant closing,” “mass layoff,” relocation, employment losses, group termination or similar event undertaken by Buyer after the Closing Date. Seller undertakes to indemnify and shall keep indemnified the Buyer and its Affiliates against all liabilities and all related costs and expenses arising from or relating to any claim brought as a result of any action of Seller or its Affiliates, including the sale of the Acquired Assets, that would cause any termination of employment or employment loss of any employees of Seller or its Affiliates that occurs prior to or as of the Closing, to (i) constitute a “plant closing,” “mass layoff,” relocation, employment loss, or group termination or similar event under the WARN Act or any similar state or local Law, or (ii) result in any other liability or penalty to the Buyer or its Affiliates under applicable law. Buyer will indemnify Seller for any liability under the WARN Act or any similar federal, state or local Law for any actions of Buyer or its Affiliates that would cause any termination of employment of any Transferred Employees by Buyer or its Affiliates that occurs after the Closing to (i) constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act or any similar state or local Law, or (ii) result in any other liability or penalty to the Seller or its Affiliates under applicable law after the Closing. All severance and other costs associated with workforce restructuring activities associated with the Acquired Assets and/or the Transferred Employees subsequent to the Closing Date shall be borne solely by Buyer.
(i)    Successors and Assigns. Notwithstanding anything herein to the contrary, the agreements and obligations of Buyer set forth in this Section 5.8 shall be binding upon and enforceable against any successor or assign or any other entity acquirer of Buyer, whether by sale, transfer, merger, acquisition or otherwise. Buyer shall make it a condition of any such sale, transfer, merger, acquisition or other transaction or event that any such successor or assign or other entity acquirer shall be bound by the terms of this Section 5.8.
(j)    Non-solicitation. For a period of twelve (12) months following the Closing, neither Seller nor any its Affiliates shall directly or indirectly hire or solicit for hire any person who is employed by Buyer or any of its Affiliates. The foregoing, however, shall not preclude Seller or its Affiliates from making good faith generalized solicitations of employment, so long as such solicitations are not targeted to or focused on the officers or employees of Buyer or any of its Affiliates or from hiring any former employee of Buyer or any of its Affiliates who has not been employed with Buyer or its Affiliate in preceding 6 months.
(k)    Hiring Commitment. Buyer will make offers of employment to at least eighty percent (80%) of the Scheduled Employees.
Section 5.9    ISO-NE and NEPOOL Matters.
(a)    At the Closing, Buyer shall be a member in good standing in NEPOOL or otherwise have sufficient authority to sell the Facilities’ electrical output into the wholesale market. Except as required to preserve system reliability and in compliance with the requirements of the ISO-NE or NEPOOL, and as may be otherwise provided in any Related Agreement, following Closing, Seller shall not interfere with Buyer’s efforts to expand or modify generation capacity at any of the Sites.
(b)    Not less than five (5) Business Days prior to the Closing Date, Buyer shall initiate, and Seller shall confirm, with ISO-NE Buyer’s acquisition of the Facilities from Seller, to be effective as of the Closing Date, pursuant to the CAMS User Guide for Company and Affiliate Maintenance, Version 1.4, Section 2.3.15, Asset Ownership Share Transfers. In the event that ISO-NE (or NEPOOL) does not recognize until after the Closing Buyer’s acquisition of the Facilities as of the Closing Date (or recognizes such acquisition effective as of any date other than the Closing Date), the Parties agree that (i) any proceeds received by Seller or its Affiliates from ISO-NE (or NEPOOL) after Closing relating to Buyer’s ownership of the Facilities on and after the Closing Date shall be promptly paid over to Buyer, and (ii) any proceeds received by Buyer or its Affiliates from ISO-NE (or NEPOOL) after Closing relating to Seller’s ownership of the Facilities prior to the Closing Date shall be promptly paid over to Seller. The Parties further agree that (x) any amounts received by Buyer or its Affiliates from ISO-NE after the Closing respecting the Facilities, to the extent attributable to any period prior to the Closing, including (A) ISO-NE Winter Reliability Program revenues attributable to any period prior to the Closing, and (B) ISO-NE Forward Capacity Market capacity payments attributable to any period prior to the Closing, shall be promptly paid over to Seller; and (y) any amounts received by Seller or its Affiliates from ISO-NE after Closing respecting the Facilities, to the extent attributable to any period on and after the Closing, including (A) ISO-NE Winter Reliability Program revenues attributable to any period on and after the Closing and (B) ISO-NE Forward Capacity Market capacity payments attributable to any period on and after the Closing, shall be promptly paid over to Buyer. Any payment required to be made by a Party pursuant to this Section 5.9(b) shall be made to the other Party by wire transfer of immediately available funds to the account designated in writing by such other Party.
(c)    The Parties shall cooperate and provide reasonable assistance in connection with any Potential Qualified Capacity Reduction or Potential Qualified Capacity Increase dispute or correction related thereto, whether prior to or following the Closing; provided, however, Buyer shall not be required to incur any cost or expense outside of the ordinary course in connection with such cooperation or assistance.
(d)    Seller agrees that it shall promptly notify Buyer in writing of the receipt of notice from ISO-NE determining a Qualified Capacity Reduction for any Facility.
(e)    If the Closing has not occurred prior to January 1, 2018, Seller and Buyer will cooperate to bid the Facilities into the ISO-NE forward capacity market to the extent such cooperation is allowed by FERC and ISO-NE.
Section 5.10    Post-Closing Operations. As required by the Settlement Agreement, Buyer hereby covenants and agrees that Buyer shall (and shall cause any successor or assign of Buyer to) cause the Facilities to remain in service for a minimum of eighteen (18) months following the Closing Date.
Section 5.11    Post-Closing Environmental Matters.
(a)    On and after the Closing Date, with respect to Environmental Liabilities which constitute Excluded Environmental Liabilities, Buyer will (i) use commercially reasonable efforts not to prejudice or impair Seller’s rights under the Environmental Laws or interfere with Seller’s ability to contest in appropriate administrative, judicial or other proceedings its Liability, if any, for Environmental Claims or Remediation, and (ii) provide reasonable access to Seller to any Facility for purposes of (x) assisting in Seller’s ability to contest its Liability, if any, for Environmental Claims or Remediation or (y) undertaking Remediation; provided, however, such access may not unreasonably interfere with ordinary business operations of any Facility. Until such time as Seller’s obligations for Excluded Environmental Liabilities are extinguished and only to the extent relevant to those Environmental Liabilities which constitute Excluded Environmental Liabilities, (A) Buyer further agrees to provide to Seller draft copies of all plans and studies prepared in connection with any Site investigation or Remediation related to the Acquired Assets prior to their submission to the Governmental Authority with jurisdiction under Environmental Laws, (B) Seller shall have the right, without the obligation, to attend all meetings between Buyer, its Representatives, and such Governmental Authorities, and (C) Buyer shall promptly provide to Seller copies of all written information, plans, documents and material correspondence submitted to or received from such Governmental Authorities relating to Buyer’s discharge of any Environmental Liabilities assumed pursuant to this Agreement.
(b)    Buyer shall provide Seller with reasonable advance written notice before commencing any Dig Activities prior to the Excluded Environmental Liability Termination Date.
Section 5.12    Transfer Taxes; Expenses. Notwithstanding any other provision of this Agreement to the contrary, in accordance with New Hampshire Law and custom, Buyer and Seller shall in good faith determine the amount and at Closing each pay fifty percent (50%) of all Transfer Taxes that may be imposed upon, or payable, collectible or incurred in connection with the transfer of the Acquired Assets to Buyer or otherwise in connection with the transactions contemplated by this Agreement and the Related Agreements. Except as provided in Section 2.10(m). Buyer shall, at its own expense, prepare and timely file all Tax Returns relating to any such Transfer Tax (and Seller shall cooperate with respect thereto as reasonably necessary, including by preparing, executing and providing its Tax Return to Buyer, or by joining in the execution of any such Tax Returns if required by applicable Law), shall notify Seller when such filings have been made and shall provide Seller with copies of all Forms CD-57-S.
Section 5.13    Tax Matters. Except as provided in Section 5.12 relating to Transfer Taxes:
(a)    With respect to Taxes to be prorated in accordance with Section 2.7 of this Agreement, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Acquired Assets, if any, and Buyer shall duly and timely pay all such Taxes shown to be due on such Tax Returns (or shall reimburse Seller for any such Taxes paid by Seller). Buyer’s preparation of any such Tax Returns shall be subject to Seller’s review and comment, and Buyer shall consider in good faith any comments received from Seller. No later than twenty (20) Business Days prior to the due date of any such Tax Return, Buyer shall make such Tax Return available for Seller’s review and comment. Buyer shall respond no later than five (5) Business Days prior to the due date for filing such Tax Return. Without the prior written consent of Seller, Buyer will not (i) file or amend any Tax Return relating to any taxable period ending on or prior to the Closing Date, or to any taxable period beginning before the Closing Date and ending after the Closing Date, or any portion thereof or (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to any such taxable period (or portion thereof), in each case for Tax Returns related to the Acquired Assets.
(b)    Whenever any Taxing Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes relating to any taxable period ending on or prior to the Closing Date, or to any taxable period beginning before the Closing Date and ending after the Closing Date, or any portion thereof, Buyer shall, upon receipt of such assertion, promptly, but no later than thirty (30) days thereafter, inform Seller in writing of such assertion. With respect to proceedings that relate solely to Taxes that represent Excluded Liabilities and to any proceedings described on Schedule 3.10, Seller shall have the sole right to control any such proceedings and to determine whether and when to settle any such claim, assessment or dispute; provided, however, that Seller shall not settle any Tax controversies in a manner that would reasonably be expected to affect the Tax Liabilities of Buyer or any of its Affiliates in a material manner for any taxable year or period ending after the Closing Date without the prior written consent of Buyer. With respect to proceedings that relate to Taxes that represent Assumed Liabilities, Buyer shall have the sole right to control any such proceedings and determine whether and when to settle any such claim, assessment or dispute; provided, however, that Buyer shall not settle any Tax controversies in a manner that would reasonably be expected to affect the Tax Liabilities of Seller or any of its Affiliates in a material manner for any taxable year or period without the prior written consent of Seller. Each of Buyer and Seller shall provide the other with such assistance and cooperation as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to Liability for Taxes. Such assistance and cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and each will retain and provide the requesting Party with any records or information until the expiration of the statute of limitations (and, to the extent notified by the other Party, any extensions thereof) of the respective taxable periods which may be relevant to such Tax Return, audit or examination, proceedings or determination.
Section 5.14    Further Assurances. At any time and from time to time after the Closing, at the reasonable request of a Party and without further consideration, the other Party will or will cause its Affiliates to execute and deliver such instruments of sale, transfer, conveyance, assignment, assumption and confirmation and take such actions as the Parties may reasonably agree are necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Acquired Assets and assumption of and obligation with respect to the Assumed Liabilities, to put Buyer in actual possession and operating control of the Acquired Assets, and otherwise to consummate and give effect to the transactions contemplated by this Agreement. For avoidance of doubt, in the event that any asset that is an Acquired Asset shall not have been conveyed to Buyer at the Closing, Seller shall, subject to Section 5.3, use its commercially reasonable efforts to convey such asset to Buyer as promptly as is practicable after the Closing.
Section 5.15    Schedule Modifications During the Interim Period and Updates.
(a)    Schedule Modifications. The Parties acknowledge and agree that Schedule 1.1-PL (solely with respect to matters that are or may be disclosed in any Title Commitment or any additional title insurance commitments obtained by Seller or Buyer pursuant to this Agreement, provided that any such disclosed matter will not be deemed to be a “Permitted Lien” under this Agreement without the Buyer’s consent, not to be unreasonably withheld), Schedule 2.1(a), Schedule 2.1(c), Schedule 2.1(e), Schedule 2.1(g), Schedule 2.2(a), Schedule 2.2(b), Schedule 3.3, Schedule 3.6 (and upon such agreed upon modification based on updated title commitments, such updated title commitments shall become the “Title Commitments”), Schedule 3.7(b-1) and Schedule 3.7(b-2) are not final and in each case are subject to review and reasonable modifications requested in good faith by the Parties during the Interim Period. The Parties will cooperate in good faith during the Interim Period in connection with any requested modifications to such Schedules and to finalize Schedule 2.1(a) to effect the transactions contemplated by this Agreement, including the Related Agreements. For the avoidance of doubt, any modifications to the Schedules pursuant to this Section 5.15(a) are not intended to and shall not be made in order to cure any Party’s breach as of the Effective Date or the Closing Date of a representation or warranty, but such modifications may be made to allow the Parties to finalize the Related Agreements and Schedule 2.1(a) in good faith and in accordance with the terms and conditions of this Agreement, and to confirm that the Acquired Assets constitute all of the assets intended to be transferred to Buyer in accordance with this Agreement.
(b)    Schedule Updates. During the Interim Period, Seller shall supplement or amend the Schedules hereto with respect to any matter (regardless of whether such matter arose prior to, on or after the date hereof) if necessary to remedy any inaccuracy of any representation or warranty of Seller (each, a “Schedule Update”); provided that, except as specifically provided in this Section 5.15(b), no Schedule Update shall be deemed to be incorporated into or to supplement, amend or modify the Schedules. If Seller notifies Buyer that such event, development or occurrence which is the subject of the Schedule Update arose after the Effective Date and was not the result of a breach of this Agreement by Seller and constitutes a Material Adverse Effect, then Buyer shall have the right to terminate this Agreement without any penalty whatsoever. If Buyer has the right to, but does not elect to terminate this Agreement and the Closing occurs, then (i) Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matters specifically set forth in such Schedule Update that constituted or otherwise had a Material Adverse Effect, (ii) such Schedule Update shall be deemed to be incorporated into and to supplement, amend and modify the Schedules, and (iii) Buyer shall have irrevocably waived its rights to indemnification under Section 7.2 solely with respect to the matters specifically set forth in such Schedule Update. For purpose of clarity, Buyer and the Seller acknowledge and agree that any Schedule Update that reflects an event, development or occurrence that either (A) occurred prior to the Effective Date and should have been set forth on the Schedules as of the execution of this Agreement or (B) that does not give Buyer the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 6.1(a) or otherwise pursuant to this Agreement shall be deemed to have been provided for information purposes only, shall not be deemed to cure any breach of this Agreement or affect the conditions to Closing or Buyer’s indemnification rights set forth in this Agreement. In the event Buyer determines in good faith that any such Schedule Update, or prior Schedule Updates in the aggregate, could reasonably be expected to result in the incurrence by Buyer of Losses in excess of one percent (1.00%) of the Base Purchase Price, Buyer shall notify Seller of such determination within twenty (20) days of receipt of such Schedule Update from Seller, and the Parties shall negotiate in good faith an equitable adjustment to the Base Purchase Price to account for such Losses. Buyer will have the right to terminate this Agreement without any liability whatsoever if the aggregate of all such Losses equal or exceeds ten percent (10%) of the Base Purchase Price. In the event Buyer fails to deliver such determination to Seller within such twenty (20) day period, the Parties agree that no such equitable adjustment shall be made in respect of such Schedule Update.
Section 5.16    Casualty. If any material Acquired Asset is damaged or destroyed by a casualty loss during the Interim Period (a “Casualty Loss”), Seller shall promptly give Buyer written notice thereof, including reasonable details regarding the Casualty Loss, the amounts recoverable from insurance, any deductible for which Seller or any of its Affiliates would be required to pay out-of-pocket and any other information related to the costs and sources of repayment to restore such Casualty Loss. Upon receipt of such notice, Buyer will have the right, in its sole discretion, to (a) require Seller to restore such damaged or destroyed Acquired Asset to a condition reasonably comparable to its condition prior to such Casualty Loss (such costs with respect to any Acquired Asset, the “Restoration Cost”) prior to the Closing; (b) proceed to Closing without Seller restoring such damaged or destroyed Acquired Asset, in which case Buyer will be entitled to a reduction in the Purchase Price equal to the difference between the Restoration Cost less any proceeds delivered to Buyer by Seller at the Closing related to the Casualty Loss; or (c) terminate this Agreement with no penalty whatsoever if the cost to repair exceeds ten percent (10%) of the Base Purchase Price (as determined by a qualified firm mutually selected by Buyer and Seller as promptly as practicable after the date of the event of casualty). Buyer will give notice to Seller of its election within sixty (60) days after receipt from Seller of all information reasonably required by Buyer and in Seller’s possession or control related to the Casualty Loss. If Buyer requires Seller to restore the Casualty Loss, Buyer and Seller will negotiate in good faith if Seller believes that an extension of the Outside Date is required.
Section 5.17    Condemnation. If from time to time any portion of any Acquired Asset is taken by condemnation during the Interim Period (a “Taking”), Seller shall promptly give Buyer written notice thereof, including reasonable details regarding the Taking and the Acquired Assets affected thereby, the amounts being paid to Seller in connection with such Taking and any other information related to the costs and sources of repayment related to the Acquired Assets affected by such Taking. If the value of the Acquired Assets affected by the Taking is less than or equal to ten percent (10%) of the Base Purchase Price and no material portion of any Facility is affected, the proceeds of the Taking will be credited against the Base Purchase Price. If the value of the Acquired Assets affected by the Taking is greater than ten percent (10%) or if a material portion of any Facility is affected (regardless of the amount at issue), Buyer will have the right, in its sole discretion, to (a) proceed to Closing, in which case Buyer will be entitled to a reduction in the Purchase Price equal to the proceeds of the Taking, or (b) terminate this Agreement with no penalty whatsoever if the cost to restore exceeds ten percent (10%) of the Base Purchase Price (as determined by a qualified firm mutually selected by Buyer and Seller as promptly as practicable after the date of the event of condemnation). Buyer will give notice to Seller of its election within sixty (60) days after receipt from Seller of all information reasonably required by Buyer and in Seller’s possession or control related to the Taking.
Section 5.18    Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreements remain in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreements, information provided to Buyer pursuant to this Agreement (including this Agreement and the Exhibits and Schedules hereto); provided, that from and after Closing, Buyer shall not have any obligation to maintain the confidentiality of information with respect to the Business or the Acquired Assets, but Buyer’s confidentiality obligations under the Confidentiality Agreements (with respect to information concerning Seller and its Affiliates) shall otherwise continue. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreements and the provisions of this Section 5.18 shall nonetheless continue in full force and effect.
Section 5.19    Public Announcements. Except as otherwise expressly provided herein, each Party shall, and shall cause its Affiliates (as applicable) to, consult with the other Party regarding the timing and content of any public announcements regarding this Agreement, the Closing and the other transactions contemplated by this Agreement to the news media, financial community, any Governmental Authority, customers, suppliers or the general public. Except as otherwise provided herein, no Party or its Affiliates shall make any such public announcement without the prior written consent of the other Party, unless any such disclosure is otherwise required by Law or by the rules of a national securities exchange (in which case such Party will provide to the other Party reasonable advance notice of and an opportunity to review any such disclosure).
Section 5.20    Mercury Removal Contract. Seller shall be responsible for completing the scope of work set forth in the “Scope of Work for the Abatement, Demolition and Disposal of the Mercury Vapor Power Units at Schiller Station – Rev 12.15.16” attached to and part of the Removal Contract as Exhibit E. If the Closing occurs before the Schiller Boiler Removal Completion Date, Buyer shall provide Seller, its Representatives, Removal Contractor and its subcontractors under the Removal Contract with reasonable access to Schiller Station to permit all such persons to complete such removal, but only to the extent that such access does not unreasonably interfere with the operation of Schiller Station, and subject to compliance with applicable Laws. Seller shall furnish Buyer with such information or other data related to the completion of such removal as Buyer may reasonably request, and Buyer shall cooperate with Seller and the Removal Contractor (at Seller’s expense) in connection with the completion of such removal.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1    Buyer’s Conditions to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to Closing, of each of the following conditions (except to the extent waived in writing by Buyer):
(a)    Representations and Warranties. (i) The representations and warranties (other than the Seller Fundamental Warranties, which are addressed in clause (ii) below) made by Seller in Article III hereof (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct on the Closing Date as though made on and as of the Closing Date, except (x) for changes expressly permitted or contemplated hereby, (y) representations and warranties that address matters only as of a specified date, which shall be true and correct as of such specified date, subject to the immediately following clause (z), or (z) where the failure to be so true and correct would not individually or in the aggregate have or would not reasonably be expected to have a Material Adverse Effect, or would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement or the Related Agreements. (ii) The Seller Fundamental Warranties shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except for changes expressly permitted Section 5.15(a) with respect to Section 3.6. (iii) Notwithstanding anything contained herein to the contrary, to the extent any inaccuracy in any representation or warranty of Seller that, individually or in the aggregate with any other such inaccuracy, results in or creates or could reasonably be expected to result in or create a Loss or Claim in excess of ten percent (10%) of the Base Purchase Price, the conditions of this Section 6.1(a) shall be deemed to be not fulfilled.
(b)    Title Commitments. Receipt of title commitments for each Facility, each in form and substance reasonably satisfactory to Buyer, and such that the only condition to the issuance of Title Policies from such title commitments is the payment of the title insurance premiums.
(c)    Performance. Seller shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing.
(d)    Officer’s Certificate. Seller shall have delivered to Buyer at the Closing a certificate of an authorized officer of Seller, dated as of the Closing Date, stating that the conditions set forth in Section 6.1(a) and Section 6.1(c) have been satisfied.
(e)    Consents. The Seller Required Consents and the Buyer Required Consents marked with an asterisk on Schedule 3.3 and Schedule 4.3 shall have been duly obtained, made or given and shall be in full force and effect, all appeal, reconsideration, rehearing or other time periods relating to the finality of all such Consents have expired with no appeals, motions for reconsideration, or rehearing shall have been made or exist or, if any such matters shall exist, they have been finally determined to the reasonable satisfaction of Buyer, and all terminations or expirations of waiting periods imposed by any Governmental Authority with respect thereto (including under the HSR Act) shall have occurred.
(f)    No Injunctions. On the Closing Date, there shall be no Laws in effect that operate to restrain, enjoin or otherwise prevent or make illegal the consummation of the transactions contemplated by this Agreement.
(g)    Deliveries. Seller shall have delivered or shall stand ready to deliver all of the certificates, instruments, agreements, documents and other items specified to be delivered by it hereunder, including pursuant to Section 2.10.
Section 6.2    Seller’s Conditions to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to Closing, of each of the following conditions (except to the extent waived in writing by Seller):
(a)    Representations and Warranties. (i) The representations and warranties (other than the Buyer Fundamental Warranties, which are addressed in clause (ii) below) of Buyer set forth in Article IV hereof (without giving effect to any materiality qualifiers contained therein) shall be true and correct in all respects on the Closing Date as though made on and as of the Closing Date except (x) for changes expressly permitted or contemplated hereby, (y) in the case of representations and warranties that address matters only as of a specified date, on and as of such specified date, subject to the immediately following clause (z), or (z) where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements. (ii) The Buyer Fundamental Warranties shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.
(b)    Performance. Buyer shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Buyer at or before the Closing.
(c)    Officer’s Certificate. Buyer shall have delivered to Seller at the Closing a certificate of an authorized officer of Buyer, dated as of the Closing Date, stating that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
(d)    Consents. The Seller Required Consents and the Buyer Required Consents marked with an asterisk on Schedule 3.3 and Schedule 4.3 shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority with respect thereto (including under the HSR Act) shall have occurred.
(e)    No Injunctions. On the Closing Date, there shall be no Laws in effect that operate to restrain, enjoin, prohibit or otherwise prevent or make illegal the consummation of the transactions contemplated by this Agreement.
(f)    Deliveries. Buyer shall have delivered or shall stand ready to deliver all of the certificates, instruments, agreements, documents and other items specified to be delivered by it hereunder, including pursuant to Section 2.11.
(g)    Closing Purchase Price. Buyer shall have delivered the Closing Purchase Price in accordance with Section 2.5.
ARTICLE VII
INDEMNIFICATION; LIMITATIONS OF LIABILITY AND WAIVERS
Section 7.1    Survival. Subject to the limitations and other provisions of this Agreement, including Section 7.4, (a) the Seller Fundamental Warranties and the Buyer Fundamental Warranties shall survive the Closing and remain in full force and effect indefinitely; (b) each of the Tax and HR Warranties shall survive until the expiration of all applicable statutes of limitation with respect to claims for breach of any such Tax and HR Warranty; (c) the representation and warranty in Section 3.7(a) shall survive the Closing and shall remain in full force and effect for a period of five (5) years following the Closing Date; and (d) all other representations and warranties of Seller set forth in Article III and all other representations and warranties of Buyer set forth in Article IV shall survive the Closing and shall remain in full force and effect for a period of twelve (12) months following the Closing Date. The covenants and agreements of the Parties contained in this Agreement to be performed on or prior to the Closing shall expire at the Closing and have no further force or effect, and the covenants and agreements of the Parties contained in this Agreement that by their terms survive the Closing or contemplate performance after the Closing shall survive for the period set forth therein or otherwise until fully performed. The indemnification obligations of any Party pursuant to this Article VII with respect to any breach of a representation or warranty hereunder shall terminate upon the expiration of such representation or warranty as set forth in this Section 7.1.
Section 7.2    Indemnification by Seller. Subject to the other provisions of this Article VII, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses suffered or incurred by a Buyer Indemnified Party resulting or arising from:
(a)    Any breach of any representation or warranty of Seller contained in this Agreement that survives the Closing as specified in Section 7.1;
(b)    Any breach of any covenant or agreement of Seller contained in this Agreement that survives the Closing as specified in Section 7.1; or
(c)    Any Excluded Liability, excluding from this indemnity obligation (i) any Excluded Environmental Liability that has become an Assumed Liability pursuant to Section 2.4(i) and (ii) any Environmental Liability resulting from Buyer’s Dig Activities.
Section 7.3    Indemnification by Buyer. Subject to the other provisions of this Article VII, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against all Losses suffered or incurred by a Seller Indemnified Party resulting or arising from:
(a)    Any breach of any representation or warranty of Buyer contained in this Agreement that survives the Closing as specified in Section 7.1;
(b)    Any breach of any covenant or agreement of Buyer contained in this Agreement that survives the Closing as specified in Section 7.1;
(c)    Any Assumed Liability, including within this indemnity obligation (i) any Excluded Environmental Liability that has become an Assumed Liability pursuant to Section 2.4(i) and (ii) any Environmental Liability resulting from Buyer’s Dig Activities.
Section 7.4    Certain Limitations and Provisions. The Buyer Indemnified Party or Seller Indemnified Party, as applicable, making a claim for indemnification under this Article VII is referred to herein as the “Indemnified Party” and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.” The indemnification provided for in this Article VII shall be subject to the following limitations and other provisions:
(a)    Seller shall have no liability for indemnification of any Losses under Section 7.2(a) (other than arising out of any breach of the Seller Fundamental Warranties, the Tax and HR Warranties and instances of Seller’s criminal conduct or common law or statutory fraud for which, in each case, the Threshold Amount shall be zero) until the aggregate amount of all such Losses equals or exceeds one-half percent (0.5%) of the Base Purchase Price (the “Threshold Amount”), in which event Seller shall only be liable for Losses in excess of the Threshold Amount. Notwithstanding anything herein to the contrary, the aggregate amount of all Losses for which Seller shall be liable shall be limited as follows:
(i)    Indemnification for Losses pursuant to Section 7.2(a) (excluding such Losses set forth in Section 7.4(a)(ii) and Section 7.4(a)(iii) below) shall not exceed an amount equal to ten percent (10%) of the Base Purchase Price;
(ii)    Indemnification for Losses pursuant to Section 2.4(i)(A), Section 2.4(i)(B)(I) and Section 7.2(a) (to the extent relating to Seller’s breach of Section 3.11(b) or Section 3.11(d)) shall not exceed Twenty-Five Million Dollars ($25,000,000); and
(iii)    Indemnification for breach of any Seller Fundamental Warranty or Tax and HR Warranty shall not exceed an amount equal to the Base Purchase Price.
Notwithstanding anything herein to the contrary, Seller shall have no liability for indemnification under Section 7.2(a) or Section 7.2(b) for Losses with respect to any individual item or set of items arising out of substantially similar facts and circumstances unless the amount of Losses with respect to such item equals or exceeds Fifty Thousand Dollars ($50,000), and if such amount is not equaled or exceeded, none of the Losses with respect to such items will be counted toward the Threshold Amount.
(b)    Buyer shall have no liability for indemnification of any Losses under Section 7.3(a) (other than arising out of any breach of the Buyer Fundamental Warranties and instances of Buyer’s criminal conduct or common law or statutory fraud for which, in each case, the Threshold Amount shall be zero) until the aggregate amount of all such Losses equals or exceeds the Threshold Amount, in which event Buyer shall only be liable for Losses in excess of the Threshold Amount. Notwithstanding anything herein to the contrary, the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.3(a) shall not exceed an amount equal to ten percent (10%) of the Base Purchase Price, except with respect to any breach of any Buyer Fundamental Warranty, in which case Buyer’s liability shall not exceed an amount equal to the Base Purchase Price. Notwithstanding anything herein to the contrary, Buyer shall have no liability for indemnification under Section 7.3(a) or Section 7.3(b) for Losses with respect to any individual item or set of items arising out of substantially similar facts and circumstances unless the amount of Losses with respect to such item equals or exceeds Fifty Thousand Dollars ($50,000), and if such amount is not equaled or exceeded, none of the Losses with respect to such items will be counted toward the Threshold Amount, provided, further that Buyer shall have no liability for indemnification of any Losses incurred by Seller related to court costs, fees of attorneys, accountants, consultants and other experts, and document production in defense of Claims arising under Section 7.3(c)(i); provided, however, if Buyer fails to assume (and had the obligation to assume) the obligation to indemnify Seller under Section 7.3(c) for an Excluded Environmental Liability that has become an Assumed Liability, then Buyer shall reimburse Seller for those enumerated Losses.
(c)    Any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Article VII shall be required to use commercially reasonable efforts to mitigate the Loss.
(d)    Losses of any Indemnified Party hereunder shall be calculated after deducting the amount of any insurance proceeds and any indemnity, contribution or other similar Third Party recoveries actually received or reasonably expected to be received by such Indemnified Party in respect of such Loss at or prior to the time of such calculation (net of the reasonable out of pocket costs and expenses associated with such recoveries and any associated increases in insurance premiums). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or similar agreements for any Losses prior to seeking indemnification under this Agreement.
(e)    All Losses shall be determined without duplication of recovery under any other provisions of this Agreement or any Related Agreement. Without limiting the generality of the foregoing, (i) if any fact, circumstance, condition, agreement or event forming a basis for a claim for indemnification under this Article VII shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other claim for indemnification under this Article VII, there shall be no duplication in the calculation of the amount of Losses, and (ii) neither Seller nor Buyer shall have any liability under this Article VII for Losses relating to matters to the extent included in the calculation of the Purchase Price Adjustment in accordance with Section 2.6 or the prorations made in accordance with Section 2.7 (other than the failure to pay or credit any amounts so included).
(f)    Solely for purposes of calculating Losses arising from a breach of any representation, warranty or covenant hereunder (and not for purposes of determining the existence of a breach of any representation, warranty or covenant), any materiality or Material Adverse Effect qualifications in such representation or warranty shall be disregarded.
(g)    Notwithstanding anything to the contrary contained in this Agreement, the limitations on any liability or Loss set forth in this Agreement shall not apply in instances of Seller’s or Buyer’s, as applicable, willful misconduct, criminal conduct or common law or statutory fraud.
Section 7.5    Indemnification Procedures.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Claim made or brought by any Third Party (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.5(b), pay, compromise or defend such Third Party Claim and, subject to the limitations set forth in this Article VII, seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.18) information reasonably available to such Party relating to such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any Claim by an Indemnified Party for indemnification on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, and in any event within thirty (30) days after the discovery by the Indemnified Party of the circumstances giving rise to such Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such reasonable information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request (subject to the provisions of Section 5.18). If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 7.6    Tax Treatment of Indemnification Payments. Unless otherwise required by applicable Law, all indemnification payments made pursuant to this Agreement will be treated as an adjustment to the Purchase Price for all Tax purposes
Section 7.7    Waiver of Other Representations; No Reliance; “As Is” Sale.
(a)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, WRITTEN OR ORAL, WITH RESPECT TO, (I) THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES, OR ANY PART THEREOF OR (II) THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HAS NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT IN RELIANCE UPON ANY SUCH PROMISE, REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH HEREIN.
(b)    WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, THE ACQUIRED ASSETS ARE SOLD “AS IS, WHERE IS,” “WITH ALL FAULTS,” AND NONE OF SELLER OR ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, MAKE OR HAVE MADE, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, WRITTEN OR ORAL, AS TO LIABILITIES, OPERATIONS OF THE FACILITIES, TITLE, CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS OR ANY OTHER MATTERS RESPECTING THE ACQUIRED ASSETS OR ASSUMED LIABILITIES, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO (I) THE ACTUAL OR RATED GENERATING CAPABILITY OF ANY OF THE FACILITIES OR THE ABILITY OF BUYER TO SELL FROM ANY OF THE FACILITIES ELECTRIC ENERGY, CAPACITY OR OTHER PRODUCTS RECOGNIZED BY ISO-NE FROM TIME TO TIME, (II) MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED ASSETS, OR ANY PART THEREOF, (III) THE WORKMANSHIP OF THE ACQUIRED ASSETS, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, (IV) COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS RESPECTING THE ACQUIRED ASSETS, (V) WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE ACQUIRED ASSETS, OR (VI) THE PROBABLE SUCCESS OR PROFITABILITY OF OPERATING THE ACQUIRED ASSETS AFTER THE CLOSING, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY SELLER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ACQUIRED ASSETS OR THE SUITABILITY THEREOF FOR OPERATION AS POWER GENERATION FACILITIES OR AS SITES FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION CAPACITY. NO MATERIAL OR INFORMATION MADE AVAILABLE BY OR COMMUNICATIONS MADE BY SELLER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES, THE NHPUC, OR ANY BROKER OR INVESTMENT BANKER IN EXPECTATION OF OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITHOUT LIMITATION ANY INFORMATION OR MATERIAL CONTAINED IN THE CONFIDENTIAL INFORMATION MEMORANDUM DATED AS OF MARCH 2017, ANY OTHER EVALUATION OR DUE DILIGENCE MATERIAL, THE DATA SITE, MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, OR ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST MADE AVAILABLE TO BUYER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ARTICLE III, AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER SHALL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER RESULTING THEREFROM.
Section 7.8    Exclusive Remedies; Certain Waivers, Releases and Limitations.
(a)    Notwithstanding anything to the contrary set forth herein, subject to Section 8.3, from and after the Closing, the rights and remedies of the Parties under this Article VII, in Section 5.4(d) and in Section 5.8(f) shall be the exclusive rights and remedies available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement set forth in this Agreement, except in each case with respect to Losses arising from common law or statutory fraud, criminal activity or willful misconduct. Nothing in this Section 7.8(a) shall limit any Party’s rights to seek and obtain any equitable relief to which such Party is entitled pursuant to Article VIII.
(b)    Without limiting the provisions of Section 7.8(a), Buyer, for itself and its Affiliates, effective as of the Closing, hereby irrevocably releases, and forever discharges Seller, its Representatives and its Affiliates from any and all claims, demands, Losses, Liabilities, damages, complaints, causes of action, investigations, hearings, actions, suits or other Claims or proceedings of any kind or character whether known or unknown, hidden or concealed, arising out of or related to any Environmental Liability, except for those Excluded Environmental Liabilities but only to the extent and for so long as the same are retained by Seller pursuant to Section 2.4(h) and Section 2.4(i). In furtherance of the foregoing, effective as of the Closing, Buyer, for itself and its Affiliates, hereby irrevocably waives, with respect to any matter it is releasing pursuant to the preceding sentence, any and all rights and benefits that it now has or in the future may have conferred upon it by virtue of any Law or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing such release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. Buyer hereby acknowledges that it is aware that factual matters now unknown to it may have given or hereafter may give rise to claims, demands, Losses, Liabilities, damages, complaints, causes of action, investigations, hearings, actions, suits or other Claims or proceedings that are unknown, unanticipated and unsuspected as of the Effective Date and will not be known, anticipated or suspected prior to the Closing Date, and Buyer further agrees that this Section 7.8(b) has been negotiated and agreed upon in light of that awareness, and Buyer, for itself and on behalf of its Affiliates, nevertheless hereby intends to irrevocably release, forever discharge Seller and its Affiliates as set forth in the first sentence of this Section 7.8(b).
(c)    To the extent the transfer, conveyance, assignment and delivery of the Acquired Assets to Buyer as contemplated in this Agreement is accomplished by deeds, assignments, easements, leases, licenses, bills of sale or other instruments of transfer and conveyance, whether executed at the Closing or thereafter, these instruments are made without representation or warranty by, or recourse against, Seller, except as expressly provided in this Agreement or in any such instrument.
(d)    No Representative or Affiliate of Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement, and no Representative or Affiliate of Buyer shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement.
(e)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, OR LOST OPPORTUNITY, OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (“NON-REIMBURSABLE DAMAGES”), PROVIDED, THAT ANY AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT TO A THIRD PARTY CLAIM SHALL NOT BE DEEMED TO CONSTITUTE NON-REIMBURSABLE DAMAGES.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time before the Closing as follows:
(a)    By either Buyer or Seller, by written notice to the other, if the Closing shall not have occurred within twelve (12) months after the Effective Date, as may be extended pursuant to Section 5.16 (the “Outside Date”); provided, that (i) if the sole reason Closing has not occurred prior to the Outside Date is that one or more Consents of a Governmental Authority required to consummate the Closing pursuant to Article VI have not yet been obtained or made, and such Consents are being diligently pursued by the appropriate Party, then such Outside Date may be extended by either Party by written notice to the other Party delivered at any time before termination of this Agreement, for an additional ninety (90) days, and (ii) Buyer cannot terminate this Agreement under this provision if the failure of the Closing to occur is the result of the failure on the part of Buyer to perform any of its obligations hereunder and Seller cannot terminate this Agreement under this provision if the failure of the Closing to occur is the result of the failure on the part of Seller to perform any of its obligations hereunder;
(b)    By Seller, by written notice to Buyer if Seller is not then in material default of any of its obligations under this Agreement and Buyer has breached in any material respect any of its representations, warranties, covenants, agreements or obligations in this Agreement and such breach has not been cured within thirty (30) days following written notification thereof (provided, that if, at the end of such thirty (30) day period, Buyer is endeavoring in good faith, and proceeding diligently, to cure such breach, Buyer shall have an additional thirty (30) days in which to effect such cure), and such breach, if not cured, would have a material adverse effect on Buyer’s ability to perform its obligations hereunder;
(c)    By Buyer, by written notice to Seller if Buyer is not then in material default of any of its obligations under this Agreement and Seller has breached in any material respect any of its representations, warranties, covenants, agreements or obligations in this Agreement and (i) such breach has not been cured within thirty (30) days following written notification thereof; provided, however, that if, at the end of such thirty (30) day period, Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller shall have an additional thirty (30) days in which to effect such cure and (ii) such breach (to the extent not cured) would have a material and adverse effect on the operation of the Business, including the Acquired Assets, or would have a material and adverse effect on Seller’s ability to perform its obligations hereunder;
(d)    By either Buyer or Seller, by written notice to the other, if there shall be in effect any Law or final, non-appealable Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;
(e)    By Buyer in accordance with Section 5.16 or Section 5.17;
(f)    By Buyer pursuant to Section 2.6(a)(iii)(A)(2) or Section 5.15(b); or
(g)    By mutual written agreement of Buyer and Seller.
Section 8.2    Effect of Termination; Termination Fee.
(a)    If this Agreement is validly terminated pursuant to Section 8.1, there will be no liability or obligation on the part of Seller or Buyer (or any of their respective Representatives or Affiliates), except as provided in this Section 8.2.
(b)    Regardless of the reason for termination, Section 5.4(d), Section 5.18, Section 5.19, Section 7.7, Section 8.2, Section 8.2(d), Section 8.3 and Article IX (and, in each case the applicable definitions and rules of interpretation set forth in Article I) will survive any termination of this Agreement.
(c)    Upon termination of this Agreement by either Party for any reason, each Party shall return or destroy, in accordance with the terms of the Confidentiality Agreements and Section 5.18, all documents and other materials provided by the other Party relating to the Acquired Assets, the Assumed Liabilities, the Facilities or to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including any information relating to the Parties to this Agreement, whether obtained before or after the execution of this Agreement, and all information received by Buyer with respect to Seller, the Acquired Assets, the Assumed Liabilities, the Facilities, this Agreement, the Related Agreements or otherwise respecting the transactions contemplated hereby shall remain subject to the terms of the Confidentiality Agreements and Section 5.18.
(d)    If this Agreement is terminated by Buyer pursuant to Section 8.1(a) (arising out of a failure of Seller to comply in all material respects with its obligations under this Agreement) or Section 8.1(c), and such failure to comply is through no fault of Buyer, and provided that Buyer has complied in all material respects with its obligations under this Agreement, Buyer shall be entitled to recover from Seller all costs incurred by Buyer in connection with the preparation, negotiation and execution of this Agreement or recovery of damages from Seller, including attorneys’ fees and expenses of financial and other advisors. In addition to the foregoing damages (and not in lieu thereof), if such termination by Buyer occurs after January 1, 2018, Buyer is entitled to its loss of bargain, cost of funding or, at the election of Buyer but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them) of Buyer relating to any of the Facilities.
(e)    If this Agreement is terminated by Seller pursuant to Section 8.1(a) (arising out of a failure by Buyer to pay the Purchase Price and make its other Closing deliverables under this Agreement after all of Buyer’s conditions precedents to proceed to Closing have been satisfied) or Section 8.1(b), and such failure to comply is through no fault of Seller, and provided that Seller has complied in all material respects with its obligations under this Agreement, then, and in lieu of any other rights or remedies Seller may have at law or in equity, (i) Buyer hereby agrees to immediately pay to Seller, as liquidated damages (and not a penalty), an amount equal to Twenty-Six Million Two Hundred Fifty Dollars ($26,250,000) in immediately available funds and (ii) Seller shall have the right to immediately seek such relief from the guarantors under the Guaranty to satisfy such payment obligation. The Parties acknowledge and agree that the provisions for payment of liquidated damages in this Section 8.2(d) have been included because, in the event of termination of this Agreement pursuant to Section 8.1(a) or Section 8.1(b), the actual damages to be incurred by Seller are reasonably expected to approximate the amount of liquidated damages set forth in this Section 8.2(d) and because the actual amount of such damages would be difficult if not impossible to measure and prove precisely. The Parties therefore expressly intend to liquidate damages in advance in accordance with this Section 8.2(d), and, without limiting the generality of the foregoing, acknowledge and agree that the amount of liquidated damages set forth in this Section 8.2(d) is reasonable and is not greatly disproportionate to the presumable loss or injury of Seller in the event of termination of this Agreement pursuant to Section 8.1(a) or Section 8.1(b). Buyer acknowledges that the agreements contained in this Section 8.2(d) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller would not enter into this Agreement. The Parties acknowledge and agree that (A) Seller shall be entitled to pursue either payment of liquidated damages in accordance with this Section 8.2(d) or to pursue specific performance pursuant to Section 8.3 and (B) Seller may, in its sole discretion, elect to receive either an award of liquidated damages in accordance with this Section 8.2(d) or seek judgment awarding specific performance pursuant to Section 8.3; provided, that the Parties acknowledge and agree that under no circumstance shall Seller be entitled to receive both payment of liquidated damages in accordance with this Section 8.2(d) and specific performance pursuant to Section 8.3.
Section 8.3    Specific Performance and Other Remedies. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, if any of the provisions of this Agreement were not performed by a Party in accordance with their specific terms or were otherwise breached by a Party, the non-breaching Party would suffer irreparable damage and would be without an adequate remedy at law. Notwithstanding anything to the contrary herein, if any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, without limiting or waiving in any respect any rights or remedies of a Party under this Agreement now or hereafter existing at law, in equity or by statute, the non-breaching Party shall, in addition to any other remedy to which a Party is entitled at law or in equity, be entitled to specific performance of such covenant or agreement, injunctions to prevent or restrain breaches of this Agreement, and any other equitable relief, in each case without the proof of actual damages. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Expenses. Except as otherwise expressly provided in this Agreement, including in Section 8.2, whether or not the Closing shall have occurred, each Party will pay its own costs and expenses (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, (a) each Party will pay all filing fees for Consents of Governmental Authorities required in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including filing fees in connection with filings under the HSR Act or in connection with obtaining required Consents from FERC as set forth in this Agreement, (b) Buyer will pay all document recordation costs (including all New Hampshire County Registry of Deeds recording fees and New Hampshire Land and Community Heritage Investment Program surcharges for all deeds, mortgage indenture releases, easements, plans and other recorded documents), and (c) Seller will pay all fees, including filing and recording fees, related to the discharge and release of all Liens encumbering the Acquired Assets, excluding the Permitted Liens.
Section 9.2    Notices. All notices, requests, consents, waivers, demands, claims and other communications hereunder will be in writing and shall be deemed duly given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of delivery) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the applicable Party at the address and/or other contact information for such Party set forth below (or at such other address and/or other contact information for a Party as shall be specified in a notice given in accordance with this Section 9.2):

If to Seller:	Public Service Company of New Hampshire c/o Eversource Energy
56 Prospect Street
Hartford, Connecticut 06103
Attention: General Counsel
with a copy to:

Public Service Company of New Hampshire
780 North Commercial Street
Manchester, New Hampshire 03101-1134
Attention: Law Department

If to Buyer:    Granite Shore Power LLC
c/o Atlas Capital Resources II LP
100 Northfield Street
Greenwich, Connecticut 06830
Attention: General Counsel

and

Granite Shore Power LLC
c/o Castleton Commodities International LLC
2200 Atlantic Street, Suite 800
Stamford, Connecticut 06902
Attn: General Counsel

Section 9.3    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Related Agreements and the Confidentiality Agreements constitute, as a complete and final integration thereof, the sole and entire agreement of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements (other than the Confidentiality Agreements), understandings or representations, both written and oral, between the Parties with respect to such subject matter. Except as otherwise set forth herein, all conflicts or inconsistencies between the terms hereof and the terms of any of the Related Agreements, if any, shall be resolved in favor of this Agreement.
Section 9.4    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable Law. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights and obligations of any Party will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
Section 9.5    Schedules and Exhibits. Except as otherwise provided in this Agreement, all Schedules and Exhibits referred to herein, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement, are intended to be and hereby are made a part of this Agreement. Any matter set forth in any Schedule under this Agreement corresponding to or qualifying a specific numbered paragraph of this Agreement shall be deemed to correspond to and qualify any other numbered paragraph of this Agreement to which the relevance or applicability of such matter is reasonably apparent on its face, whether or not there is an explicit cross-reference thereto. Certain information set forth in the Schedules is included solely for informational and other disclosure purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in any provision of this Agreement or the inclusion of any specific item in the Schedules is not intended to imply, and shall not be deemed to be an acknowledgement or admission, that such amounts (or higher or lower amounts) or items are or are not material, and shall not otherwise be deemed to establish any standard of materiality or to define further or otherwise interpret the meaning of “material,” “Material Adverse Effect,” or any similar terms for purposes of the Agreement. In no event shall the inclusion of any matter in these Schedules be deemed or interpreted to broaden or otherwise amplify the representations, warranties, covenants or agreements contained in this Agreement. Capitalized terms used and not otherwise defined in the Schedules shall have the meanings given to them in this Agreement.
Section 9.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign its rights under this Agreement without the consent of the other Party for purposes of providing collateral security in connection with any financing. No assignment shall relieve the assigning Party of any of its obligations hereunder or thereunder. Notwithstanding the foregoing, Buyer will have the right by written notice to Seller not less than fifteen (15) days prior to the Closing to direct the transfer of Acquired Assets (but without duplication) to one or more wholly-owned subsidiaries of Buyer (each, a “Buyer Subsidiary”) and agrees that each Buyer Subsidiary will assume in writing (a copy of which shall be provided to Seller) any Assumed Liability related to such Acquired Assets assigned to it and be liable to Seller for Buyer’s obligations under this Agreement related to such Assumed Liabilities and Acquired Assets, provided that Buyer will remain liable for all obligations related to such any Assumed Liability assumed by a Buyer Subsidiary.
Section 9.7    No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto, their respective successors and permitted assigns, and any Person benefitting from the indemnities, releases or limitations of liability provided herein, and nothing herein, express or implied, is intended to or shall confer upon any other Person (including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.8    No Joint Venture or Agency. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship between the Parties, or impose a trust, partnership or fiduciary duty, obligation or liability on or with respect to either Party. Except as expressly provided herein, neither Party is or shall act as or be the agent or representative of the other Party.
Section 9.9    Amendments and Waivers. Except to the extent expressly set forth herein with respect to Schedule Updates during the Interim Period, this Agreement may not be amended, modified or supplemented except by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after such written waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.10    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New Hampshire without giving effect to any choice or conflict of law provision or rule (whether of the state of New Hampshire or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the state of New Hampshire, except to the extent that certain matters are pre-empted by federal Law or are governed by the Law of the jurisdiction of organization of any Party or other Person referred to herein.
Section 9.11    Dispute Resolution. Prior to instituting any litigation or dispute resolution mechanism, each of the Parties will attempt in good faith to resolve any dispute or claim promptly by referring any such matter to their respective senior executives for resolution. Either Party may give the other Party written notice of any dispute or claim. Within ten (10) days after delivery of said notice, the executives will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to exchange information and to attempt to resolve the dispute or claim within thirty (30) days.
Section 9.12    Submission to Jurisdiction. ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW HAMPSHIRE IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 9.12. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND DOES HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BUSINESS AND COMMERCIAL DISPUTE DOCKET (BCDD) OF THE SUPERIOR COURT OF THE STATE OF NEW HAMPSHIRE PURSUANT TO N.H. SUPERIOR COURT CIVIL RULE 207 OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW HAMPSHIRE FOR ANY SUCH ACTION, SUIT OR PROCEEDING, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 9.13    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 9.14    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, PDF or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature page follows.]

1

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SELLER:

PUBLIC SERVICE COMPANY OF
NEW HAMPSHIRE

By:    /S/ PHILIP J. LEMBO
Name: Philip J. Lembo

Title:	Executive Vice President and Chief Financial Officer

BUYER:

GRANITE SHORE POWER LLC

By: GRANITE SHORE POWER HOLDINGS LLC, its Managing Member

                         By: ATLAS CAPITAL RESOURCES II LP,
a Member

By: ATLAS CAPITAL GP II LP, its General Partner

By:  ATLAS CAPITAL RESOURCES GP II LLC, its General Partner

By:    /S/ TIMOTHY FAZIO
Name:    Timothy Fazio
Title:    Authorized Representative

By: CCI POWER ASSET HOLDINGS II LLC, a Member

By:    /S/ BRADLEY ROMINE
Name:     Bradley Romine

Title:     Authorized Representative